                                                                  EXHIBIT (A)(1)

                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK

                                       OF

                         SPANLINK COMMUNICATIONS, INC.
                                       AT
                              $10.50 NET PER SHARE
                                       BY

                           SPANLINK ACQUISITION CORP.

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, MINNESOTA TIME, ON MARCH 30, 2000, UNLESS THE OFFER IS EXTENDED. THIS OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER, DATED AS OF FEBRUARY 25, 2000, BETWEEN SPANLINK COMMUNICATIONS, INC. (THE "COMPANY"), SPANLINK ACQUISITION CORP. (THE "PURCHASER") AND CISCO SYSTEMS, INC. ("CISCO"). THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES OF COMMON STOCK OF THE COMPANY WHICH WHEN COMBINED WITH THE SHARES OWNED BY THE PURCHASER WOULD RESULT IN THE PURCHASER OWNING AT LEAST 67% OF THE SHARES OF COMMON STOCK OF THE COMPANY OUTSTANDING ON THE DATE OF PURCHASE, (II) THE COMPANY NOT BREACHING ANY OF ITS MATERIAL COVENANTS, OBLIGATIONS OR AGREEMENTS AND (III) THE COMPANY NOT BREACHING ANY OF ITS REPRESENTATIONS OR WARRANTIES WHICH IF NOT CURED WOULD HAVE A MATERIAL ADVERSE EFFECT ON THE COMPANY. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS SET FORTH IN THIS OFFER TO PURCHASE.

    THE BOARD OF DIRECTORS OF THE COMPANY, AFTER RECEIVING THE UNANIMOUS RECOMMENDATION OF A SPECIAL COMMITTEE OF THE BOARD COMPRISED ENTIRELY OF INDEPENDENT DIRECTORS, (I) HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, (II) HAS DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, ARE ADVISABLE, FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S SHAREHOLDERS (OTHER THAN BRETT A. SHOCKLEY, LOREN A. SINGER AND TODD A. PARENTEAU (THE "FOUNDING SHAREHOLDERS") AND THE PURCHASER) AND (III) RECOMMENDS THAT THE COMPANY'S SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.
                            ------------------------
                                   IMPORTANT

    Any shareholder desiring to tender all or any portion of such shareholder's shares of common stock, no par value per share, of the Company (the "Shares") should either (i) complete and sign the enclosed Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have such shareholder's signature thereon guaranteed (if required by Instruction 1 to the Letter of Transmittal), mail or deliver the Letter of Transmittal (or a facsimile thereof) and any other required documents to the Depositary (as defined herein) and either deliver the certificates for such Shares along with the Letter of Transmittal to the Depositary or tender such Shares pursuant to the procedures for book-entry transfer set forth in "THE OFFER -- Procedures for Tendering Shares" or (ii) request such shareholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such shareholder. Any shareholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee to tender such shares.

    ANY SHAREHOLDER WHO DESIRES TO TENDER SHARES AND WHOSE CERTIFICATES EVIDENCING SUCH SHARES ARE NOT IMMEDIATELY AVAILABLE, WHO CANNOT COMPLY WITH THE PROCEDURES FOR BOOK-ENTRY TRANSFER DESCRIBED IN THIS OFFER TO PURCHASE ON A TIMELY BASIS, OR WHO CANNOT DELIVER ALL REQUIRED DOCUMENTS TO THE DEPOSITARY PRIOR TO THE EXPIRATION OF THE OFFER MAY TENDER SUCH SHARES BY FOLLOWING THE PROCEDURES FOR GUARANTEED DELIVERY SET FORTH IN "THE OFFER -- PROCEDURES FOR TENDERING SHARES."

    Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or other tender offer materials may be directed to Corporate Investor Communications, Inc. (the "Information Agent") at its addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Shareholders may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

    THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                    CORPORATE INVESTOR COMMUNICATIONS, INC.

                        THE DEPOSITARY FOR THE OFFER IS:

                               NORWEST BANK, N.A.

February 29, 2000

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
SUMMARY TERM SHEET..........................................    1
INTRODUCTION................................................    4
SPECIAL FACTORS.............................................    6
  Background of the Offer...................................    6
  Recommendation of the Special Committee and Board of
     Directors; Fairness of the Offer.......................   11
  Opinion of Financial Advisor..............................   15
  Purpose and Structure of the Transactions.................   18
  Plans for the Company After the Transactions..............   18
  Interests of Certain Persons in the Transactions..........   19
  The Merger Agreement......................................   21
  Rights of Dissenting Shareholders.........................   27
  Certain Federal Income Tax Consequences...................   29
  Security Ownership of Certain Beneficial Owners and
     Management.............................................   31
THE OFFER...................................................   32
  Terms of the Offer........................................   32
  Acceptance for Payment and Payment for Shares.............   33
  Procedures for Tendering Shares...........................   34
  Withdrawal Rights.........................................   37
  Price Range of the Shares; Dividends......................   37
  Effect of the Offer on the Market for the Shares; Stock
     Exchange Listing; Exchange Act Registration............   38
  Certain Information Concerning the Company................   38
  Certain Information Concerning Purchaser..................   42
  Conditions to the Offer...................................   43
  Certain Legal Matters.....................................   44
  Fees and Expenses.........................................   46
  Miscellaneous.............................................   46

Schedule I   Information Concerning Directors and Executive Officers of
             the Company
Schedule II  Information Concerning Directors and Executive Officers of
             Purchaser
Annex A      Opinion of Dougherty & Company LLC
Annex B      Agreement and Plan of Merger, dated as of February 25, 2000, among the Company, Purchaser and Cisco Systems, Inc.
Annex C      Stock Purchase Agreement, dated as of February 25, 2000,
             between Purchaser and Cisco Systems, Inc.
Annex D      Sections 302A.471 and 473 of the Minnesota Business
             Corporations Act

                               SUMMARY TERM SHEET

     The Purchaser is offering to purchase all of the outstanding Shares of the Company for $10.50 per share in cash. The following are some of the questions that you, as a shareholder of the Company, may have and answers to those questions. The information in this summary is not complete and we urge you to carefully read the remainder of this Offer to Purchase and the accompanying Letter of Transmittal.

WHO IS OFFERING TO BUY MY SECURITIES?

     The offer to purchase all of the outstanding Shares is being made by the Purchaser. If the offer is consummated, the Purchaser will purchase all of the Shares tendered.

     The Company designs, develops and markets computer telephony software and services that help automate the customer interaction process in call centers using technologies which link business computer systems, telecommunications systems and the Internet. The Company's product lines include EXTRAAGENT and FASTCALL product families as well as SELECTSOLUTIONS which provides custom interactive computer telecommunications software applications utilizing the Company's core software modules. The Company is headquartered in Minneapolis, Minnesota.

     The Purchaser was formed by Brett Shockley, the Company's Chief Executive Officer and Chairman of the Board; Loren A. Singer, Jr., the Company's secretary and a director; and Todd A. Parenteau, a significant shareholder of the Company (the "Founding Shareholders"), for the purpose of making a tender offer for all of the Company's common stock. The Purchaser is not a subsidiary of the Company.

HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

     We are offering to pay $10.50 per share, net to you in cash. If you tender your Shares to us in the Offer, you will not have to pay brokerage fees or similar expenses.

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

     Cisco Systems, Inc., has agreed to purchase 450,000 shares of our preferred stock for an aggregate purchase price of $45,000,000. The proceeds from the sale of our preferred stock to Cisco are sufficient to pay for the Shares tendered in the Offer.

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER IN THE OFFER?

     Because tendering your Shares in the Offer will end your ownership interest in the Company, including the chance to receive any possible future dividends or other payments in respect of the Company's common stock, the Company's financial condition may be relevant to your decision whether to tender in the Offer. As such, we have provided certain historical financial information concerning the Company in "THE OFFER -- Certain Information Concerning the Company" of this Offer to Purchase.

     Because the form of payment consists solely of cash and all of the funding which will be needed has already been arranged, and also because of the lack of any relevant historical financial information concerning Purchaser, we do not think the financial condition of Purchaser is relevant to your decision to tender in the Offer.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

     You will have at least until 12:00 midnight, Minnesota time, on March 30, 2000 to decide whether to tender your Shares in the Offer. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase.

CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

     Subject to the terms of the Merger Agreement, we can extend the Offer. We have agreed in the Merger Agreement that we may extend the offer from time to time if certain conditions to the Offer have not been satisfied.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

     If we extend the offer, we will inform Corporate Investor Communications, Inc. (which is the Information Agent for the Offer) of that fact, and will make a public announcement of the extension, not later than 9:00 a.m., Minnesota time, on that day after the day on which the Offer was scheduled to expire.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

     We are not obligated to purchase any Shares which are validly tendered unless that number of Shares, when added to the Shares we then own, represents at least 67% of the Shares outstanding. However, you should be aware that the Founding Shareholders have agreed to contribute 2,430,000 Shares to the Purchaser and intend to tender an aggregate of 270,000 Shares in response to the Offer, representing 52% of the Shares outstanding. Furthermore, we are not obligated to purchase any Shares which are validly tendered if, among other things, the Company has materially breached its obligations, covenants or agreements under the Merger Agreement, or if there has occurred a breach of any representation or warranty contained in the Merger Agreement that, if not cured, would have a material adverse effect on the Company.

HOW DO I TENDER MY SHARES?

     To tender your Shares, you must deliver the certificates representing your Shares, together with a completed Letter of Transmittal, to Norwest Bank, N.A. not later than the time the Offer expires. If your Shares are held in street name (that is, through a broker, dealer or other nominee), the shares can be tendered by your nominee through The Depositary Trust Company. If you cannot get something that is required to the Depositary by the expiration of the Offer, you may get a little extra time to do so by having a broker, bank or other fiduciary who is a member of the Securities Transfer Agent Medallion Program or other eligible institution guarantee that the missing items will be received by the Depositary within three Nasdaq SmallCap Market trading days. However, the Depositary must receive the missing items within that three day trading period.

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

     You can withdraw previously tendered Shares at any time until the Offer has expired and, if we have not agreed to accept your Shares for payment by March 30, 2000, you can withdraw them at any time after such time until we do accept your Shares for payment.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

     To withdraw Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary while you still have the right to withdraw the shares.

WHAT DOES THE COMPANY'S BOARD OF DIRECTORS THINK OF THE OFFER?

     As previously stated, the Purchaser was formed for the purpose of making the Offer by a group including the Company's Chief Executive Officer and Chairman of the Board, as well as another director of the Company. In order to avoid any actual or potential conflicts of interest relating to such individuals, the Board appointed a Special Committee consisting of independent directors who do not have any such relations with the Purchaser to review, evaluate and negotiate the terms of the Merger Agreement and to make a recommendation regarding the Merger Agreement to the full Board of Directors.

     The Board of Directors of the Company, after receiving the unanimous recommendation of the Special Committee, (i) has approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the proposed Merger of the Purchaser with and into the Company, with the Company as the surviving corporation (the "Merger"), (ii) has determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable, fair to and in the best interests of the Company's shareholders (other than the Founding Shareholders and the Purchaser) (the "Non-Affiliated Shareholders") and (iii) recommends that you tender your Shares in the Offer.

WILL THE COMPANY CONTINUE AS A PUBLIC COMPANY?

     No. If the Offer is consummated, the Company will no longer be publicly owned. The Offer is the first step in a going private transaction. The Purchaser will seek to delist the common shares of the Company from the Nasdaq SmallCap Market and terminate registration of the Company's common stock under the Securities Exchange Act of 1934 (the "Exchange Act") as soon after the completion of the tender offer as the requirements for such delisting and termination are met.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

     Shareholders not tendering in the Offer will receive in the Merger the same amount of cash per share which they would have received had they tendered their shares in the Offer. Therefore, if the Merger takes place, the difference to you between tendering your Shares and not tendering your Shares is that you will be paid earlier if you tender your Shares in the Offer. If the Purchaser acquires 90% or more of the Company's Shares in the Offer, Purchaser will immediately commence a merger of the Purchaser with and into the Company under Minnesota law without soliciting approval of the Company's shareholders. If the Purchaser acquires at least 67% of the Company's shares in the Offer, but less than 90% of the Company's Shares, the Purchaser will immediately commence the process of soliciting approval of the Company's shareholders for the merger of Purchaser with and into the Company. If the number of Shares tendered in the Offer, when combined with the number of Shares of the Company owned by the Purchaser, represents less than 67% of the Company's outstanding common stock, the Purchaser will not be obligated to purchase the tendered Shares or proceed with the Merger.

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

     On February 24, 2000, the last trading day before we announced the proposed Offer and the possible subsequent Merger, the last sale price of the Company's common stock reported on the Nasdaq SmallCap Market was $10.75 per share. We advise you to obtain a recent quotation for the Shares in deciding whether to tender your Shares.

WHOM CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

     You can call Corporate Investor Communications, Inc. at (877) 977-6194. Corporate Investor Communications, Inc. is acting as the Information Agent for the Offer.

                       To the Holders of Common Stock of
                         Spanlink Communications, Inc.:

                                  INTRODUCTION

     Spanlink Acquisition Corp. (the "Purchaser") hereby offers to purchase all of the outstanding shares of Spanlink Communications, Inc. (the "Company") common stock (the "Shares"), at a price of $10.50 per Share, net to the seller in cash, without interest thereon (the "Per Share Amount"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, as amended from time to time, together constitute the "Offer").

     Tendering Shareholders will not be obligated to pay brokerage fees or commissions or, subject to Instruction 6 of the Letter of Transmittal, stock transfer taxes on the transfer and sale of Shares pursuant to the Offer. The Purchaser will pay all fees and expenses of Norwest Bank, N.A., which is acting as the Depositary (the "Depositary") and Corporate Investor Communications, Inc., which is acting as the information agent (the "Information Agent"), incurred in connection with the Offer. See "THE OFFER -- Fees and Expenses."

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of February 25, 2000 (the "Merger Agreement"), among the Company, Purchaser and Cisco Systems, Inc. Pursuant to the Merger Agreement, following the completion of the Offer and the satisfaction or waiver of certain conditions set forth in the Merger Agreement, Purchaser will be merged with and into the Company (the "Merger"), with the Company as the surviving corporation in the Merger (the "Surviving Corporation"). In the Merger, each outstanding Share (other than Shares owned by Purchaser or its affiliates), and other than Shares held by shareholders who properly exercise dissenters' rights under the Minnesota Business Corporation Act (the "MBCA") ("Dissenting Shares") will be converted into the right to receive the Per Share Amount.

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES OF COMMON STOCK OF THE COMPANY WHICH WHEN COMBINED WITH THE SHARES OWNED BY THE PURCHASER WOULD RESULT IN THE PURCHASER OWNING AT LEAST 67% OF THE SHARES OF COMMON STOCK OF THE COMPANY OUTSTANDING ON THE DATE OF PURCHASE, (II) THE COMPANY NOT BREACHING ANY OF ITS MATERIAL COVENANTS, OBLIGATIONS OR AGREEMENTS AND (III) THE COMPANY NOT BREACHING ANY OF ITS REPRESENTATIONS OR WARRANTIES WHICH IF NOT CURED WOULD HAVE A MATERIAL ADVERSE EFFECT ON THE COMPANY. The Offer is also subject to the other conditions set forth in this Offer to Purchase. See "THE OFFER -- Conditions to the Offer" which sets forth in full the conditions of the Offer.

     THE BOARD OF DIRECTORS OF THE COMPANY, AFTER RECEIVING THE UNANIMOUS RECOMMENDATION OF A SPECIAL COMMITTEE OF THE BOARD COMPRISED ENTIRELY OF INDEPENDENT DIRECTORS (THE "SPECIAL COMMITTEE"), (I) HAS APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, (II) HAS DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, ARE ADVISABLE, FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY'S SHAREHOLDERS (OTHER THAN FOUNDING SHAREHOLDERS AND PURCHASER) AND (III) RECOMMENDS THAT THE COMPANY'S SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

     As of February 28, 2000, there were 5,233,770 shares of Common Stock issued and outstanding and 1,731,810 shares subject to outstanding stock options and warrants. As of February 28, 2000, there were approximately 57 holders of record of the issued and outstanding Shares.

     Dougherty & Company LLC ("Dougherty & Company"), financial advisor to the Special Committee, has delivered to the Special Committee its opinion, dated as of February 25, 2000 (the "Financial Advisor Opinion"), to the effect that, as of such date and based upon and subject to certain assumptions and matters stated therein, the Per Share Amount is fair, from a financial point of view, to the shareholders of the Company (other than the Founding Shareholders and the Purchaser)(the "Non-Affiliated Shareholders"). See "SPECIAL FACTORS -- Opinion of Financial Advisor." A copy of the Financial Advisor Opinion is attached hereto as Annex A.

     The Purchaser and Cisco Systems, Inc., have entered into a stock purchase agreement dated February 25, 2000 (the "Stock Purchase Agreement") pursuant to which Cisco has committed, subject to the terms and conditions set forth in the Stock Purchase Agreement, to purchase 450,000 shares of non-voting preferred stock of the Purchaser for an aggregate purchase price of $45 million. The Founding Shareholders have agreed to contribute an aggregate of 2,430,000 shares of the Company's common stock in exchange for an equal number of shares of voting common stock of the Purchaser. Following the Merger, the Founding Shareholders will own all of the outstanding shares of voting common stock of the Purchaser. Each of the Founding Shareholders also intends to tender 90,000 shares of their common stock in the Company in response to the Offer. See "SPECIAL FACTORS -- Financing of the Transactions."

     Consummation of the Merger is subject to the satisfaction or waiver of certain conditions, including the approval and adoption of the Merger Agreement and the Merger by the requisite vote of shareholders of the Company. See "SPECIAL FACTORS -- The Merger Agreement." The affirmative vote of the holders of a majority of the outstanding Shares is required to approve and adopt the Merger Agreement and the Merger. The Founding Shareholders hold an aggregate of 52% of the Company's outstanding shares. ACCORDINGLY, IF THE PURCHASER ACQUIRES 52% OF THE SHARES FROM THE FOUNDING SHAREHOLDERS AND AN ADDITIONAL 15% OF THE SHARES ARE TENDERED AND PURCHASED PURSUANT TO THE OFFER, THE PURCHASER WILL SATISFY THE 67% MINIMUM CONDITION AND THE FAVORABLE VOTE TO APPROVE THE MERGER WILL BE ASSURED. HOWEVER, THE PURCHASER'S OBLIGATION TO CONSUMMATE THIS MERGER IS CONDITIONED ON THE HOLDERS OF NOT MORE THAN 5% OF THE COMPANY'S OUTSTANDING SHARES EXERCISING DISSENTERS' RIGHTS UNDER SECTIONS 302A.471 AND 302A.473 OF THE MBCA.

     THIS OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ CAREFULLY IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                SPECIAL FACTORS

BACKGROUND OF THE OFFER

     The Company was formed by Brett Shockley, Todd Parenteau and Loren Singer in 1988. The Company's initial public offering of Shares was completed in April 1996.

     On August 11, 1998, at a regular meeting of the Company's board of directors, there was a discussion regarding the challenges facing the Company and its performance as an independent public company. Competition in the market for the Company's products had intensified, while at the same time, the Company had been unsuccessful at increasing sales at the rate analysts expected. As a result, the Company's stock had under-performed relative to analyst expectations since the initial public offering and, without substantial additional investments in sales and marketing, the Company expected difficulty meeting the market's expectations. In view of the Company's market position, it was determined that additional access to the capital markets was not probable. Joseph Mooney, an outside member of the board of directors, recommended that the Company consider seeking a strategic investment by a third party or sale of the Company to a third party as a way to maximize shareholder value. Brett Shockley, the Chief Executive Officer and President of the Company, agreed to approach the corporate finance department of its primary market maker and the underwriter of its initial public offering, Dougherty & Company, to discuss the possibility of third party investment or acquisition.

     On September 29, 1998, a special meeting of the board of directors was convened to discuss a proposal by Dougherty & Company to seek a strategic investor or acquiror for the Company. At this meeting, the board listened to a presentation by Dougherty & Company regarding the alternatives the Company had available to raise additional funds. Dougherty & Company recommended that the Company seek a strategic investor or acquiror and presented a proposal for Dougherty & Company to act as investment banker for the Company in such a search. Following extensive discussion by the board, including a review of other alternatives to maximize the shareholder value, Mr. Shockley recommended that Dougherty & Company be retained to do a preliminary valuation and explore the possibility of finding an acceptable investor or acquiror. The board unanimously voted to retain Dougherty & Company to begin such an analysis.

     On February 23, 1999, Dougherty & Company presented the results of its analysis to the board of directors. A preliminary list of potential acquiring companies was presented along with a valuation analysis that included a comparison of trading multiples for comparable publicly traded companies and a review of recently completed comparable merger or acquisition transactions. The reference range for these valuation methods was $8 to $10 per share. The board discussed Dougherty & Company's presentation and approved Mr. Shockley's recommendation that they be retained as Spanlink's investment banking representative to seek a third party strategic investor or acquiror. Upon notification of the board's decision, Dougherty & Company agreed to begin developing a formal offer document and begin its search.

     On June 4, 1999, Dougherty & Company began sending an introductory letter to their likely buyer list.

     On August 10, 1999, the board of directors met to discuss the progress Dougherty & Company had made and to review the Company's financial performance. Dougherty & Company indicated to the directors that preliminary results of its inquiries into potential buyers were disappointing. Dougherty & Company stated it would pursue additional potential candidates to participate in a transaction with the Company. Mr. Timothy Briggs, the Company's Chief Financial Officer, then reviewed the financial performance of the Company year to date and the prospects for the third quarter. He explained that Company sales for the third quarter were likely to be flat relative to a year ago. Mr. Shockley expressed concern about the Company's ability to increase its performance without significant investments in sales and marketing.

     On August 12, 1999, Mr. Shockley met with Kevin Kennedy, Senior Vice President for Cisco's Service Provider Line of Business, to discuss potential areas where the two companies could work together based on the offering of complementary products and services to common customers and markets. Mr. Kennedy expressed an interest in this possibility and agreed to review the information Mr. Shockley provided with relevant managers at Cisco. At the time, Spanlink had no material business relationship with Cisco.

     On September 14, 1999, Mr. Shockley had a telephone conversation with Mr. Kennedy regarding Cisco's review of Spanlink's material. Mr. Kennedy said that he had reviewed the information with Don Listwin, Cisco's Executive Vice President of Service Provider and Consumer Lines of Business and other Cisco representatives. Based on this meeting, Messrs. Shockley and Kennedy agreed to continue discussions regarding some form of partnership whereby Spanlink would offer its complementary products and services to the market segments where Cisco provided its equipment. Subsequent to this conversation, a number of discussions were held between the engineering and marketing personnel of the organizations to discuss where Spanlink's products and services might be synergistic with Cisco's.

     On November 3, 1999, Mr. Shockley met with Mr. Listwin to discuss the possibility of a strategic relationship with Cisco. The potential benefits of designing Spanlink's products and services to better operate with Cisco's were discussed. During the meeting Messrs. Listwin and Shockley indicated their respective interest in having Spanlink offer products and services as a systems integrator for customers who purchase Cisco equipment.

     On November 4, 1999, Mr. Shockley met with a number of executives from Cisco's business development, customer advocacy, and professional services organizations. During the meetings, Mr. Shockley presented an overview of Spanlink's products and services and participated in discussions regarding how they might work with Cisco's existing products and services to provide customers with superior overall systems.

     On November 8, 1999, Mr. Shockley held a teleconference with the board of directors to discuss his meetings with Cisco and potential opportunity for a technology partnership and some form of financial investment by Cisco. The board agreed to Mr. Shockley's recommendation that he continue discussions with Cisco.

     On November 9, 1999, Mr. Shockley met in separate meetings with executives with Cisco's customer advocacy organization and ATG division. Mr. Shockley discussed the fit between Spanlink's systems integration capability and gave a presentation of Spanlink's call center products. Mr. Shockley reviewed the progress of his Cisco discussions with Mr. Listwin and discussed alternatives for working together to serve common customers and market segments. In this meeting, Messrs. Listwin and Shockley agreed that they would be interested in exploring the possibility of making some form of financial investment in Spanlink.

     On November 11, 1999, Mr. Shockley met with the head of Cisco's business development department to discuss possible investment alternatives.

     On November 13, 1999, Dougherty & Company's engagement agreement with the Company expired. Since Dougherty & Company's efforts had not resulted in an offer, the board of directors decided to not renew their engagement.

     On November 18, 1999, Mr. Shockley met with Mr. Listwin to explore whether Cisco was interested in making an investment in Spanlink and the form the investment might take.

     On November 19, 1999, the board of directors held a teleconference and Mr. Shockley reviewed the status of the discussions with Cisco and recommended that the board seek investment banking representation to assist in the discussions with Cisco. Mr. Shockley recommended that the Company consider Dain Rauscher Wessels (DRW) since they had represented a number of companies involved in transactions with Cisco in the past. The board agreed to request a proposal from DRW.

     On November 23, 1999, Mr. Shockley and Mr. Briggs met with a representative of DRW. Following the meeting with DRW, Mr. Shockley held a teleconference with the board of directors and recommended that the board retain DRW as their representative in discussions with Cisco.

     On December 9, 1999, Mr. Shockley met with Mr. Listwin and representatives of Cisco's business development department. At this meeting, Mr. Listwin indicated that he had instructed a business development representative to negotiate an investment in Spanlink that would allow Spanlink to grow its resources significantly in anticipation of future Cisco demand for its products and services. Mr. Shockley raised the point that this approach could create a problem for Spanlink's other significant customers and that the losses would be a problem for the Company's shareholders. Mr. Listwin indicated that he would ask a business development representative to look at different approaches that might mitigate this problem. It was agreed that while the business development representative was looking at the form of the transaction, the companies should continue to explore how best to integrate their products and services.

     On December 15, 1999, the board of directors met to discuss the progress of the Cisco discussions and review Company performance. A representative of DRW attended the meeting via teleconference and reviewed the progress of the negotiations. The DRW representative explained that Cisco was interested in some form of minority investment in Spanlink. The board reviewed with the DRW representative the difficulties associated with Cisco making an investment in the Company, and management discussed with the board the possibility of a going-private-transaction. Due to the difficulties associated with an investment by Cisco, the board asked the DRW representative to propose to Cisco that they complete a full acquisition of Spanlink. Next, Mr. Briggs and Mr. Shockley reviewed the forecast for fourth quarter and advised the board that it was unlikely that the Company would meet analyst forecasts, and in fact, a substantial loss was expected.

     On January 5, 2000, Mr. Shockley had a telephone conversation with a representative of Cisco's business development department regarding the status of Cisco's interest in making an investment in Spanlink. The representative indicated that Cisco was not interested in acquiring all of Spanlink at this time. Mr. Shockley and the representative then discussed the possibility of a founder and management led buyout of the public shareholders so that the Company could be repositioned to make substantial investments in the development of IP Telephony solutions. Both parties agreed to go back to their organizations and discuss the viability of such a transaction and Cisco's potential role as a financial partner.

     On January 12, 2000, Mr. Shockley held a teleconference with representatives of Cisco and DRW. Cisco stated that it would be willing to pursue the funding of the Spanlink founders and managers in a management led buyout of public shareholders. Cisco was prepared to provide funding through the purchase of non-voting convertible preferred securities in the private company.

     On January 16, 2000, Mr. Shockley and representatives of Cisco's business development department had a telephone call to discuss the progress of the negotiations. It was agreed to meet in San Jose on January 20, 2000.

     On January 21, 2000, Mr. Shockley met with representatives of Cisco's business development department to review the structure of a potential going-private transaction.

     On February 1, 2000, Spanlink's founders and officers met with Cisco management in San Jose to discuss the proposed business relationship between the Company and Cisco following a going-private transaction. Present from Spanlink were: Loren Singer, founder and director, Todd Parenteau, founder, Jon Silverman, Vice President of Engineering and CTO, Bryan Willborg, Vice President of Customer Solutions, Briggs, Vice President of Finance and CFO and Steve Bostwick, Vice President of Sales. Following discussions throughout the day, the parties agreed to proceed with the "going-private-transaction" negotiations.

     At a special meeting of the Company's board of directors held on the morning of February 7, 2000, Mr. Shockley informed the board that the negotiations with Cisco had developed to the point that the parties had agreed to proceed with a proposed going-private transaction and reviewed the proposed terms of the transaction with the board. Representatives of Fredrikson & Byron, P.A., the company's legal counsel, then discussed with the board the need for an independent committee of directors to determine the fairness of the proposed transaction, given the role of Messrs. Shockley and Singer in the transaction, both for purposes of fulfilling its fiduciary duties and meeting certain requirements of Minnesota corporate law. The board unanimously decided to create a special committee of independent directors (the "Special Committee") with the power and authority to review, evaluate and determine the fairness to the Company's Non-Affiliated Shareholders of the proposed transaction, to negotiate on behalf of the Company and its Non-Affiliated Shareholders with the Founding Shareholders and Cisco, and to recommend to the Board of Directors whether to enter into the transaction. Messrs. Thomas F. Madison, Mooney and Bruce E. Humphrey were appointed as members of the Special Committee. In its resolutions creating the Special Committee, the board of directors also authorized the Special Committee to retain its own independent legal and financial advisors.

     Later in the morning on February 7, 2000, a Special Committee meeting was held by telephone conference call. All of the Special Committee members participated. At the meeting, the Special Committee voted unanimously to appoint Mr. Madison to act as its chairman. The Special Committee discussed its need for independent legal counsel and financial advisors, and contacted representatives of Oppenheimer Wolff & Donnelly LLP ("OWD") and Dougherty & Company to discuss the possibility of such firms acting as legal counsel and financial advisors, respectively, to the Special Committee. After discussing the qualifications and independence of such firms, the Special Committee unanimously appointed Mr. Madison to act on its behalf in negotiating with and retaining OWD and Dougherty & Company to represent and assist the Special Committee in connection with the proposed transaction.

     On February 11, 2000, another Special Committee meeting was held by telephone conference in which all of the members participated. Representatives of OWD and Dougherty & Company also participated by invitation, as did Messrs. Shockley and Briggs, for a portion of the meeting. Mr. Madison reviewed his discussions with each firm regarding their representation of the Special Committee and the representatives of each discussed the qualifications of their respective firms. A representative of Dougherty & Company also discussed his firm's independence with the Special Committee in light of its prior engagement by the Company, and reviewed the scope and outcome of that prior engagement. The representative reviewed with the Special Committee the services that Dougherty & Company could provide in assisting in the Special Committee's negotiations with the Founding Shareholders and Cisco. After these discussions, the Special Committee unanimously ratified the engagement of OWD as legal counsel and appointed and instructed Mr. Madison to further negotiate with Dougherty & Company regarding the scope of its services to the Special Committee. During a portion of the meeting, the Special Committee received an update from Messrs. Shockley and Briggs as to the status and expected timing of the acquisition proposal, and had the opportunity to ask questions and receive information regarding the proposal. At the meeting, representatives of OWD additionally advised the Special Committee members at length as to their legal duties and responsibilities in evaluating and responding to the acquisition proposal.

     On February 15, 2000, the Founding Shareholders distributed to the Special Committee, OWD and Dougherty & Company a non-binding term sheet setting forth their proposal for taking the Company private. The term sheet proposed that the Founding Shareholders would form a new corporation and contribute all of their shares of the Company's common stock to the new corporation in exchange for all of the voting equity of the new corporation. Cisco would provide financing to the new corporation by purchasing non-voting preferred stock. The new corporation would make a tender offer for all of the outstanding shares of the Company's common stock at a price of $10 per share. The term sheet stated that it would be a condition to closing of the tender that the new corporation would own at least 90 percent of the Company's outstanding shares after the tender, including the shares acquired from the Founding Shareholders. Following the tender offer, the new corporation would merge with and into the Company and thereby convert to cash, also at a price of $10 per share, any shares not acquired in the tender offer. The term sheet also provided for a breakup fee in the event of termination of the transaction.

     The Special Committee again met on February 16, 2000, following receipt of the term sheet. All of the Special Committee members, as well as representatives from OWD and Dougherty & Company, participated. Mr. Madison and representatives of OWD and Dougherty & Company were present in person and Messrs. Humphrey and Mooney participated by telephone. During the meeting, Mr. Madison reviewed his discussions with Dougherty & Company for the Special Committee and it was unanimously agreed that Dougherty & Company should be engaged as the financial advisor to the Special Committee on the terms negotiated by Mr. Madison. Representatives of OWD then summarized for the Special Committee the non-binding term sheet received during the evening of February 15, 2000. The Special Committee discussed these terms and the possibility of making a counteroffer at the time of the meeting. Representatives of Dougherty & Company also summarized their preliminary work in seeking to establish a basis for determining the fairness, from a financial point of view, of the proposed going-private transaction or any other offer received by the Company. After further discussion, it was determined that more information was needed by the Special Committee before considering any counteroffer. In order to gather relevant information, it was decided that Mr. Mooney would contact Mr. Shockley following the meeting in order to discuss in detail any hidden technology or other unrealized value in the Company not known to the Special Committee members. Dougherty & Company was asked to contact DRW to seek additional information regarding the negotiations between Cisco and the Founding Shareholders.

     On February 17, 2000 the Special Committee met to receive updates from Mr. Mooney and Dougherty & Company as to the information they had been instructed to obtain and to discuss the Committee's position regarding a counteroffer to the proposed terms. Representatives of Dougherty & Company reviewed for the Special Committee their discussions with DRW as to the status of draft documents for the proposed transaction, the Special Committee's need for further information regarding the arrangements between the Founding Shareholders and Cisco, and Dougherty & Company's preliminary valuation analysis regarding the Company. The Special Committee was informed of a meeting to be held between representatives of Dougherty & Company and DRW in order to seek to gain more information from DRW regarding its valuation and to share Dougherty & Company's preliminary views potentially justifying a higher price than that proposed, and instructed Dougherty & Company to proceed with the meeting. The Special Committee also received a report form Mr. Mooney as to his discussions with Mr. Shockley. In light of these updates, the Special Committee again discussed the possibility of proposing a counteroffer to the Founding Shareholders, and reached the conclusion that it would not be advisable at that time due to the unknown information regarding the Founding Shareholders's ongoing negotiations with Cisco and the potential information or benefits that might be gained from the scheduled discussion between representatives of Dougherty & Company and DRW.

     During the evening of February 18 and on February 19, representatives of Dougherty & Company and DRW engaged in discussions regarding the $10 price, the amount of the breakup fee and the 90% minimum condition for the tender offer, among other matters. These representatives exchanged information on the valuation data analyzed by their respective firms, with Dougherty & Company seeking to focus the discussion on those portions of the data potentially supporting a price higher than the $10 that was initially offered.

     On February 19, 2000, the Special Committee met by telephone conference to receive updates from Dougherty & Company and OWD as to their negotiations with the Founding Shareholders. All of the Special Committee members participated. A representative of Dougherty & Company reported on his conversations with DRW regarding the material terms of the proposed offer. Following a discussion of the potential significance of the high minimum condition to the Company's Non-Affiliated Shareholders, its interplay with the $3 million breakup fee, and the Special Committee's discomfort with these terms, it was unanimously agreed that representatives at OWD and Dougherty & Company should contact Company counsel as soon as possible to seek to negotiate more favorable minimum condition and breakup fee provisions, among other matters. At the meeting, representatives from OWD also reviewed for the Special Committee the material terms of the draft transaction documents, including the agreements between the Founding Shareholders and Cisco.

     During the morning of February 20, 2000, the Special Committee again met with its financial and legal advisors by telephone conference. Messrs. Madison and Mooney participated. Representatives of OWD and Dougherty & Company provided an update on their negotiations with Company counsel regarding the proposed price, breakup fee and minimum conditions, among other terms, and indicated that such negotiations were ongoing with the Founding Shareholders and Cisco. Representatives of Dougherty & Company then reviewed in detail their fairness and valuation analyses and the opinion that their firm would be able to give based upon the proposed price of $10 per share. In light of the data reviewed and analyzed, the assumptions used and the procedures performed, the Dougherty & Company representatives shared their firm's opinion that the $10 per share price offered and the proposed transaction were fair, from a financial point of view, to the Company's Non-Affiliated Shareholders, and delivered to the Committee a proposed form of fairness opinion to such effect. Following this presentation, it was agreed that representatives from OWD and Dougherty & Company should continue their negotiations with Company counsel and Cisco regarding the minimum condition, price and other issues. Representatives of Dougherty & Company were also instructed to contact Mr. Humphrey and review for him the detailed valuation and fairness analysis presented during the meeting.

     During the day on February 20, 2000, representatives of OWD and Dougherty & Company continued discussions with Company counsel regarding the material terms of the proposed tender offer.

     On the evening of February 20, 2000, the Special Committee met again by telephone conference in which all of the Special Committee members as well as representatives of OWD and Dougherty & Company participated. The Dougherty & Company representative and Mr. Humphrey confirmed for the Special Committee that they had discussed in detail the fairness and valuation analysis presented by Dougherty & Company at the meeting held earlier in the day. Representatives of OWD and Dougherty & Company reported that they had spoken with Company counsel and that, in response to the Special Committee's request, counsel for Cisco had proposed changing the minimum condition to 67%, adding a limit on dissenters rights of 5% with respect to the Merger, and keeping the breakup fee at a flat $3 million. The Special Committee members discussed these proposed changes and the fairness analysis and opinion of Dougherty & Company and unanimously determined that the revised terms of the proposed tender offer were generally fair to and in the best interests of the Company's Non-Affiliated Shareholders, subject, however, to a final attempt by Mr. Madison to negotiate more favorable terms with regard to the break-up fee and the proposed price.

     Immediately following the Special Committee meeting, Mr. Madison contacted DRW by telephone to discuss the Special Committee's views on the $10 per share price and the proposed breakup fee. Following extensive negotiations between Mr. Madison and a representative of DRW, it was agreed that the breakup fee would remain at $3 million, but that the per share price would be increased to $10.50. Mr. Madison contacted each of the other members of the Special Committee individually and obtained their approval of the increased price, and contacted OWD and Dougherty & Company to inform them as to the outcome of the final negotiations. After doing so, Mr. Madison then contacted Mr. Shockley to inform him of the Special Committee's recommendation regarding the final terms, including the increased price of $10.50 per share.

     On February 22, 2000, a meeting of the full Board of Directors was held, at which Mr. Madison summarized the work of the Special Committee and delivered its unanimous recommendation of the Offer and the Merger. Based upon the Special Committee's recommendation, the Board of Directors (i) approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the proposed Merger; (ii) determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable, fair to and in the best interests of the Company's Non-Affiliated Shareholders and (iii) determined to recommend the Offer to the Company's shareholders.

RECOMMENDATION OF THE SPECIAL COMMITTEE AND BOARD OF DIRECTORS; FAIRNESS OF THE OFFER

  Special Committee.

     The Special Committee considered each of the following factors in reaching its decision that the transaction is fair and in the best interests of the Company's Non-Affiliated Shareholders and to approve and recommend the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger.

     In the view of the Special Committee, each of these factors supported its decision.

          Market Price and Premium; Factors Affecting Stock Price. The Special Committee considered the historical market prices and recent trading activity of the Common Stock with a particular emphasis on the relationship between the $10.50 per Share cash price offered and the trading history of the Common Stock. In particular, the Special Committee noted that the $10.50 per Share cash price offered represents a premium of (x) approximately 9.1% over the $9.625 per Share closing price on the Nasdaq SmallCap Market on February 18, 2000, one week before the Merger Agreement was publicly announced, and (y) approximately 30.8% over the $8.03 per Share closing price on the Nasdaq SmallCap Market on January 25, 2000, one month prior to the announcement. The Special Committee also considered certain factors that, in the analysis presented by Dougherty & Company, were believed to be causing the Common Stock to trade at prices higher than the Company's minority interest trading value at such times.

          Arm's-Length Negotiations Between the Founding Shareholders and the Independent Special Committee. The Special Committee considered the fact that the Merger Agreement and the transactions contemplated thereby were the product of arm's-length negotiations between the Founding Shareholders and the Special Committee, none of whose members were employed by or affiliated with the Company (except in their capacities as directors) or would have any equity interest in the Company following the transactions.

          Availability of Alternative Transactions. In reviewing the terms of the Offer and the Merger, the Special Committee took into account the Company's relatively recent exploration of its strategic alternatives. In particular, the Special Committee considered the extent of the Company's efforts (with the assistance of outside financial advisors) to identify suitable acquirors, and the lack of any offers for the Company as a result.

          Per Share Amount. The Special Committee believed, based on negotiations with the Founding Shareholders, that the Per Share Amount represented the best available price that the Founding Shareholders and Cisco would be willing to pay in acquiring the Shares. This determination was the result of negotiations between the Founding Shareholders and the Special Committee (and their respective advisors) in an attempt to obtain the best available price and the fact that the Per Share Amount was ultimately increased to a price in excess of the price initially proposed.

          Dougherty & Company Fairness Opinion and Valuation Data. The Special Committee also considered the financial presentation of Dougherty & Company and their oral opinion delivered at the Special Committee meeting held on the morning of February 20, 2000 (and subsequently confirmed in writing) to the effect that, as of the date of such opinion and based upon and subject to the assumptions, factors and limitations set forth therein, the $10.50 per Share in cash being offered in the Offer and to be received in the Merger is fair, from a financial point of view, to the Company's Non-Affiliated Shareholders. A copy of Dougherty & Company's written opinion setting forth the assumptions made, matters considered and limitations on the review undertaken by Dougherty & Company is attached as Annex A to this Offer to Purchase and is incorporated herein by reference. Shareholders are urged to, and should, read the opinion of Dougherty & Company carefully and in its entirety (see "Annex A -- Opinion of the Special Committee's Financial Advisor"). In considering this information, the Special Committee took into account the presentation of Dougherty & Company regarding their analysis of the Company's value based upon comparable public company, comparable merger and acquisition transaction, and discounted cash flow data. The Special Committee did not consider the Company's value from a liquidation or net book value standpoint as such analysis was not deemed relevant.

          Transaction Structure; Opportunity for Interested Third Party
     Offers. The Special Committee also evaluated the benefits of the transaction being structured as an immediate cash tender offer for all of the outstanding Shares, thereby enabling the Non-Affiliated Shareholders of the Company the opportunity to obtain cash for all of their Shares at the earliest possible time, and the fact that the Per Share Amount to be paid in the Offer and the Merger is the same. The Special Committee also concluded that the 34-day period of time between the public announcement of the transaction and the initial expiration date of the Offer would provide a sufficient period of time for any interested third party to prepare and present an acquisition proposal for the Company.

          Minimum Condition. The Special Committee considered the fact that the Minimum Condition in the Offer represented approximately 32% of the Shares held by Non-Affiliated Shareholders.

          Terms of the Merger Agreement. The Special Committee also considered the terms of the Merger Agreement including:

             -- the provision providing that in response to a Superior Proposal (as defined below under "The Merger") the Special Committee may, in good faith, after consultation with and receipt of advice from outside counsel to the effect that such action is necessary in order to act in a manner consistent with its fiduciary duties, furnish or provide access to information concerning the Company to, and engage in discussions and negotiate with, any third party making an acquisition proposal meeting certain criteria;

             -- the ability of the Board to terminate the Merger Agreement in the event that a third party makes a bona fide offer meeting certain criteria that the Special Committee determines in good faith in the exercise of its fiduciary duties to be more favorable to the Company's shareholders than the Offer and the Merger, and

             -- the Company's obligation to pay a $3.0 million termination (or "break up") fee in the event the Merger Agreement is terminated because of such a determination by the Special Committee.

          After reviewing these terms, the Special Committee believed that the Merger Agreement would not unduly deter a third party from making, or inhibit the Special Committee in evaluating, negotiating and, if appropriate, approving, an appropriate alternative transaction.

          Terms of Stock Purchase Agreement and Related Documents. The Special Committee considered the fact that Cisco would enter into the Stock Purchase Agreement with the Purchaser to provide the necessary financing for the Offer and the Merger. The Special Committee reviewed the terms of the Stock Purchase Agreement and related documents with its advisors and inquired of the Founding Shareholders and their advisors to determine that such documents contained customary terms and conditions and that the documents and the arrangements with Cisco did not provide for any special benefit to the Founding Shareholders.

          Historical and Projected Financial Performance and Related Risk and Uncertainties. The Special Committee also considered the Company's recent financial performance. The Special Committee noted that quarterly sales and earnings results throughout 1999 were significantly below those forecasted by management. The Special Committee further noted that in the fourth quarter of 1999, sales decreased 50.0 percent from the year earlier period and the Company reported a net loss of $874,164 in the fourth quarter of 1999 compared to a net profit of $166,344 for the fourth quarter of 1998. The Special Committee also considered other risks facing the Company including its significant reliance on a single customer, its low level of, and immediate need for, working capital, and the Company's ability to obtain additional capital in the near term.

          The Company's Recent Earnings Results and Industry Position. The Special Committee also considered the Company's business, financial condition, results of operations and prospects and the nature of the industry in which the Company operates, including the prospects of the Company if it were to remain independent. The Special Committee noted that a number of the Company's competitors entered into business combinations with other companies during 1999. Due to the substantial revenue, earnings and other factors of the acquiring companies, these transactions generally served to significantly increase their marketing and financial resources of the Company's competitors.

          Value of Potential Technology or Opportunities. The Special Committee investigated and considered the Company's technology and opportunities to determine whether there was additional value not known by the members or reflected in the Company's stock price.

          Lack Of Liquidity Of Common Stock. The Special Committee also considered the relatively thin trading market and the lack of liquidity of the Common Stock. In doing so, the Special Committee noted that, primarily due to the Company's lack of revenue growth and relatively small market capitalization, the Company had been unsuccessful in attracting institutional investors or research analysts to invest in or report on the Company. The Special Committee believes that the Offer and the Merger will permit the Non-Affiliated Shareholders to sell all of their Shares at a fair price.

          Possible Decline in Market Price of Common Stock. The Special Committee also considered the possibility that if a merger transaction with the Founding Shareholders and Cisco were not negotiated and the Company remained as a publicly owned corporation, a decline in the market price of the shares of the Common Stock or the stock market in general could occur and the price ultimately received by the

     Shareholders in the open market or in a future transaction might be less than the $10.50 per Share price offered.

          Treatment of Certain Shares Owned by The Founding Shareholders. The Special Committee considered that under the terms of the Subscription Agreement dated February 25, 2000, between the Purchaser and the Founding Shareholders, the Founding Shareholders each could receive the Per Share Amount with respect to up to 10% of their Shares and that their interests were therefore aligned to some extent with the interests of the Company's Non-Affiliated Shareholders.

          Availability of Dissenters' Rights. The Special Committee also considered the fact that dissenters' rights of appraisal will be available to the holders of Shares under Minnesota law in connection with the Merger.

     As part of its analysis, the Special Committee also considered the alternative of causing the Company to remain as a public company. The Special Committee considered the Company's limitations as a public company as discussed above, including its recent financial performance, limited financial resources and reliance on a single significant customer. The Special Committee believed that an improvement in certain of these factors affecting the Company's prospects was not likely in the foreseeable future. Although the Merger will not allow the Company's Non-Affiliated Shareholders to participate in the Company's future growth, if any, the Special Committee concluded that this potential benefit of remaining public was outweighed by the risks and uncertainties associated with the Company's future prospects. The Special Committee also concluded that obtaining a cash premium for the Common Stock now was preferable to enabling the Non-Affiliated Shareholders of such stock to have a speculative potential future return.

  Board of Directors of the Company.

     In reaching its determination referred to above, the Company's Board of Directors considered and relied upon the conclusions and unanimous recommendation of the Special Committee that the full Board approve the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and the considerations referred to above as having been taken into account by the Special Committee, as well as the Board's own familiarity with the Company's business, financial condition, results of operations and prospects and the nature of the industry in which the Company operates.

     In light of the number and variety of factors that the Special Committee and the Board considered in connection with their evaluation of the Offer and the Merger, neither the Special Committee nor the Board found it practicable to quantify or otherwise assign relative weights to the foregoing factors, and, accordingly, neither the Special Committee nor the Board did so. In addition, individual members of the Special Committee and the Board may have given different weights to different factors. Rather, the Special Committee and the Board viewed their positions and recommendations as being based on the totality of the information presented to and considered by it.

     The Board believes that the Offer and the Merger are procedurally fair because, among other things:

          -- the Special Committee consisted of independent directors appointed by the Board to represent solely the interests of the Company's Non-Affiliated Shareholders;

          -- the Special Committee retained and was advised by its own independent legal counsel and financial advisors who negotiated on behalf of the Special Committee;

          -- the Special Committee's financial advisor, Dougherty & Company, assisted it in evaluating the proposed transaction and provided other financial advice;

          -- the Special Committee evaluated and deliberated the terms of the Offer and the Merger; and

          -- the $10.50 per Share cash purchase price and the other terms and conditions of the Merger Agreement resulted from active arm's-length bargaining between the Special Committee and the Founding Shareholders and their respective advisors.

     The Board believes that sufficient procedural safeguards to ensure fairness of the transaction and to permit the Special Committee to effectively represent the interests of the Non-Affiliated Shareholders were present, and therefore there was no need to retain any additional unaffiliated representative to act on behalf of the holders of the Shares in view of:

          -- the unaffiliated status of the members of the Special Committee whose sole purpose was to represent the interests of the Non-Affiliated Shareholders, and retention by the Special Committee of its own independent legal counsel and financial advisor, and

          -- the fact that the Special Committee, even though consisting of directors of the Company and therefore not completely unaffiliated with the Company, is a mechanism well recognized under established corporate law to ensure fairness in transactions of this type.

     The Board, after receiving the unanimous recommendation of the Offer and the Merger by the Special Committee, (i) has unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, (ii) has unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, are advisable, fair to and in the best interests of the Company's Non-Affiliated Shareholders, and (iii) unanimously recommends that the Company's shareholders accept the Offer and tender their shares in the Offer.

OPINION OF FINANCIAL ADVISOR

     Pursuant to an engagement letter dated February 16, 2000, the Special Committee of the Board of Directors of the Company retained Dougherty & Company to assist in negotiations and to render an opinion to the Special Committee as to the fairness, from a financial point of view, of the consideration to be received by the Company's Non-Affiliated Shareholders pursuant to the Offer and the Merger, and to assist the Special Committee in its negotiations with the Founding Shareholders and Cisco. Dougherty & Company, as part of its investment banking business, is engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements, and valuations for estate, corporate and other purposes. Dougherty & Company is a recognized investment banking firm experienced in providing advice in connection with mergers and acquisitions and related transactions.

     Dougherty & Company delivered its oral opinion to the Special Committee on February 20, 2000, and confirmed its opinion in writing as of February 25, 2000, to the effect that the Per Share Amount to be received by the Non-Affiliated Shareholders of the Common Stock pursuant to the Offer and the Merger is fair to the Non-Affiliated Shareholders from a financial point of view. The full text of Dougherty & Company's opinion is attached hereto as Annex A and is incorporated by reference herein. Shareholders are urged to read the opinion carefully and in its entirety. Dougherty & Company's opinion is directed to the Special Committee of the Board only, related solely to the consideration payable pursuant to the Offer and the Merger and does not constitute a recommendation to any shareholder of the Company. The summary of Dougherty & Company's opinion set forth in this Offer to Purchase is qualified in its entirety by reference to the full text of Dougherty & Company's opinion.

     In connection with its opinion, Dougherty & Company (i) reviewed certain publicly available financial statements and other information of the Company,
(ii) reviewed certain internal financial statements and other financial and operating data concerning the Company prepared by the Company's management,
(iii) analyzed certain financial projections prepared by the Company's management, (iv) discussed the past and current operations and financial condition and the prospects of the Company with the Company's management, (v) reviewed the reported prices and trading activity of the Company's Common Stock,
(vi) compared the financial performance of the Company and the prices and trading activity of the Common Stock with that of certain other comparable publicly-traded companies and their securities, (vii) reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions, (viii) on behalf of the Special Committee, participated in discussions and negotiations among representatives of the Founding Shareholders, and their legal and financial advisors, (ix) reviewed the Merger Agreement and
(x) performed such other analyses as it deemed appropriate. No limitations were imposed by the Special Committee upon

Dougherty & Company with respect to the investigations made or procedures followed by it in rendering its opinion.

     In arriving at its opinion, Dougherty & Company performed certain procedures, including each of the analyses described below, and reviewed with the Special Committee the assumptions on which such analyses were based as well as other factors.

  Comparable Public Company Analysis.

     Using publicly available information, Dougherty & Company analyzed and compared certain operating, financial and market trading information of the Company with that of six publicly traded companies operating in the computer telephony/call center software industry deemed by Dougherty & Company to be generally comparable to the Company. The selected comparable companies were Aspect Communications, Inc., Davox Corporation, eShare Technologies, Inc., Intervoice-Brite, Inc., Remedy Corporation and Syntellect, Inc. (collectively, the "Comparable Public Companies").

     Dougherty & Company reviewed, among other things, the equity market values plus net debt (the "Enterprise Value") as multiples of latest twelve month ("LTM") revenues, LTM earnings before interest, taxes, depreciation and amortization ("EBITDA") and LTM earnings before interest and taxes ("EBIT") for the Comparable Public Companies. Dougherty & Company also reviewed the Comparable Public Companies' multiples of equity market value to LTM, and estimated 1999 and estimated 2000 earnings per share ("EPS"). All multiples were based on closing stock prices as of February 18, 2000. Due to the Company's current results and projected losses, multiples based on EBITDA, EBIT and EPS did not yield meaningful results. Applying a range of Enterprise Value to LTM revenue multiples for the Comparable Public Companies of 2.8x to 3.8x, respectively, to the corresponding financial data for the Company resulted in an equity reference range for the Company of $5.98 to $8.19 per share (without giving effect to a change in control premium) as compared to the Per Share Amount of $10.50 per share.

  Comparable Merger and Acquisition Transactions.

     Using publicly available information, Dougherty & Company analyzed, among other things, the Enterprise Value paid in selected transactions of public companies operating in the computer telephony/call center software industry deemed by Dougherty & Company to be generally comparable to the Company (collectively, the "Comparable Merger and Acquisition Transactions"). The Acquirers/Acquirees were as follows:

              ACQUIRER                 ACQUIREE
              --------                 --------
SER Systems AG                         EIS International, Inc.
Nortel Networks LTD                    Clarify, Inc.
PeopleSoft, Inc.                       Vantive Corp.
Alcatel SA                             Genesys Telecommunications
                                       Laboratories, Inc.
Nortel Networks LTD                    Periphonics Corp.
Security First Technologies, Inc.      Edify Corporation
The Baan Company NV                    Aurum Software, Inc.
Intervoice, Inc.                       Brite Voice Systems, Inc.
Cisco Systems, Inc.                    GeoTel Communications Corp.
Lucent Technologies, Inc.              Mosaix, Inc.
Davox Corp.                            AnswerSoft, Inc.
Seibel Systems, Inc.                   Scopus Technology, Inc.
International Business Machines, Inc.  Software Artistry, Inc.

     Dougherty & Company analyzed and compared, among other things, the Enterprise Value in each transaction as a multiple of LTM revenues, EBITDA and EBIT. Applying a range of Enterprise Value to

LTM revenue multiples for the Comparable Merger and Acquisition Transactions (those transactions under $500 million in Enterprise Value) of 4.2x to 4.7x, respectively, to the corresponding financial data for the Company, resulted in an equity reference range for the Company of $9.07 to $10.18 per share, as compared to the Per Share Amount of $10.50 per share.

     All multiples for the Comparable Merger and Acquisition Transactions were based on public information available at the time of the announcement, and without taking into account differing market and other conditions during the period in which the Comparable Merger and Acquisition Transactions occurred. Dougherty & Company noted that its Comparable Merger and Acquisition Transaction analysis gave effect to a change in control premium.

     No company, transaction or business used in the Comparable Public Companies or Comparable Merger and Acquisition Transactions analysis as a comparison is identical to the Company or the Merger. Accordingly, an analysis of the results of the foregoing is not entirely mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics and other factors that could affect the acquisition, public trading and other values of the Comparable Public Companies or Comparable Merger and Acquisition Transactions to which they are being compared.

  Discounted Cash Flow Analysis.

     Dougherty & Company performed a discounted cash flow analysis of the Company based upon estimates of projected financial performance prepared by the management of the Company. Dougherty & Company calculated a range of implied equity values of the Company based upon the discounted present value of the sum of (i) the projected five-year stream of unleveraged free cash flow and (ii) the projected terminal value at the year 2004. In conducting this analysis, Dougherty & Company applied discount rates ranging from 22.0% to 26.0% and multiples of 2004 EBITDA of between 9.0 and 13.0. The range of discount rates and terminal multiples of EBITDA used in the analysis described above were chosen to reflect the growth prospects and risks of the Company including an assessment of, among other things, the Company's weighted average cost of capital, competitive position and industry conditions.

     Based on this analysis, Dougherty & Company derived an implied equity value per share of between $4.96 and $8.30 per share as compared to the Per Share amount of $10.50 per share. Dougherty & Company noted that its discounted cash flow analysis did not give effect to any change in control premium.

  Acquisition Premium Analysis.

     Dougherty & Company reviewed publicly available information to determine the premiums paid in the Comparable Merger and Acquisition Transactions. Dougherty & Company reviewed the percentage premium in each transaction represented by the offer price over the trading price one week and one month prior to the announcement date of each respective transaction. The median percentage amount by which the offer prices exceeded the closing stock prices one week and one month prior to the announcement date for the nine Comparable Merger and Acquisition Transactions (those transactions under $500 million in Enterprise Value) were 59.4% and 78.4%, respectively. The percentage amount by which the Per Share Amount exceeded the closing stock price of the Spanlink Common Stock one week and one month prior to the announcement date of the Merger was 9.1% and 30.8%, respectively.

  Stock Trading History.

     Dougherty & Company reviewed the historical market prices and trading volumes of the Company's Common Stock from February 18, 1999 to February 18, 2000. Dougherty & Company also compared the Company's closing stock price with an index composed of the Comparable Public Companies. This information was presented solely to provide the Special Committee of the Board with background information regarding the price of the Common Stock over the period indicated. Dougherty & Company noted that over the indicated periods, the high and low bid prices for shares of Common Stock were $9.63 per share and $2.00 per share, respectively, and that the average daily trading volume of the market price of the Common Stock was approximately 32,364 shares. Dougherty & Company also observed that the market price of the Common

Stock increased 133.3%, but had underperformed the market value weighted index of the Comparable Public Companies, over the one-year period analyzed.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analysis or of the summary set forth above, without considering the analysis as a whole, could create an incomplete view of the processes underlying Dougherty & Company's opinion. In arriving at its opinion, Dougherty & Company considered the results of all such analyses. The analyses were prepared solely for purposes of providing its opinion to the Special Committee that the Per Share Amount to be received by the Non-Affiliated Shareholders pursuant to the Offer and the Merger was fair to such holders from a financial point of view.

     Pursuant to the engagement letter dated February 16, 2000 between the Company and Dougherty & Company, the Company has agreed to pay Dougherty & Company a fee for its evaluation of the fairness of the transaction of $100,000. In addition, Dougherty & Company will receive an additional fee of $40,000 for acting as financial advisor to the Special Committee and assisting in negotiations. Neither of these fees is conditioned upon the closing of the Merger. In addition, the Company has agreed to reimburse Dougherty & Company for its reasonable out-of-pocket expenses incurred in connection with its activities under the letter agreement, regardless of whether the Merger is consummated. The Company has also agreed to indemnify Dougherty & Company and certain related persons against certain liabilities arising out of or in conjunction with its engagement, including certain liabilities under federal securities laws.

PURPOSE AND STRUCTURE OF THE OFFER

     The purpose of the Offer is for the Founding Shareholders to acquire control of the Company in a transaction in which the Non-Affiliated Shareholders would be entitled to receive cash in the amount of $10.50 per Share in exchange for their equity interest in the Company. Such acquisition is structured as a tender offer by Purchaser to purchase at the Per Share Amount all Shares validly tendered and not withdrawn pursuant to the Offer.

     As described above, the Board has approved the Merger and the Merger Agreement in accordance with the MBCA. If Purchaser acquires 90% or more of the Company's shares in the Offer, Purchaser will immediately commence a merger of Purchaser with and into the Company under Minnesota law without soliciting approval of the Company's shareholders. If Purchaser acquires at least 67% of the Company's shares in the Offer, but less than 90% of the Company's shares, Purchaser will immediately commence the process of soliciting approval of the Company's shareholders for the merger of Purchaser with and into the Company. Under the Company's articles of incorporation, the Merger Agreement must be adopted by the affirmative vote of holders of a majority of the outstanding shares of Common Stock. If the number of Shares tendered in the Offer, when combined with the number of Shares of the Company owned by the Purchaser, represents less than 67% of the Company's outstanding Common Stock, the Purchaser will not be obligated to purchase the tendered Shares or proceed with the Merger. IF THE NUMBER OF SHARES TENDERED IN THE OFFER, WHEN COMBINED WITH THE NUMBER OF SHARES OWNED BY PURCHASER, REPRESENTS AT LEAST 67% OF THE SHARES, AND THE SHARES ARE PURCHASED IN THE OFFER, THE FAVORABLE VOTE TO APPROVE THE MERGER IS ASSURED. HOWEVER, THE PURCHASER'S OBLIGATION TO CONSUMMATE THE MERGER IS CONDITIONED ON THE HOLDERS OF NOT MORE THAN 5% OF THE COMPANY'S OUTSTANDING SHARES EXERCISING DISSENTERS' RIGHTS UNDER SECTIONS 302A.471 AND 302A.473 OF THE MBCA.

PLANS FOR THE COMPANY AFTER THE OFFER

     Following the effectiveness of the Merger (the "Effective Time"), the directors of Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation. It is currently expected that the business and operations of the Surviving Corporation will be continued substantially as they are currently being conducted by the Company and its subsidiaries. Except as otherwise indicated in this Offer to Purchase, none of Purchaser, Purchaser's affiliates or Cisco has any present plans or proposals involving the Company or its subsidiaries which relate to or would result in an extraordinary corporate transaction such as a merger, reorganization or liquidation, or a sale or transfer of a material amount of assets, or any material change in the Company's present dividend policy, indebtedness or capitalization, or any other material change in the Company's corporate structure or business. However, the Surviving Corporation's management will review proposals or may propose the acquisition or disposition of assets or other changes in the Surviving Corporation's business, corporate structure, capitalization, management or dividend policy that it considers to be in the best interests of the Surviving Corporation and its shareholders. Management may, from time to time, evaluate and review the Company's businesses, operations and properties and make such changes as are deemed appropriate.

     Upon consummation of the Merger, the Company will become a privately held corporation. Accordingly, Non-Affiliated Shareholders will not have the opportunity to participate in the earnings and growth of the Surviving Corporation after the consummation of the Merger and will not have any right to vote on corporate matters. Similarly, such Non-Affiliated Shareholders will not face the risk of losses generated by the Surviving Corporation's operations or any decrease in the value of the Surviving Corporation after the consummation of the Merger.

     Following the consummation of the Merger, the Shares will no longer be quoted on the Nasdaq SmallCap Market ("Nasdaq"). In addition, the registration of the Shares under the Exchange Act will be terminated. Accordingly, following the consummation of the Merger, there will be no publicly-traded Shares outstanding. See "THE OFFER -- Effect of the Transactions on the Market for the Shares; Exchange Act Registration." It is expected that if Shares are not accepted for payment by the Purchaser pursuant to the Offer and the Merger is not consummated, the Company's current management will continue to manage the Company as an ongoing business under the general direction of the Board.

     As of the commencement of the Offer, the Company's Board of Directors consists of five directors: Brett Shockley, Thomas Madison, Bruce Humphrey, Joseph Mooney and Loren Singer, Jr. As of the commencement of the Offer, the Purchaser's Board of Directors consists of three directors: Brett Shockley, Loren Singer, Jr. and Todd Parenteau. The Purchaser has agreed to add a representative of Cisco to its Board upon Cisco's purchase of preferred stock immediately prior to the closing of the Offer. Concurrently with the election of the Cisco representative, the Purchaser has agreed to add an additional three directors in order to increase the size of the Board to seven members. As of the commencement of the Offer, the three additional directors had not yet been selected. In connection with the Merger, the Board of Directors of the Purchaser will become the Board of Directors of the Surviving Corporation. The Purchaser has agreed with Cisco that the Board of Directors will not be increased to more than seven directors nor decreased to less than seven directors without the approval of the holders of the preferred stock to be issued by the Purchaser.

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTIONS

     In considering whether to tender Shares pursuant to the Offer, shareholders should be aware that the Founding Shareholders and Board have certain interests which are discussed below and which present them with actual or potential conflicts of interest in connection with the Offer and the Merger.

     Purchaser has entered into a Subscription Agreement with the Founding Shareholders, pursuant to which each of these individuals has agreed to exchange 810,000 shares of Common Stock of the Company for 810,000 shares of common stock of the Purchaser, immediately before the purchase of Shares pursuant to the Offer. After the exchange, the three individuals would each own 33.3 % of the outstanding voting common stock of the Purchaser and, collectively, the three individuals would own 100% of the outstanding voting common stock of the Purchaser. Each of the Founding Shareholders will also tender 90,000 shares of Common Stock of the Company in the Offer. Cisco has entered into a Stock Purchase Agreement with the Purchaser pursuant to which Cisco has agreed to purchase, immediately before the purchase of Shares pursuant to the Offer, 450,000 shares of the Purchaser's nonvoting Series A Preferred Stock. Cisco will pay $45 million for the nonvoting preferred stock to be issued by Purchaser and Purchaser will use the proceeds of the sale to finance the Offer and Merger, and for working capital. After Cisco's purchase of nonvoting preferred stock, the Founding Shareholders will continue to control 100% of the voting common stock of Purchaser.

     As of the date of this Offer, each of the Founding Shareholders owns 900,000 shares of the Company's Common Stock directly as well as options to purchase Company Common Stock as set forth below. In the Merger, certain options to purchase Common Stock of the Company will be converted to options to purchase common stock of the Surviving Corporation. See "MERGER AGREEMENT -- Options." The following table demonstrates for each of the Founding Shareholders the number of options to be cancelled in exchange for cash payments and the number of options to be converted to Surviving Corporation options as a result of the Merger. The amount of cash payable in exchange for cancellation of outstanding options is equal to the product of (i) the difference between the exercise price and the Per Share Amount, and (ii) the number of shares subject to the option.

                                                                                        EXERCISE
                                                               OPTIONS      OPTIONS     PRICE PER
NAME                                                          CANCELLED    CONVERTED      SHARE
----                                                          ---------    ---------    ---------
Loren A. Singer, Jr. .......................................    6,000                     $3.63
                                                                4,000                     $3.25
                                                               10,000                     $2.94
Brett Shockley..............................................                150,000       $2.75
                                                                             30,000       $2.00
Todd A. Parenteau...........................................                 45,000       $2.75
                                                                              5,000       $2.00

     Stock options of the Company which are converted will be converted into options to purchase shares of the Surviving Corporation's common stock under a stock option plan to be adopted by the Surviving Corporation. These options shall become exercisable on the same vesting schedule to which they are currently subject as options to purchase Company Stock.

POSITION OF THE PURCHASER REGARDING FAIRNESS OF THE OFFER

     The Purchaser believes that the consideration to be received by the Company's Non-Affiliated Shareholders pursuant to the Offer and the Merger is fair to such Shareholders. The Purchaser bases its belief on the following facts: (i) the fact that the Special Committee concluded that the Offer and the Merger are fair to, advisable and in the best interests of, the Company's Non-Affiliated Shareholders, (ii) notwithstanding the fact that Dougherty & Company's opinion was addressed to the Special Committee and that neither the Company nor Purchaser is entitled to rely on such opinion, the fact that the Special Committee received an opinion from Dougherty & Company that, as of the date of such opinion and based on and subject to certain matters stated in such opinion, the consideration to be paid in the Offer and the Merger is fair to the Non-Affiliated Shareholders from a financial point of view, (iii) the fact that the per Share price to be paid in the Offer and the Merger represents a large premium over the closing price of the Shares in calendar year 1999, (iv) the fact that the same consideration will be paid in both the Offer and the Merger,
(v) the Offer and the Merger will each provide consideration to the Company's Shareholders entirely in cash and (vi) the other factors enumerated by the Special Committee as supporting their recommendation of the Offer and the Merger. The Purchaser did not find it practicable to assign, nor did it assign, relative weights to the individual factors considered in reaching its conclusion as to fairness.

THE PURCHASER'S REASONS FOR THE OFFER

     The Purchaser decided to pursue the Offer and the Merger at this time for several reasons. Management of the Company has increasingly found it difficult to make the long term investment and resource allocation necessary for the Company to pursue the long-term opportunities available to the Company. Management believes the Company must make significant investments in research and development and sales and marketing to achieve a significant position in the markets its products serve. The lack of consistent quarterly results has created a difficult environment for the Company to raise adequate capital to make the required investments in research and development and sales and marketing. As a privately held company, the Company's management would be able to eliminate management time spent on matters related to the Company being a public company and could better focus its efforts exclusively on the operation of the Company's business. Cisco's proposed investment in the Purchaser allows the Founding Shareholders and the Purchaser to pay fair value to the Non-Affiliated Shareholders and obtain sufficient working capital to operate as a private company with opportunity for growth and increased value.

THE MERGER AGREEMENT

     THE FOLLOWING IS A SUMMARY OF CERTAIN PROVISIONS OF THE MERGER AGREEMENT. THE SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE MERGER AGREEMENT, WHICH IS INCORPORATED HEREIN BY REFERENCE AND A COPY OF WHICH IS ATTACHED HERETO AS ANNEX B. CAPITALIZED TERMS NOT OTHERWISE DEFINED IN THE FOLLOWING SUMMARY SHALL HAVE THE MEANINGS SET FORTH IN THE MERGER AGREEMENT.

     The Offer. The Merger Agreement provides that the Purchaser will commence the Offer as promptly as practicable, but in no event later than March 1, 2000, and that, upon the terms and subject to the prior satisfaction of the conditions to the Purchaser's obligation to consummate the Offer, the Purchaser will purchase all Shares validly tendered pursuant to the Offer. The Merger Agreement provides that the Purchaser will not (i) decrease the Per Share Amount or change the form of consideration payable in the Offer; (ii) decrease the number of Shares sought to be purchased by it; (iii) change the conditions of its obligation to consummate the Offer; (iii) waive the Minimum Condition or impose any additional conditions on its obligation to consummate the Offer; or (iv) amend any other term of the Offer in any manner adverse to the holders of the Shares. Notwithstanding the foregoing, the Purchaser will extend the Offer from time to time for the shortest time periods which it reasonably believes are necessary if, and to the extent that, at the initial Expiration Date (as defined herein), or any subsequently scheduled expiration date, any of the conditions to the obligations of the Purchaser to consummate the Offer have not been satisfied or waived.

     The Merger Agreement also provides that subject to the terms and conditions of the Merger Agreement and to applicable legal requirements, each of the Company, the Purchaser and Cisco agrees to use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, in the case of the Company, consistent with the fiduciary duties of the Company's Board of Directors, and to assist and cooperate with the other parties in doing, as promptly as practicable, all things necessary, proper or advisable under applicable laws and regulations to ensure that the conditions to the Offer are satisfied and to consummate and make effective the transactions contemplated by the Offer and the Merger Agreement.

     The Merger. The Merger Agreement provides that at the Effective Time, the Purchaser will be merged with and into the Company in accordance with the MBCA. As a result of the Merger, the separate corporate existence of the Purchaser will cease, and the Company will be the Surviving Corporation.

     The Merger Agreement provides that at the Effective Time, each issued and outstanding share of Common Stock other than (i) Shares held directly or indirectly by the Company, the Purchaser or Cisco and (ii) Dissenting Shares, will be converted into the right to receive, upon the surrender of the certificate formerly representing such Share, the Per Share Amount. The Merger Agreement also provides that each Share held directly or indirectly by the Company, the Purchaser or Cisco will be cancelled without any conversion thereof and no payment shall be made with respect thereto. Each share of capital stock of the Purchaser issued and outstanding immediately prior to the Effective Time will be converted into one share of capital stock of the Surviving Corporation, with the same designation as to class or series and the same rights and preferences as applied to the capital stock of the Purchaser immediately prior to the Effective Time.

     Options. The Merger Agreement provides that the Purchaser and the Company shall take all actions necessary and appropriate to provide that immediately prior to the acceptance for payment and purchase of Shares by the Purchaser pursuant to the Offer, each outstanding option and warrant to purchase shares of Common Stock (collectively, the "Options"), whether or not granted under the Company's 1996 Omnibus Stock Plan, shall be either converted to cash or converted to Surviving Company Options as described below.

The Merger Agreement defines "converted to cash" to mean that such Options shall be cancelled and in consideration of such cancellation, immediately following consummation of the Offer, the Company shall pay to such holders of Options an amount in respect thereof equal to the product of (1) the excess of the Per Share Amount over the exercise price thereof and (2) the number of Shares subject thereto (such payment to be net of taxes required by law to be withheld with respect thereto); provided that the foregoing shall be subject to the obtaining of any necessary consent of holders of Options, it being agreed that the Company and Purchaser will use their reasonable best efforts to obtain any such consents. The Merger Agreement defines "converted to Surviving Company Options" to mean that such Options shall be converted as of the Effective Time without any action on the part of the holder thereof into an Option to purchase shares of the Surviving Corporation's Common Stock under a stock option plan to be adopted by the Surviving Corporation. The converted Option shall entitle the holder to purchase from Surviving Corporation an equivalent number of shares of Surviving Corporation's common stock at an equivalent exercise price, all as determined in accordance with Internal Revenue Code Section 424 and the negotiations thereunder so as to provide to the option holder approximately the same economic benefit they would have had as options to purchase Company Common Stock at the Effective Time. At the Effective Time, all Options converted to Surviving Company Options shall become exercisable on the same vesting schedule to which they are currently subject as Options to purchase Company Stock.

     The Merger Agreement defines three groups of Option holders, "Designated Founding Employees," "Designated Employees" and "Other Employees," and provides that Options held by each group will be treated differently. Options held by Designated Founding Employees, including Brett Shockley and Todd Parenteau, will be converted to Surviving Company Options. The vested and exercisable portion of Options held by Designated Employees will be converted to cash while that portion of any Options held by Designated Employees which is not vested and exercisable will be converted to Surviving Company Options. With respect to Options held by Other Employees, the vested and exercisable portion of such Options as well as 30% of the non-vested portion of such Options, will be converted to cash. The remaining 70% of the non-vested portion of such Options will be converted to Surviving Company Options. Any Options held by non-employees of the Company will be converted to cash. Any Options approved by the Company's Board of Directors after January 1, 2000 shall be converted to Surviving Company Options.

     Representations and Warranties. In the Merger Agreement, the Company has made customary representations and warranties to Cisco and the Purchaser with respect to, among other things, corporate organization, capitalization, authority to enter into the Merger Agreement, non-contravention, filings with the Securities and Exchange Commission (the "Commission"), financial statements, the absence of undisclosed liabilities, material agreements, the accuracy of disclosures to be included in the proxy statement and tender offer documents, litigation, compliance with applicable laws, employee benefit plans, intellectual property, employment agreements and labor relations, taxes, property and leases, inventories, insurance, environmental matters, the absence of certain changes or events, the applicability of state takeover statutes, receipt of the Financial Advisor Opinion, the adequacy of the disclosures to Purchaser and brokers' fees.

     The Purchaser has made customary representations and warranties to the Company with respect to, among other things, corporate organization, authority to enter into the Merger Agreement and the transactions contemplated thereby, non-contravention, the accuracy of disclosures to be included in the proxy statement and tender offer documents, sufficient funds and brokers' fees.

     Certain representations and warranties in the Merger Agreement are qualified as to "materiality" or "Material Adverse Effect." For purposes of the Merger Agreement and this Offer to Purchase, when used in connection with the Company, a "Material Adverse Effect" means any material adverse change in or effect on the business, operations or financial condition of the Company taken as a whole except for (i) any change or effect resulting from general economic, financial or market conditions, (ii) any change or effect resulting from conditions or circumstances generally affecting the telecommunications industry,
(iii) changes in laws of general applicability or applicable generally to the telecommunications industry.

     Conditions to The Merger. The respective obligations of the Purchaser, on the one hand, and the Company, on the other hand, to effect the Merger are subject to the satisfaction at or prior to the Effective

Time of each of the following conditions: (i) the shareholders of the Company shall have approved the transactions contemplated by the Merger Agreement, pursuant to the requirements of the Company's articles of incorporation and applicable law, or the Purchaser shall have acquired sufficient Company shares prior to the Effective Time to effect a merger pursuant to Section 302A.621 of the MBCA; (ii) the Purchaser shall have accepted for payment and paid for all Shares pursuant to the Offer in accordance with its terms; provided, that the Purchaser may not invoke this condition if the Purchaser fails to accept for payment or pay for Shares pursuant to the Offer in violation of the terms of the Offer; (iii) the consummation of the Merger shall not be restrained, enjoined or prohibited by any order, judgment, decree, injunction or ruling of a court of competent jurisdiction or, any governmental authority and there shall not have been any statute, rule or regulation enacted, promulgated or deemed applicable to the Merger by any governmental authority which prevents the consummation of the Merger.

     The obligations of the Purchaser to effect the Merger are also subject to the satisfaction at or prior to the effective time of the following conditions:
(i) the representations and warranties of the Company shall be true and correct subject to applicable materiality qualifications and the Company shall have performed or complied in all material respects with all covenants, conditions and agreements required to be performed or complied with by the Company prior to the Effective Time; (ii) No Material Adverse Effect on the Company shall have occurred since the expiration date of the Offer; provided, that the obligations of the Purchaser shall not be subject to this condition if Purchaser acquires sufficient Shares in the Offer to effect a Merger pursuant to Section 302A.621 of the MBCA; and (iii) The holders of not more than five (5) percent of the Company's outstanding Shares shall have exercised dissenters' rights under Sections 302A.471 and 302A.473 of the MBCA, which are attached hereto as Annex D.

     The obligations of the Company to effect the Merger are also subject, prior to consummation of the Offer (but not subsequent thereto), to the satisfaction at or prior to the Effective Time of the further condition that the representations and warranties of the Purchaser shall be true and correct subject to applicable materiality qualifications and the Purchaser shall have performed or complied in all material respects with all covenants, conditions and agreements required to be performed or complied with by the Purchaser prior to the Effective Time.

     Interim Operations. The Merger Agreement provides that after the date of the Merger Agreement and prior to the Effective Time, the Company will conduct its operations only in the ordinary course of business consistent with past practice and will use its reasonable efforts to preserve intact the business organization of the Company, to keep available the services of its present officers and key employees, and to preserve the good will of those having business relationships with it. Subject to certain exceptions, the Company will not, prior to the Effective Time, without the prior written consent of Cisco and the Purchaser which shall not be unreasonably withheld or delayed:

     (a) amend its articles of incorporation, by-laws (or similar documents);

     (b) issue, reissue or sell, or authorize the issuance, reissuance or sale of additional shares of capital stock or other securities, other than the issuance of common stock pursuant to the exercise of Options or pursuant to the Company's Employee Stock Purchase Plan.

     (c) declare, set aside or pay any dividend or other distribution in respect of any class or series of its capital stock;

     (d) split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any shares of its capital stock, or any of its other securities;

     (e) except for (i) increases in salary, wages and benefits of officers or employees of the Company in accordance with past practice, (ii) increases in salary, wages and benefits granted to officers and employees of the Company in conjunction with new hires, promotions or other changes in job status, increase the compensation or fringe benefits payable or to become payable to its directors, officers or key employees, or pay any benefit not required by any existing plan or arrangement or grant any severance or termination pay to (except pursuant to existing agreements, plans or policies), or enter into any employment or severance agreement with, any director, officer or other key employee of the

         Company or establish, adopt, enter into, or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, savings, welfare, deferred compensation, employment termination, severance or other employee benefit plan, agreement, trust, fund, policy or arrangement for the benefit or welfare of any directors, officers or current or former employees, except in each case to the extent required by applicable law or regulation;

     (f) acquire, sell, lease or dispose of any assets (other than inventory) or securities which are material to the Company, or enter into any commitment to do any of the foregoing or enter into any material commitment or transaction outside the ordinary course of business which are in excess of $50,000;

     (g) (i) incur, assume or prepay any long-term debt or incur or assume any short-term debt, except that the Company may incur, assume or prepay debt in the ordinary course of business consistent with past practice under existing lines of credit, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except in the ordinary course of business, or (iii) make any loans, advances or capital contributions to, or investments in, any other person except in the ordinary course of business and not in excess of $50,000; or

     (h) agree in writing or otherwise to take any of the foregoing actions.

     Shareholders' Meeting. If required by the Company's articles of incorporation and/or applicable law to consummate the Merger, the Company, acting through the Board, shall, in accordance with applicable law:

          (i) duly call, give notice of, convene and hold a special meeting of its shareholders (the "Special Meeting") as soon as practicable following the acceptance for payment of and payment for Shares by the Purchaser pursuant to the Offer for the purpose of considering and taking action upon this Agreement;

          (ii) prepare and file (as soon as practicable, and in any event within 10 business days after the execution of the Merger Agreement) with the Commission a preliminary proxy statement relating to the Merger and the Merger Agreement and use its best efforts (x) to obtain and furnish the information required by the Commission to be included in the Proxy Statement (as hereinafter defined) and, after consultation with Cisco and Purchaser, to respond promptly to any comments made by the Commission with respect to the preliminary proxy statement and cause a definitive proxy statement (the "Proxy Statement") to be mailed to its shareholders and (y) to obtain the necessary approvals of the Merger and the Merger Agreement by its shareholders; and

          (iii) subject to the fiduciary obligations of the Board under applicable law as advised by outside counsel, include in the Proxy Statement the recommendation of the Board that shareholders of the Company vote in favor of the approval of the Merger and the adoption of the Merger Agreement.

     Each of Cisco and the Purchaser agree that it will vote, or cause to be voted, all of the Shares then owned by it, or any of Cisco's subsidiaries in favor of the approval of the Merger and the adoption of the Merger Agreement.

     No Solicitation. Pursuant to the Merger Agreement, the Company has agreed that, from the date of the Merger Agreement until the earlier of the Effective Time or the termination of the Merger Agreement by the Company to pursue a third party offer, the Company shall not, and shall use its reasonable best efforts to cause its directors, officers or employees or any representative retained by it (including the Company's financial advisor) not to, directly or indirectly through another person, (i) solicit, initiate, entertain or encourage (including by way of furnishing non-public information) any inquiries or the making of an Acquisition Proposal (as defined below), or (ii) participate in any discussions or negotiations regarding any Acquisition Proposal; provided, however, that if, at any time after receiving a Superior Proposal (as defined below), the Special Committee of the Company determines in good faith, after consultation with and receipt of advice from outside counsel, that it is necessary to do so in order to act in a manner consistent with its fiduciary duties to the Company's shareholders under applicable law, the Company may, in response to a Superior Proposal and subject to delivering a notice to Cisco, (x) furnish information with respect to the Company to any Person making such Superior Proposal pursuant to a confidentiality agreement entered into between such Person and the Company with terms no less favorable to the Company than those contained in the Confidentiality Agreement and (y) participate in discussions or negotiations regarding such Superior Proposal. For purposes of the Merger Agreement, an "Acquisition Proposal" means any inquiry, proposal or offer from any Person (i) relating to any direct or indirect acquisition or purchase of (A) a business that constitutes 15% or more of the net revenues, net income or the assets of the Company, or (B) 20% or more of any class of equity securities of the Company, (ii) relating to any tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of any class of equity securities of the Company, or (iii) relating to any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, in each case, other than the transactions contemplated by the Merger Agreement. Immediately following the execution and delivery of the Merger Agreement, the Company agreed to cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted with respect to the foregoing. Promptly following the execution of the Merger Agreement, the Company agreed to request each Person that has, prior to the date of this Agreement executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal to return or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company.

     Pursuant to the Merger Agreement, the Special Committee of the Company agreed that it would not (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Cisco, the approval or recommendation by such Special Committee of the Merger, the Offer or the Merger Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "Company Acquisition Agreement") related to any Acquisition Proposal, other than any such agreement entered into concurrently with a termination pursuant to the next sentence to facilitate such action. Notwithstanding the foregoing, if at any time the Special Committee of the Company determines in good faith, after consultation with and receipt of advice from outside counsel, that it is necessary to do so in order to act in a manner consistent with its fiduciary duties to the Company's shareholders under applicable law, subject to providing required notice to Cisco, the Special Committee of the Company may, in response to a Superior Proposal which was not solicited by the Company and which did not otherwise result from a breach of the Merger Agreement, terminate the Merger Agreement (and concurrently with or after such termination, if it so chooses, cause the Company to enter into any Company Acquisition Agreement with respect to any Superior Proposal) but only at a time that is at least 24 hours after delivery of notice to Cisco. In the event the Company terminates the Merger Agreement in order to enter into a Company Acquisition Agreement with respect to a Superior Proposal, the Company will be obligated to pay to Cisco a fee of $3,000,000 as reimbursement of expenses and liquidated damages.

     For purposes of the Merger Agreement, a "Superior Proposal" means any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities or other property, more than 67% of the combined voting power of the shares of Company Common Stock then outstanding or all or substantially all the assets of the Company which (i) the Special Committee determines in good faith is reasonably likely to be consummated, taking into account the Person making the proposal and all legal, financial and regulatory aspects of the proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, and (ii) the Special Committee determines in good faith (after consultation with and based upon the advice of its outside financial advisors) would, if consummated, provide greater value to Company's shareholders than the transactions contemplated by the Merger Agreement.

     The Merger Agreement requires that the Company advise Cisco orally and in writing of any request for non-public information, any Acquisition Proposal, including all of the material proposed terms of such Acquisition Proposal, the identity of the third party, or any decision by the Company to furnish information to or participate in discussions with such third party. Any such notice must be delivered promptly after (and in no event later than 24 hours after) receipt of any request for non-public information or of any Acquisition Proposal and prior to the Company furnishing information or participating in discussions with any third party. In addition, in the event the Company intends to enter into a Company Acquisition Agreement relating to a

Superior Proposal, the Company is obligated to deliver a notice to Cisco at least 24 hours prior to entering into such Company Acquisition Agreement, which notice must identify the third party and the material proposal terms of such Superior Proposal. The Company is required to keep Cisco reasonably informed of the status of any such request or Acquisition Proposal and to update the information required to be provided in each Company Notice upon the request of Cisco.

     Indemnification and Insurance. The Merger Agreement provides that all rights to indemnification or exculpation now existing in favor of the directors, officers, employees and agents of the Company as provided in its articles of incorporation or bylaws or otherwise in effect as of the date of the Merger Agreement with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect. To the maximum extent permitted by the MBCA, such indemnification shall be mandatory rather than permissive and the Surviving Corporation shall advance expenses in connection with such indemnification. The Purchaser shall cause the Surviving Corporation to maintain in effect for not less than six years from the Effective Time the policies of the directors and officers' liability and fiduciary insurance most recently maintained by the Company (provided, that the Surviving Corporation may substitute therefore policies of at least the same coverage containing terms and conditions which are no less advantageous to the beneficiaries thereof so long as such substitution does not result in gaps or lapses in coverage) with respect to matters occurring prior to the Effective Time to the extent available, provided, further, that in no event shall the Surviving Corporation be required to expend more than an amount per year equal to 200% of the current annual premiums paid by the Company (the "Premium Amount") to maintain or procure insurance coverage pursuant hereto and provided, further, that if the Surviving Corporation is unable to obtain the insurance called for by the Merger Agreement, the Surviving Corporation will obtain as much comparable insurance as is available for the Premium Amount per year.

     The Merger Agreement's provisions relating to indemnification and insurance will survive the Merger, and each Indemnified Party is a third-party beneficiary of the covenants and agreements of the parties relating to indemnification and insurance.

     Termination. The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the shareholders of the Company:

     (a) By mutual written consent of Cisco, the Purchaser and the Company;

     (b) By the Company if (i) the Purchaser fails to commence the Offer, (ii) the Purchaser shall not have accepted for payment and paid for Shares pursuant to the Offer in accordance with the terms thereof on or before June 30, 2000 or (iii) the Purchaser fails to purchase validly tendered Shares in violation of the terms of the Offer or this Agreement;

     (c) by Cisco, the Purchaser or the Company if the Offer is terminated or withdrawn pursuant to its terms without any Shares being purchased thereunder; provided, however, that Cisco and the Purchaser may terminate pursuant to this provision only if Cisco's or the Purchaser's termination or withdrawal of the Offer is not in violation of the terms of the Merger Agreement or the Offer;

     (d) by Cisco, the Purchaser or the Company if any court or other governmental authority shall have issued, enacted, entered, promulgated or enforced any order, judgment, decree, injunction, or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, judgment, decree, injunction, ruling or other action shall have become final and nonappealable;

     (e) by the Company if, prior to the purchase of Shares pursuant to the Offer in accordance with the terms of the Merger Agreement, there shall have occurred, on the part of Cisco or Purchaser, a breach of any material representation or warranty, covenant or agreement contained in the Merger Agreement which is not curable or, if curable, is not cured within 30 calendar days after written notice of such breach is given by the Company to the party committing the breach.

     (f) by the Company if, prior to the purchase of Shares pursuant to the Offer, a Third Party shall have made a bona fide offer, constituting a Superior Proposal, that the Special Committee by majority vote determines in its good faith judgment in the exercise of its fiduciary duties, after consulting legal counsel, is more favorable to the Company's shareholders than the Offer and the Merger, provided, that such termination shall not be effective until payment of a $3,000,000 break-up fee to Cisco as described below under "Fees and Expenses."

     (g) by Cisco if, prior to the purchase of Shares pursuant to the Offer in accordance with the terms of the Merger Agreement, (i) there shall have occurred, on the part of the Company, a breach of any representation, warranty, covenant or agreement contained in the Merger Agreement which if not cured would have a Material Adverse Effect on the Company and which is not curable or, if curable, is not cured within the later of
         (x) 30 calendar days after written notice of such breach is given by Cisco to the Company and (y) the satisfaction of all conditions to the offer not related to such breach; or (ii) if the Company shall have entered into a Company Acquisition Agreement with a person other than Cisco, the Purchaser or an Affiliate of either; or

     (h) by Cisco if it shall not have breached any of its obligations under the Merger Agreement or under the Series A Agreement or Offer and no Shares shall have been purchased pursuant to the Offer on or before May 31, 2000;

     Fees and Expenses. Pursuant to the Merger Agreement, upon a termination of the Merger Agreement by the Company pursuant to paragraph (f) under "Termination" or by Cisco pursuant to paragraph (g)(ii) under "Termination," the Company shall pay to Cisco, within three business days following such termination, the amount of $3,000,000 as reimbursement of Cisco's expenses and as liquidated damages.

RIGHTS OF DISSENTING SHAREHOLDERS

     Sections 302A.471 and 302A.473 of the MBCA, attached hereto as Annex D, provide to each shareholder the right to dissent from the Merger, and obtain payment in cash for the "fair value" of such shareholder's shares following the consummation of the Merger.

     The following summary of the applicable provisions of Sections 302A.471 and 302A.473 of the MBCA is not intended to be a complete statement of such provisions and is qualified in its entirety by reference to such sections, the full texts of which are attached as Appendix C to this proxy statement. These sections should be reviewed carefully by any shareholder who wishes to exercise dissenters' rights or who wishes to preserve the right to do so, since failure to comply fully with the procedures set forth herein or therein will result in the loss of dissenters' rights.

     Under the MBCA, holders of common stock will have the right, by fully complying with the applicable provisions of Sections 302A.471 and 302A.473, to dissent with respect to the merger and to receive from the Surviving Corporation payment in cash of the "fair value" of their shares of common stock after the merger is completed. The term "fair value" means the value of the shares of common stock immediately before the Effective Time.

     All references in Sections 302A.471 and 302A.473 and in this summary to a "shareholder" are to a record holder of the shares of common stock as to which dissenters' rights are asserted. A person having beneficial ownership of shares of common stock that are held of record in the name of another person, such as a broker, nominee, trustee or custodian, must act promptly to cause the record holder to follow the steps summarized below properly and in a timely manner in order to perfect whatever dissenters' rights such beneficial owner may have.

     Shareholders of record who desire to exercise their dissenters' rights must satisfy all of the following conditions. A written notice of intent to demand fair value for shares must be delivered to the executive offices of the Company before the taking of the shareholder vote on the merger. This written demand must be in addition to and separate from any proxy or vote against the merger. Voting against, abstaining from voting or failing to vote on the merger does not by itself constitute a notice of intent to demand fair value within the meaning of the MBCA.

     Shareholders electing to exercise their dissenters' rights under the MBCA must not vote for approval of the merger agreement. A shareholder's failure to vote against the merger agreement will not constitute a waiver of dissenters' rights. However, if a shareholder returns a signed proxy but does not specify a vote against adoption of the merger agreement or direction to abstain, the proxy will be voted for approval of the merger agreement, which will have the effect of waiving that shareholder's dissenters' rights.

     A Company shareholder may not assert dissenters' rights as to less than all of the shares registered in such holder's name except where certain shares are beneficially owned by another person but registered in such holder's name. If a record owner, such as a broker, nominee, trustee or custodian, wishes to dissent with respect to shares beneficially owned by another person, such shareholder must dissent with respect to all of such shares and must disclose the name and address of the beneficial owner on whose behalf the dissent is made. A beneficial owner of shares of common stock who is not the record owner of such shares may assert dissenters' rights as to shares held on such person's behalf, provided that such beneficial owner submits a written consent of the record owner to Company at or before the time such rights are asserted.

     A shareholder who elects to exercise dissenters' rights must send his or her written demand, before the taking of the vote on the merger agreement, to Spanlink Communications, Inc., 7125 Northland Terrace, Brooklyn Park, Minnesota 55428; Attention: Brett Shockley. The written demand should specify the shareholder's name and mailing address, the number of shares owned and that the shareholder intends to demand the fair value of his or her shares.

     If the merger agreement is approved by the shareholders of the Company at the special meeting, the Surviving Corporation will send a written notice to each shareholder who filed a written demand for dissenters' rights and did not vote for approval of the merger agreement. The notice will contain the address to which the shareholder shall send a demand for payment and the stock certificates representing the dissenting shares in order to obtain payment and the date by which they must be received, a form to be used in connection therewith and other related information.

     In order to receive fair value, a dissenting shareholder must, within 30 days after the date such notice was given (for which purpose notice by the Surviving Corporation is deemed to have been given under Minnesota law when deposited in the U.S. mail), demand the payment of fair value for his or her shares, and deposit his or her stock certificates with the Surviving Corporation at the address specified in such notice. A dissenting shareholder will retain all rights as a shareholder until the Effective Time. After a valid demand for payment and the related stock certificates are received, or after the Effective Time, whichever is later, the Surviving Corporation will remit to each dissenting shareholder who has complied with statutory requirements the amount that the Surviving Corporation estimates to be the fair value of such shareholder's shares, with interest commencing five days after the Effective Time at a rate prescribed by statute (currently 4%). Remittance will be accompanied by the Surviving Corporation's closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the Effective Time, together with the Surviving Corporation's latest available interim financial data, an estimate of the fair value of the shareholder's shares and a brief description of the method used to reach the estimate, a brief description of the procedure to be followed if such holder is demanding supplemental payment and copies of Sections 302A.471 and 302A.473 of the MBCA.

     If the dissenting shareholder believes that the amount remitted by the Surviving Corporation is less than the fair value of such holder's shares, plus interest, the shareholder may give written notice to the Surviving Corporation of such holder's own estimate of the fair value of the shares, plus interest, within 30 days after the mailing date of the remittance and demand payment of the difference. Such notice must be given at the executive offices of the Company at the address set forth above. A shareholder who fails to give such written notice within this time period is entitled only to the amount remitted by the Surviving Corporation.

     Within 60 days after receipt of a demand for supplemental payment, the Surviving Corporation must either pay the shareholder the amount demanded or agreed to by such shareholder after discussion with the Surviving Corporation or petition a court in Hennepin County, Minnesota for the determination of the fair value of the shares, plus interest. The petition shall name as parties all shareholders who have demanded supplemental payment and have not reached an agreement with the Surviving Corporation. The court, after determining that the shareholder or shareholders in question have complied with all statutory requirements, may use any valuation method or combination of methods it deems appropriate to use, whether or not used by the Surviving Corporation or the dissenting shareholder, and may appoint appraisers to recommend the amount of the fair value of the shares. The court's determination will be binding on all of the Company's shareholders who properly exercised dissenters' rights and did not agree with the Surviving Corporation as to the fair value of the shares. Dissenting shareholders are entitled to judgment in cash for the amount by which the court-determined fair value per share, plus interest, exceeds the amount per share, plus interest, remitted to the shareholders by the Surviving Corporation. The shareholders shall not be liable to the Surviving Corporation for any amounts paid by the Surviving Corporation which exceed the fair value of the shares as determined by the court, plus interest. The costs and expenses of such a proceeding, including the expenses and compensation of any appraisers, will be determined by the court and assessed against the Surviving Corporation, except that the court may, in its discretion, assess part or all of those costs and expenses against any shareholder whose action in demanding supplemental payment is found to be arbitrary, vexatious or not in good faith. The court may award fees and expenses to an attorney for the dissenting shareholders out of the amount, if any, awarded to such shareholders. If the court finds that the Surviving Corporation has failed to comply substantially with Section 302A.473, the court may assess against the Surviving Corporation such fees or expenses of experts or attorneys as the court deems equitable. Fees and expenses of experts or attorneys may also be assessed against any person who acted arbitrarily, vexatiously or not in good faith in bringing the proceeding.

     The Surviving Corporation may withhold the remittance of the estimated fair value, plus interest, for any shares owned by any person who was not a shareholder, or who is dissenting on behalf of a person who was not a beneficial owner, on February 25, 2000, the date on which the proposed merger was first announced to the public (the "Public Announcement Date"). The Surviving Corporation will forward to any such dissenting shareholder who has complied with all requirements in exercising dissenters' rights the notice and all other materials sent after shareholder approval of the merger to all shareholders who have properly exercised dissenters' rights, together with a statement of the reason for withholding the remittance and an offer to pay the dissenting shareholder the amount listed in the materials if the shareholder agrees to accept that amount in full satisfaction. The shareholder may decline this offer and demand payment by following the same procedure as that described for demand of supplemental payment by shareholders who owned their shares as of the Public Announcement Date. Any shareholder who did not own shares on the Public Announcement Date and who fails properly to demand payment will be entitled only to the amount offered by the Surviving Corporation. Upon proper demand by any such shareholder, rules and procedures applicable in connection with receipt by the Surviving Corporation of the demand for supplemental payment given by a dissenting shareholder who owned shares on the Public Announcement Date will also apply to any shareholder properly giving a demand but who did not own shares of record or beneficially on the Public Announcement Date, except that any such shareholder is not entitled to receive any remittance from the Surviving Corporation until the fair value of the shares, plus interest, has been determined pursuant to such rules and procedures.

     Shareholders considering exercising dissenters' rights should bear in mind that the fair value of their shares determined under Sections 302A.471 and 302A.473 of the MBCA could be more than, the same as or, in certain circumstances, less than the consideration they would have received pursuant to the merger agreement if they have not exercised dissenters' rights with respect to their shares, and that the opinion of any investment banking firm as to fairness, from a financial point of view, is not an opinion as to fair value under Sections 302A.471 and 302A.473. Under Section 302A.471 of the MBCA, a shareholder has no right at law or equity to set aside the adoption of the merger agreement or the consummation of the merger, except if such adoption or consummation is fraudulent with respect to such shareholder or the Company. Cash received pursuant to the exercise of dissenters' rights would be subject to federal or state income tax. See "CERTAIN FEDERAL INCOME TAX CONSEQUENCES."

     IF YOU FAIL TO COMPLY FULLY WITH THE STATUTORY PROCEDURE SUMMARIZED ABOVE YOU WILL FORFEIT YOUR RIGHT OF DISSENT AND WILL RECEIVE THE PER SHARE AMOUNT FOR YOUR SHARES. SEE ANNEX D.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following is a general summary of certain federal income tax consequences of the Offer and the Merger relevant to a beneficial holder of Shares whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted to cash in the Merger (a "Holder"). This discussion is for general information only and does not purport to consider all aspects of federal income taxation that may be relevant to Holders. The discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations promulgated thereunder, judicial decisions and administrative rulings, all as in effect as of the date hereof and all of which are subject to change, possibly with retroactive effect. The following does not address the federal income tax consequences to all categories of Holders that may be subject to special rules (e.g., Holders who acquired their Shares pursuant to the exercise of employee stock options or other compensation, insurance companies, partnerships, tax-exempt organizations, Holders which are neither citizens nor residents of the United States, or which are foreign corporations or foreign estates or trusts as to the United States, dealers in securities and Holders which have acquired the Shares as part of a straddle, hedge, conversion transaction or other integrated investment), nor does it address the federal income tax consequences to Holders which do not hold the Shares as "capital assets" within the meaning of Section 1221 of the Code (generally, property held for investment).

     EACH HOLDER SHOULD CONSULT ITS TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO IT OF THE RECEIPT OF CASH FOR ITS SHARES PURSUANT TO THE OFFER OR THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS AND POSSIBLE CHANGES IN TAX LAWS.

     The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction for federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign income and other tax laws. For federal income tax purposes, a Holder which sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger will generally recognize capital gain or loss equal to the difference, if any, between the amount of cash received and the Holder's adjusted tax basis in the Shares sold pursuant to the Offer or surrendered for cash pursuant to the Merger. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or surrendered for cash pursuant to the Merger. Such capital gain or loss will be long-term capital gain or loss if the Holder has held the Shares for more than one year at the time of the consummation of the Offer or the Merger, as the case may be. For federal income tax purposes, net capital gain recognized by an individual Holder (or an estate or certain trusts) upon a disposition of a Share that has been held for more than one year generally will be subject to a maximum tax rate of 20% or, in the case of a Share that has been held for one year or less, will be subject to tax at ordinary income rates. Certain limitations apply to the use of capital losses.

     Notwithstanding the foregoing, all or a portion of the cash received in exchange for Shares pursuant to the Offer or the Merger by a Holder which is deemed to own common stock of the Company pursuant to the constructive ownership rules of Section 318 of the Code as a result of having certain relationships with any of the Shareholders of the Surviving Corporation following consummation of the Merger may be taxable to such Holder as a dividend. Holders should consult their tax advisors regarding the possible application to them of the constructive ownership rules.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information, based on reports filed by such persons with the Commission, with respect to ownership of the shares of Common Stock held by the directors and executive officers of the Company, and with respect to ownership by persons believed by the Company to be the beneficial owners of more than 5% of its outstanding Common Stock.

                                                              SHARES BENEFICIALLY OWNED(1)
                                                              ----------------------------
NAME OF BENEFICIAL OWNER                                        NUMBER            PERCENT
------------------------                                      -----------        ---------
Brett A. Shockley(2)........................................     950,000(4)         18.0%
Loren A. Singer, Jr.(2).....................................     920,000(5)         17.5
Todd A. Parenteau(2)........................................     915,000(6)         17.4
Patrick P. Irestone(3)......................................     318,500(3)          5.8
Timothy E. Briggs...........................................      64,065(7)          1.2
Jonathan M. Silverman.......................................      57,300(8)          1.1
Stephen H. Bostwick.........................................      35,800(9)            *
Bryan Willborg..............................................      21,250(10)           *
Bruce E. Humphrey...........................................      34,500(11)           *
Thomas F. Madison...........................................      33,000(11)           *
Joseph D. Mooney............................................      33,000(11)           *
All Current Executive Officers and Directors as a group (9
  persons)..................................................   2,148,915(12)        38.7%

---------------
  *  Less than 1%.

 (1) Shares of Common Stock subject to options currently exercisable or exercisable within 60 days are deemed to be outstanding for purposes of computing the percentage of shares beneficially owned by the person holding such options, but are not deemed to be outstanding for purposes of computing such percentage for any other person. Each person or group identified has sole voting and investment powers with respect to all shares of Common Stock shown as beneficially owned by them.

 (2) The address of Messrs. Shockley, Singer and Parenteau is 7125 Northland Terrace, Minneapolis, Minnesota 55428.

 (3) Includes currently exercisable options to purchase 250,000 shares of Common Stock and 1,000 shares held by Mr. Irestone's spouse for the benefit of their child. The address of Mr. Irestone is 268 Meadowood Lane, Vadnais Heights, Minnesota 55127.

 (4) Includes options to purchase 50,000 shares of Common Stock which are currently exercisable and 10,425 shares held by Mr. Shockley's spouse for the benefit of their children.

 (5) Includes options to purchase 20,000 shares of Common Stock which are currently exercisable.

 (6) Includes options to purchase 15,000 shares of Common Stock which are currently exercisable.

 (7) Includes options to purchase 48,300 shares of Common Stock which are currently exercisable.

 (8) Includes options to purchase 57,300 shares of Common Stock which are currently exercisable.

 (9) Includes options to purchase 33,300 shares of Common Stock which are currently exercisable and 2,500 shares owned indirectly by Mr. Bostwick's spouse.

(10) Includes options to purchase 21,250 shares of Common Stock which will become exercisable within 60 days.

(11) Includes options to purchase 32,000 shares of Common Stock which are currently exercisable.

(12) Includes options to purchase 326,150 shares of Common Stock which are either currently exercisable or will become exercisable within 60 days.

                                   THE OFFER

TERMS OF THE OFFER

     Upon the terms and subject to the conditions set forth in the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), the Purchaser will purchase Shares validly tendered prior to the Expiration Date (as defined below) and not properly withdrawn in accordance with "THE OFFER -- Withdrawal Rights." The term "Expiration Date" shall mean 12:00 midnight, Minneapolis time, on March 30, 2000, unless and until the Purchaser, in its sole discretion, in accordance with the terms of the Merger Agreement, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser in its sole discretion, shall expire. Pursuant to the Merger Agreement, if any conditions to the Purchaser's obligations to accept for payment and pay for Shares pursuant to the Offer are not satisfied on the scheduled Expiration Date, the Purchaser may, in its sole discretion, extend the Offer from time to time for the shortest time periods which it reasonably believes are necessary until the consummation of the Offer.

     The Purchaser's obligation to consummate the Offer is conditioned upon, among other things, satisfaction of the Minimum Condition. If any such condition is not satisfied or if any or all of the other events set forth in "THE
OFFER -- Conditions of the Offer" shall have occurred or shall be determined by the Purchaser to have occurred prior to the Expiration Date, the Purchaser expressly reserves the right, subject to the terms of the Merger Agreement and compliance with the rules and regulations of the Exchange Act, to (i) decline to purchase any Shares tendered in the Offer and terminate the Offer and return all tendered Shares to the tendering shareholders, (ii) waive any or all conditions to the Offer and, to the extent permitted by applicable law, purchase all Shares validly tendered, (iii) extend the Offer and, subject to the right of shareholders to withdraw Shares until the Expiration Date, retain all Shares which have been tendered during the period or periods for which the Offer is extended, or (iv) subject to the next paragraph, amend the Offer.

     The Merger Agreement provides that the Purchaser will not (i) decrease the Per Share Amount or change the form of consideration payable in the Offer; (ii) decrease the number of Shares sought to be purchased by it; (iii) change the conditions of its obligation to consummate the Offer; (iii) waive the Minimum Condition or impose any additional conditions on its obligation to consummate the Offer; or (iv) amend any other term of the Offer in any manner adverse to the holders of the Shares. Notwithstanding the foregoing, the Purchaser will extend the Offer from time to time for the shortest time periods which it reasonably believes are necessary if, and to the extent that, at the initial Expiration Date (as defined herein), or any subsequently scheduled expiration date, any of the conditions to the obligations of the Purchaser to consummate the Offer have not been satisfied or waived.

     Subject to the applicable regulations of the Commission, the Purchaser expressly reserves the right, subject to the terms of the Merger Agreement, in its sole discretion, at any time and from time to time, (i) to delay acceptance for payment of, or, regardless of whether such Shares were theretofore accepted for payment, payment for, any Shares pending receipt of any regulatory approval specified in "THE OFFER -- Conditions to the Offer" or in order to comply in whole or in part with any other applicable law, (ii) to terminate the Offer and not accept for payment any Shares if any of the conditions to the Offer have not been satisfied or upon the occurrence of any of the events specified in "THE OFFER -- Conditions to the Offer" and (iii) to waive any condition or otherwise amend the Offer in any respect by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof.

     The Merger Agreement requires the Purchaser to accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer if all conditions to the Offer are satisfied or waived on the Expiration Date.

     Any extension, amendment or termination of the Offer will be followed as promptly as practicable by public announcement thereof, with such announcement in the case of an extension to be issued no later than 9:00 a.m., Minneapolis time, on the next business day after the previously scheduled Expiration Date in accordance with Rules 13e-4(e), 14d-4(c), 14d-6(d) and 14e-1(d) under the Exchange Act. Without limiting the obligation of the Purchaser under such Rules or the manner in which the Purchaser may choose to make any public announcement, the Purchaser currently intends to make announcements by issuing a press release to the Dow Jones News Service.

     If the Purchaser is delayed in its payment for the Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in "THE OFFER -- Withdrawal Rights." However, the ability of the Purchaser to delay the payment for Shares which the Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by, or on behalf of, holders of securities promptly after the termination or withdrawal of the Offer.

     If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer (including a waiver of the Minimum Condition), the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 13e-3(e), 13e-4(e), 14d-4(c), 14d-6(d) and 14e-1 promulgated under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In a public release, the Commission has stated its view that an offer must remain open for a minimum period of time following a material change in the terms of the Offer and that waiver of a material condition, such as the Minimum Condition, is a material change in the terms of the Offer. The release states that an offer should remain open for a minimum of five business days from the date a material change is first published or sent or given to security holders and that, if material changes are made with respect to information not materially less significant than the offer price and the number of shares being sought, a minimum of 10 business days may be required to allow for adequate dissemination to shareholders and investor response. As used in this Offer to Purchase, "business day" has the meaning set forth in Rule 14d-1 promulgated under the Exchange Act. The requirement to extend the Offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment. If, prior to the Expiration Date, the Purchaser increases the consideration offered to holders of Shares pursuant to the Offer, such increased consideration will be paid to all holders whose Shares are purchased in the Offer whether or not such Shares were tendered prior to such increase.

     If requested by the Purchaser, the Company will promptly provide the Purchaser with the Company's shareholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase, the related Letter of Transmittal and other relevant materials will be mailed to record holders of Shares whose names appear on the Company's shareholder list and will be furnished to brokers, dealers, commercial banks, trust companies or similar persons whose names, or the names of whose nominees, appear on the Company's shareholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will purchase, by accepting for payment, and will pay for, as soon as practicable after the Expiration Date, all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with "THE OFFER -- Withdrawal Rights." Subject to applicable rules of the Commission and the Merger Agreement, the Purchaser expressly reserves the right, in the Purchaser's sole discretion, to delay acceptance for payment of, or payment for, Shares in order to comply in whole or in part with any applicable law. See "THE OFFER -- Conditions to the Offer."

     In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the certificates evidencing such Shares or a timely Book Entry Confirmation (as defined below) with respect thereto, (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message (as defined below), and (iii) any other documents required by the Letter of Transmittal.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment and thereby purchased Shares properly tendered to the Purchaser and not withdrawn, if, as and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of such Shares for payment pursuant to the Offer. In all cases, payment for Shares accepted pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payments from the Purchaser and transmitting payments to tendering shareholders.

     If any tendered Shares are not accepted for payment pursuant to the Offer for any reason, or if certificates submitted represent more Shares than are tendered, certificates for Shares not purchased or tendered will be returned to the tendering shareholder without expense to the tendering shareholder, or such other person as the tendering shareholder shall specify in the Letter of Transmittal, as promptly as practicable following the expiration, termination or withdrawal of the Offer. In the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility (as defined below) pursuant to the procedures set forth in "THE OFFER -- Procedures for Tendering Shares," such Shares will be credited to such account maintained at the Book-Entry Transfer Facility as the tendering shareholder shall specify in the Letter of Transmittal, as promptly as practicable following the expiration, termination or withdrawal of the Offer. If no such instructions are given with respect to Shares delivered by book-entry transfer, any such Shares not tendered or not purchased will be returned by crediting the account at the Book-Entry Transfer Facility designated in the Letter of Transmittal as the account from which such Shares were delivered.

     If, prior to the Expiration Date, the Purchaser increases the consideration to be paid per Share pursuant to the Offer, the Purchaser will pay such increased consideration for all such Shares purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

     The Purchaser reserves the right to transfer or assign, in whole at any time or in part from time to time, to one or more of its affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

PROCEDURES FOR TENDERING SHARES

     Valid Tender. For Shares to be validly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal or facsimile thereof, properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message, and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date. In addition, either (i) the certificates evidencing tendered Shares along with the Letter of Transmittal must be received by the Depositary or Shares must be tendered pursuant to the procedures for book-entry transfer set forth below and a Book-Entry Confirmation (as defined below) must be received by the Depositary, in each case prior to the Expiration Date, or (ii) the tendering shareholder must comply with the guaranteed delivery procedures described below.

     THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING SHAREHOLDER AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Book-Entry Transfer. The Depositary will establish an account with respect to the Shares at The Depositary Trust Company (the "Book-Entry Transfer Facility") for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message (as defined below), and any other required documents must, in any case, be transmitted to and received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering shareholder must comply with the guaranteed delivery procedures described below. DELIVERY OF THE LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY WILL NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of the confirmation of a book-entry transfer of Shares into the Depositary's account at the Book-Entry Transfer Facility (a "Book-Entry Confirmation"), which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

     Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States (each, an "Eligible Institution"), unless the Shares tendered thereby are tendered (i) by a registered holder who has not completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (ii) if such Shares are tendered for the account of an Eligible Institution.

     If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made, or certificates for Shares not tendered or not accepted for payment or not tendered are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates for such Shares must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as described above. See Instructions 1 and 5 to the Letter of Transmittal.

     Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and such shareholder's certificates for Shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such Shares may nevertheless be tendered if all of the following conditions are met:

     (i)  the tender is made by or through an Eligible Institution;

     (ii) prior to the Expiration Date, the Depositary receives a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchasers herewith; and

     (iii) in the case of a guarantee of Shares, the certificates for (or a Book-Entry Confirmation with respect to) such Shares, in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal or facsimile thereof, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents, are received by the Depositary within three Nasdaq trading days after the date of execution of the Notice of Guaranteed Delivery.

     The Notice of Guaranteed Delivery may be delivered by hand or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

     Binding Agreement. The Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and the Purchaser upon the terms and subject to the conditions of the Offer.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tendered Shares pursuant to any of the procedures described above will be determined by the Purchaser, in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or if the acceptance for payment of, or payment for, such Shares may, in the opinion of counsel for the Purchaser, be unlawful. The Purchaser also reserves the absolute right, in its sole discretion, subject to the provisions of the Merger Agreement, to waive any conditions of the Offer or any defect or irregularity in any tender of Shares, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived.

     Subject to the terms of the Merger Agreement, the Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding. None of the Purchaser, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or will incur any liability for failure to give any such notification.

     Appointment. By executing the Letter of Transmittal as set forth above (including delivery through an Agent's Message), the tendering shareholder irrevocably appoints, with respect to the Shares purchased by the Purchaser, designees of the Purchaser as such shareholder's attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such shareholder's rights with respect to the Shares tendered thereby and accepted for payment by the Purchaser and with respect to any and all non-cash dividends, distributions, rights, other Shares or other securities issued or issuable in respect of such purchased Shares (collectively, "Distributions"). All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective if, when, and only to the extent that the Purchaser accepts such Shares for payment pursuant to the Offer. All such powers of attorney and proxies will be irrevocable and will be deemed granted in consideration of the acceptance for payment by the Purchaser of Shares tendered in accordance with the terms of the Offer. Upon such acceptance for payment, all prior powers of attorney, proxies and consents given by such shareholder with respect to such Shares (and any and all Distributions) will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such shareholder (and, if given, will not be deemed effective). The designees of the Purchaser will, with respect to the Shares purchased by the Purchaser, thereby be empowered to exercise all voting and other rights of such shareholder as they in their sole discretion deem proper at any annual, special adjourned or postponed meeting of the Company's shareholders, by written consent or otherwise and the Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares (and any and all Distributions).

     Backup Withholding. To prevent backup federal income tax withholding with respect to payment of the purchase price of Shares purchased pursuant to the Offer, a tendering shareholder, or its assignee (in either case, the "Payee"), must provide the Depositary with such shareholder's correct taxpayer identification number and certify that such shareholder is not subject to backup federal income tax withholding by completing and signing the Substitute Form W-9 provided in the Letter of Transmittal. If backup withholding applies with respect to a shareholder, the Depositary is required to withhold and deposit with the Internal

Revenue Service 31% of any payments made to such shareholder. Certain shareholders (including all corporations and certain foreign individuals) are exempt from backup withholding. In order for a foreign shareholder to qualify as an exempt recipient, the shareholder must submit an IRS Form W-8, signed under penalties of perjury, attesting to the shareholder's exempt status. See Instruction 10 to the Letter of Transmittal.

WITHDRAWAL RIGHTS

     Shareholders may withdraw tendered shares at any time before the expiration date. For a withdrawal to be effective, the Depositary must receive a written notice of withdrawal at the address set forth on the back cover of this Offer before the Expiration Date. The Depositary will not accept oral notices of withdrawal. Any notice of withdrawal must:

     - specify the name of the person or persons who tendered the shares to be withdrawn and the account number from which the shares were tendered,

     - specify the number, and designated receipt numbers (if applicable), of shares to be withdrawn, and

     - contain the signature or signatures of the person or persons who tendered the shares to be withdrawn.

     Purchaser will determine all questions as to the form and validity, including time of receipt, of notices of withdrawal. Purchaser's determination will be final and binding. Neither the Depositary or any other person will be obligated to give Shareholders any notice of any defects or irregularities in any notice of withdrawal, and neither Purchaser nor any other person will incur any liability for failure to give any such notice. Any shares properly withdrawn will be deemed not tendered for purposes of the Offer. Shareholders may re-tender withdrawn shares on or before the expiration date by again following the procedures described in this Offer to Purchase.

     If Purchaser extends the Offer, or if Purchaser is delayed in its purchase of shares or unable to purchase shares in the Offer for any reason, the Depositary, subject to applicable law, may retain all tendered shares on Purchaser's behalf, and the shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in this Offer. If Purchaser has not accepted tendered shares for payment as provided in this Offer to purchase by 12:00 midnight, Minneapolis time, on Thursday, March 30, 2000, shareholders may withdraw their tendered shares.

PRICE RANGE OF THE SHARES; DIVIDENDS

     The Shares are listed and traded on the Nasdaq SmallCap Market under the symbol "SPLK." The following table sets forth, for the quarters indicated, the high and low closing sales prices per Share as reported on the Nasdaq. The Company has never paid any dividends on the Common Stock, and expects for the foreseeable future to retain all of its earnings from operations for use in expanding and developing its business.

                                                              HIGH      LOW
                                                              ----      ---
1998:
  First Quarter ended March 31, 1998........................  $ 3       $2
  Second Quarter ended June 30, 1998........................    4        2 3/4
  Third Quarter ended September 30, 1998....................    4 3/4    2 3/8
  Fourth Quarter ended December 31, 1998....................    4 9/16   2 7/8
1999:
  First Quarter ended March 31, 1999........................    4 5/8    3 1/8
  Second Quarter ended June 30, 1999........................    3 1/2    2 1/4
  Third Quarter ended September 30, 1999....................    3 3/8    2 1/2
  Fourth Quarter ended December 31, 1999....................    8        2
2000:
  First Quarter ended March 31, 2000 (through February 22,
     2000)..................................................   10 3/4    5 3/4

     On February 24, 2000, the last full trading day prior to the public announcement of the execution of the Merger Agreement, the reported closing price on the Nasdaq was $10.75 per Share. SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

     Under the terms of the Merger Agreement, the Company is not permitted to declare or pay dividends with respect to the Shares without the prior written consent of the Purchaser, and the Purchaser does not intend to consent to any such declaration or payment.

EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; STOCK EXCHANGE LISTING; EXCHANGE ACT REGISTRATION

     The purchase of Shares pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and the number of holders of Shares, could adversely affect the liquidity and market value of the remaining Shares held by the public and have other consequences with respect to Nasdaq listing, Exchange Act registration and availability of margin credit. See "SPECIAL FACTORS -- Certain Effects of the Transactions."

CERTAIN INFORMATION CONCERNING THE COMPANY

     General. The information concerning the Company contained in this Offer to Purchase, including that set forth below under the caption "Selected Historical Financial Information," has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the Commission and other public sources. None of Purchaser, the Information Agent or the Depositary assumes responsibility for the accuracy or completeness of the information concerning the Company contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Purchaser or the Information Agent.

     The Company is a Minnesota corporation with its principal executive offices located at 7125 Northland Terrace, Minneapolis, MN 55428. The Company designs, develops and markets computer telephony software and services that help automate the customer interaction process in call centers using technologies which link business computer systems, telecommunications systems and the Internet. The Company's product lines include EXTRAAGENT and FASTCALL product families as well as SELECTSOLUTIONS which provides custom interactive computer telecommunications software applications utilizing the Company's core software modules.

     During the last five years, neither the Company nor, to the best knowledge of the Company, any of the persons listed on Schedule I hereto, have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

     Certain information concerning the directors and executive officers of the Company is set forth in Schedule I hereto.

     Available Information. The Company is subject to the informational filing requirements of the Exchange Act and is required to file reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interests of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's Shareholders and filed with the Commission. These reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of this material may also be obtained by mail, upon payment of the Commission's customary fees, from the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a website on the Internet at http://www.sec.gov that contains reports, proxy statements and other information relating to the Company which have been filed via the Commission's EDGAR System.

     Selected Historical Financial Information. Set forth below is certain summary consolidated financial information with respect to the Company excerpted or derived from the audited financial statements contained in the Company's Annual Report on Form 10-K for the years ended 1998 and 1997, and the unaudited financial statements included in the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1999, each as filed with the Commission pursuant to the Exchange Act.

     More comprehensive financial information and other information is included in such reports and in other documents filed by the Company with the Commission, the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and related notes contained therein. Such reports, documents and financial information may be inspected and copies may be obtained from the Commission in the manner set forth above.

                          SPANLINK COMMUNICATIONS, INC
                            STATEMENT OF OPERATIONS

                                                            NINE MONTHS
                                                               ENDED         YEARS ENDED DECEMBER 31,
                                                           SEPTEMBER 30,    --------------------------
                                                               1999            1998           1997
                                                           -------------       ----           ----
                                                            (UNAUDITED)
Revenue................................................     $7,911,345      $11,083,239    $ 6,637,018
Cost of revenue........................................      3,373,991        5,047,616      2,842,424
                                                            ----------      -----------    -----------
Gross profit...........................................      4,537,354        6,035,623      3,794,594
Gross profit as a percentage of revenue................           57.4%            54.5%          57.2%
Operating expenses:
Sales, general and administrative......................      3,739,739        4,440,679      4,562,239
Research and product development.......................      1,199,951        1,282,549      1,463,905
                                                            ----------      -----------    -----------
                                                             4,939,689        5,723,228      6,026,144
                                                            ----------      -----------    -----------
Income (loss) from operations..........................       (402,336)         312,395     (2,231,550)
Interest income (expense)..............................        (93,439)         (48,442)        86,020
                                                            ----------      -----------    -----------
Income (loss) before income taxes......................       (495,775)         263,953     (2,145,530)
Provision for income taxes.............................              0                0              0
                                                            ----------      -----------    -----------
Net income (loss)......................................     $ (495,775)     $   263,953    $(2,145,530)
                                                            ==========      ===========    ===========
Basic and diluted net income (loss) per share..........     $    (0.10)     $      0.05    $     (0.42)
Shares used in computing diluted net income (loss) per
  share................................................      5,107,739        5,230,018      5,080,500

                          SPANLINK COMMUNICATIONS, INC
                            STATEMENT OF CASH FLOWS

                                                            NINE MONTHS             YEARS ENDED
                                                               ENDED               DECEMBER 31,
                                                           SEPTEMBER 30,    ---------------------------
                                                               1999             1998           1997
                                                           -------------        ----           ----
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Income (loss)....................................      $(495,775)     $   263,952     $(2,145,530)
  Reconciliation of net loss to net cash used by
     operating activities:
     Depreciation and amortization.....................        432,318          467,257         181,250
     Provision for doubtful accounts...................              0           50,000         215,000
     Deferred income taxes.............................              0                0               0
     Common stock grant recognized as compensation
       expense.........................................                                               0
     Changes in current assets and current liabilities:
       Restricted Cash.................................                                        (150,200)
       Accounts receivable.............................        137,930         (807,837)       (334,604)
       Costs and estimated earnings in excess of
          billings.....................................        389,804       (1,148,614)       (535,915)
       Other current assets............................       (133,606)        (174,771)       (242,948)
       Accounts payable................................       (517,476)         628,549        (293,327)
       Accrued expenses................................        (42,428)        (266,765)       (241,488)
       Other current liabilities.......................         (2,859)           6,035         197,603
                                                             ---------      -----------     -----------
          Net cash used by operating activities........       (232,092)        (982,194)     (3,350,159)
                                                             ---------      -----------     -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of marketable securities...................              0                0               0
  Maturities of marketable securities..................              0                0       2,092,553
  Purchase of product line.............................              0                0        (116,819)
  Additions to property and equipment..................       (147,525)        (309,582)       (302,322)
                                                             ---------      -----------     -----------
          Net cash provided (used) by investing
            activities.................................       (147,525)        (309,582)      1,673,412
                                                             ---------      -----------     -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Other assets.........................................              0          (25,000)              0
  Principal payments on capital lease..................        (43,063)         (50,892)        (54,747)
  Principal payments on other long-term obligations....         (6,293)        (221,117)              0
  Proceeds from issuance of loan payable...............        340,000          985,000               0
  Proceeds from sale of common stock...................         11,015           61,685               0
                                                             ---------      -----------     -----------
          Net cash provided (used) by financing
            activities.................................        301,659          749,676         (54,747)
                                                             ---------      -----------     -----------
Net increase (decrease) in cash and cash equivalents...        (77,958)        (542,100)     (1,731,494)
Cash and cash equivalents at beginning of year.........         11,358          553,458       2,284,952
                                                             ---------      -----------     -----------
Cash and cash equivalents at end of year...............      $ (66,600)     $    11,358     $   553,458
                                                             =========      ===========     ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Cash paid during the period for interest.............      $  93,439      $    72,725     $    32,887
                                                             =========      ===========     ===========
NONCASH OPERATING AND FINANCING ACTIVITIES:
  Capital lease obligations incurred...................      $       0      $         0     $   300,400
                                                             =========      ===========     ===========

                          SPANLINK COMMUNICATIONS, INC
                                 BALANCE SHEET

                                                           SEPTEMBER 30,    DECEMBER 31,    DECEMBER 31,
                                                               1999             1998            1997
                                                           -------------    ------------    ------------
                                                            (UNAUDITED)
                        ASSETS
Current assets:
  Cash and cash equivalents............................     $    83,600     $   161,558      $  703,658
  Accounts receivable, net of allowances...............       2,733,178       2,871,108       2,113,271
  Inventory............................................         566,569         505,787         345,775
  Costs and estimated earnings in excess of billings...       1,313,382       1,703,186         554,572
  Other current assets.................................         235,655         162,831         148,072
                                                            -----------     -----------      ----------
          Total current assets.........................       4,932,385       5,404,470       3,865,348
Property and equipment, net............................       1,034,819       1,227,089       1,264,160
Purchased intangibles..................................         398,492         491,015         611,619
Other assets...........................................         138,500         138,500         113,500
                                                            -----------     -----------      ----------
          Total assets.................................     $ 6,504,195     $ 7,261,074      $5,854,627
                                                            ===========     ===========      ==========
         LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Loan payable.........................................     $ 1,325,000     $   985,000      $        0
  Accounts payable.....................................         742,336       1,259,812         631,263
  Accrued expenses.....................................         251,739         294,167         560,933
  Current portion of long term liabilities.............         113,805         107,755         300,570
  Deferred maintenance revenue.........................         524,065         439,697         432,809
  Other current liabilities............................         364,385         451,613         452,466
                                                            -----------     -----------      ----------
          Total current liabilities....................       3,321,331       3,538,044       2,378,041
Capital lease obligation...............................          87,893         137,006         195,083
Royalties payable......................................         222,590         228,883         250,000
                                                            -----------     -----------      ----------
          Total Liabilities............................       3,631,814       3,903,932       2,823,124
Shareholders' equity:
  Common stock.........................................       8,266,363       8,255,348       8,193,663
  Accumulated deficit..................................      (5,393,982)     (4,898,207)     (5,162,160)
                                                            -----------     -----------      ----------
          Total shareholders' equity...................       2,872,382       3,357,141       3,031,503
                                                            -----------     -----------      ----------
          Total liabilities and shareholders' equity...     $10,136,009     $11,165,006      $8,677,751
                                                            ===========     ===========      ==========

     On February 23, 2000, the Company announced its financial results for the year and fourth quarter ending December 31, 1999. The Company has not yet completed its financial statements for fiscal 1999 but has attached a copy of the press release announcing the financial results for the year as Exhibit
(a)(5)(ii).

CERTAIN INFORMATION CONCERNING PURCHASER

     Purchaser is a Minnesota corporation organized in connection with the Offer and the Merger and has not carried on any significant activities other than in connection with the Offer and the Merger. Until immediately prior to the time Purchaser purchases Shares pursuant to the Offer, it is not anticipated that Purchaser will have any significant assets or liabilities or engage in any significant activities other than those incident to its formation and capitalization and the transactions contemplated by the Offer and the Merger.

     The principal offices of Purchaser are located at 7125 Northland Terrace, Minneapolis, MN 55428. The telephone number of Purchaser at such location is
(612) 971-2000.

     Except as set forth in this Offer to Purchase, neither Purchaser nor, to the best knowledge of Purchaser, any of the persons listed on Schedule II, or any associate or majority owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any Shares, and neither Purchaser nor, to the best of knowledge of Purchaser, any of the persons or entities referred to above, or any of the respective executive officers, directors or subsidiaries of any of the foregoing, has effected any transaction in the Shares during the past 60 days.

     Except as set forth in this Offer to Purchase, Purchaser has no contracts, arrangements, understandings or relationships with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies.

     Except as set forth in this Offer to Purchase, none of Purchaser, any of its affiliates, or, to the best knowledge of Purchaser, any of the persons listed on Schedule II, has had, since the second fiscal year preceding the date of this Offer to Purchase, any business relationships or transactions with the Company or any of its executive officers, directors or affiliates that would be required to be reported under the rules of the Commission. Except as set forth in this Offer to Purchase, there have been no contacts, negotiations or transactions between Purchaser, any of its affiliates or, to the best knowledge of Purchaser, any of the persons listed on Schedule II, and the Company or its affiliates concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets.

     During the last five years, neither Purchaser nor, to the best knowledge of Purchaser, any of the persons listed on Schedule II hereto, have been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

     Certain information concerning the directors and executive officers of the Company is set forth in Schedule II hereto.

     Available Information. Purchaser is a privately-held company and is generally not subject to the informational filing requirements of the Exchange Act, and is generally not required to file reports, proxy statements and other information with the Commission relating to its businesses, financial condition and other matters. However, pursuant to Rule 14d-3 under the Exchange Act, Purchaser filed with the Commission the Schedule TO, together with exhibits, including this Offer to Purchase and the Merger Agreement, which provides certain additional information with respect to the Offer. The Schedule TO and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such information should also be obtainable (i) by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, NY 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661 and (ii) by accessing the Commission's website on the Internet at http://www.sec.gov.

CONDITIONS TO THE OFFER

     Conditions to the Purchaser's Obligation to Consummate the Offer. Notwithstanding any other provisions of the Offer, the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) under the Exchange Act (relating to the obligation of the Purchaser to pay for or return tendered Shares promptly after termination or withdrawal of the Offer) pay for any tendered Shares, unless there are validly tendered and not withdrawn prior to the expiration date for the Offer that number of Shares which when combined with the Shares owned by the Purchaser represent at least Sixty Seven (67) percent of the outstanding Shares on the date of purchase (the "Minimum Condition"). Furthermore, notwithstanding any other provisions of the Offer, the Purchaser may, subject to the terms of the Merger Agreement, amend the Offer or postpone the acceptance for payment of or payment for tendered Shares if at any time on or after the date of the Merger Agreement and before the expiration of the Offer, any of the following events shall occur:

          (a) any order or preliminary or permanent injunction shall be entered in any action or proceeding before any court of competent jurisdiction or any statute, rule, regulation, legislation, or order shall be enacted, entered, enforced, promulgated, amended or issued by any United States legislative body, court, government or governmental, administrative or regulatory authority or agency which shall remain in effect and which shall have the effect of making illegal or restraining or prohibiting the making of the Offer, the acceptance for payment of, or payment for, the Shares by Cisco or the Purchaser, or the consummation of the Offer or the Merger; or

          (b) the Company shall have entered into a Company Acquisition Agreement with a person other than Cisco, the Purchaser or an affiliate of either; or

          (c) the Company and the Purchaser and Cisco shall have reached an agreement that the Offer or the Merger Agreement be terminated, or the Merger Agreement shall have been terminated in accordance with its terms; or

          (d) (i) the Company shall have breached or failed to perform in any material respect any of its material obligations, covenants or agreements under the Merger Agreement or (ii) there shall have occurred, on the part of the Company, a breach of any representation or warranty contained in the Merger Agreement which, in either case, if not cured would have a Material Adverse Effect on the Company and which is not curable or, if curable, is not cured within the later of (x) 30 calendar days after written notice of such breach is given by Cisco to the Company of such breach and (y) the time of satisfaction of all conditions to the Offer not related to such breach; or

          (e) there shall have occurred, and continued to exist, (i) any general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) a commencement of a war, armed hostilities or other national or international crisis directly involving the United States (other than an action involving United Nations' personnel or support of United Nations' personnel) or (iv) in the case of any of the foregoing clauses (i) through (iii) existing at the time of the commencement of the Offer, a material acceleration or worsening thereof.

     The foregoing conditions are for the benefit of Cisco and the Purchaser and may be asserted by Cisco or the Purchaser and may be waived by Cisco or the Purchaser in whole or in part at any time and from time to time in their reasonable discretion, in each case, subject to the terms of the Merger Agreement. The failure by Cisco or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

CERTAIN LEGAL MATTERS

     General. Except as described in this section, the Purchasers are not aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the acquisition of Shares by the Purchasers pursuant to the Offer, the Merger or otherwise or any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required prior to the acquisition of Shares by the Purchasers pursuant to the Offer, the Merger or otherwise. Should any such approval or other action be required, the Purchaser presently contemplates that such approval or other action will be sought, except as described below under "State Antitakeover Statutes." While, except as otherwise described in this Offer to Purchase, the Purchaser does not presently intend to delay the acceptance for payment of, or payment for, Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Purchaser's businesses or that certain parts of the Purchaser's businesses might not have to be disposed of, or other substantial conditions complied with, in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchasers could decline to accept for payment, or pay for, any Shares tendered. See "THE OFFER -- Conditions to the Offer" for certain conditions to the Offer, including conditions with respect to governmental actions.

     State Antitakeover Statutes. Section 302A.673 of the MBCA, in general, prohibits a Minnesota corporation, such as the Company, from engaging in a "Business Combination" (defined as a variety of transactions, including mergers) with an "Interested Shareholder" (defined generally as a person that is the beneficial owner of 10% or more of the outstanding voting stock of the subject corporation) for a period of four years following the date that such person became an Interested Shareholder unless, prior to the date such person became an Interested Shareholder, a special committee of the board of directors of the corporation approved either the Business Combination or the transaction that resulted in the Shareholder becoming an Interested Shareholder. The provisions of Section 302A.673 of the MBCA are not applicable to any of the transactions contemplated by the Merger Agreement, since the Merger Agreement and the transactions contemplated thereby were approved by the Special Committee prior to the execution thereof.

     Antitrust. Under HSR Act and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the FTC and the Antitrust Department of the Department of Justice (the "DOJ") and certain waiting period requirements have been satisfied. The Merger and the related transactions are not subject to the filing and waiting requirements under the HSR Act.

     In the event that a filing is required to be made under the HSR Act and the rules promulgated thereunder by the FTC, the Purchasers expect to promptly file a Notification and Report Form with respect to the Offer under the HSR Act. The waiting period under the HSR Act with respect to the Offer will expire at 11:59 p.m., New York City time, on the fifteenth day after the date on which the Purchaser's forms are filed, unless early termination of the waiting period is granted. However, the DOJ or the FTC may extend the waiting period by requesting additional information or documentary material from the Purchasers. If such a request is made, such waiting period will expire at 11:59 p.m., New York City time, on the tenth day after substantial compliance by the Purchaser with such request. Only one extension of the waiting period pursuant to a request for additional information is authorized by the HSR Act. Thereafter, such waiting period may be extended only by court order or with the consent of Purchaser. In practice, complying with a request for additional information or material can take a significant amount of time. In addition, if the DOJ or the FTC raises substantive issues in connection with a proposed transaction, the parties frequently engage in negotiations with the relevant governmental agency concerning possible means of addressing those issues and may agree to delay consummation of the transaction while such negotiations continue. If a filing under the HSR Act is required, the Purchaser will not accept for payment Shares tendered pursuant to the Offer unless and until the waiting period requirements imposed by the HSR Act with respect to the Offer have been satisfied.

     The FTC and the DOJ frequently scrutinize the legality under the Antitrust Laws (as defined below) of transactions such as Purchaser's acquisition of Shares pursuant to the Offer and the Merger. At any time before or after Purchaser's acquisition of Shares, the DOJ or the FTC could take such action under the Antitrust Laws as it deems necessary or desirable in the public interest, including seeking to enjoin the acquisition of Shares pursuant to the Offer or otherwise seeking divestiture of Shares acquired by Purchaser or divestiture of substantial assets of Purchaser or its subsidiaries. Private parties, as well as state governments, may also bring legal action under the Antitrust Laws under certain circumstances.

     Although the Purchaser believes that the acquisition of the Shares pursuant to the Offer would not violate the Antitrust Laws, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made or, if such a challenge is made, what the outcome will be. See "THE OFFER -- Conditions to the Offer" for certain conditions to Offer, including conditions with respect to litigation and certain government actions.

     As used in this Offer to Purchase, "Antitrust Laws" shall mean and include the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Federal and state statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

FEES AND EXPENSES

     Except as otherwise provided herein, all fees and expenses incurred in connection with the Offer, the Merger, the Merger Agreement and the other transactions contemplated thereby will be paid by the party incurring such fees and expenses, except that the Company will pay for all fees and expenses relating to the filing, printing and mailing of the documents in connection with the Offer, the Schedule 14D-9 and the proxy statement.

     The Purchaser has retained Corporate Investors Communications, Inc. to act as the Information Agent and Proxy Solicitor in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, facsimile, telegraph and personal interviews and may request brokers, dealers and other nominee Shareholders to forward materials to the beneficial owners of shares. The Information Agent will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws.

     The Purchaser has retained Norwest Bank as the Depositary. The Depositary has not been retained to make solicitations or recommendations in its role as Depositary. The Depositary will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under the federal securities laws.

     Estimated fees and expenses to be incurred by the Purchasers in connection with the Transactions are as follows:

Special Committee's Financial Advisor's Fees................  $  140,000
Legal, Accounting and Other Professional Fees...............  $1,650,000
Printing, Proxy Solicitation and Mailing Costs..............  $   75,000
Filing Fees.................................................  $    8,000
Miscellaneous...............................................  $   10,000
          Total.............................................  $1,883,000

     Except as set forth above, the Purchaser will not pay any fees or commissions to any broker or dealer or any other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request only, be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding material to their customers.

MISCELLANEOUS

     The Purchaser is not aware of any jurisdiction in which the making of the Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of the Shares pursuant thereto, the Purchaser will make a good faith effort to comply with any such state statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, the Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE PURCHASERS NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH

INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN
AUTHORIZED.

     The Purchaser has filed with the Commission a Tender Offer Statement on Schedule TO and the Company has filed with the Commission a Tender Offer Solicitation/Recommendation Statement on Schedule 14D-9, together with exhibits in each case, pursuant to Regulation M-A and Rule 14d-9, respectively, under the Exchange Act, furnishing certain additional information with respect to the Offer. Such Schedules and any amendments thereto, including exhibits, should be available for inspection and copies should be obtainable in the same manner set forth in "THE OFFER -- Certain Information Concerning the Company" and "THE OFFER -- Certain Information Concerning Purchaser" of this Offer to Purchase (except that such material will not be available at the regional offices of the Commission).

                                          SPANLINK COMMUNICATIONS, INC.

                                          SPANLINK ACQUISITION CORP.

February 29, 2000

                                                                      SCHEDULE I

                      INFORMATION CONCERNING DIRECTORS AND
                       EXECUTIVE OFFICERS IN THE COMPANY

     1. Directors and Executive Officers of the Company. The following table sets forth the name and present principal occupation or employment, material occupations, positions, offices or employments for the past five years, of each director and executive officer of the Company. Unless otherwise indicated, each such person is a citizen of the United States and the business address of each such person is c/o Spanlink Communications, Inc., 7125 Northland Terrace, Minneapolis, MN 55428. None of the directors or executive officers of the Company were a party to any judicial or administrative proceeding within the last five years.

                                                PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
                                                          MATERIAL POSITIONS HELD
NAME                                                     DURING THE PAST FIVE YEARS
----                                     ----------------------------------------------------------
Bruce E. Humphrey......................  Has been a director of the Company since 1996. Mr.
                                         Humphrey has been the President and Chief Executive
                                         Officer of CSC Insurance Center, Inc. since he founded it
                                         in December 1982. Mr. Humphrey is also a director of
                                         K-Sun, Inc.
Thomas F. Madison......................  Has been a director of the Company since 1996. Mr. Madison has been the President and Chief Executive Officer of MLM
                                         Partners, a consulting and small business investment
                                         company, since January 1993. Since December 1996, he has
                                         been Chairman of Communications Holdings, Inc. From
                                         February 1994 to September 1994, he served as Vice
                                         Chairman and Office of Chief Executive Officer at
                                         Minnesota Mutual Life Insurance Company. From June 1987 to
                                         December 1992, Mr. Madison was President of US West
                                         Communications Markets, a division of US West Inc. Mr.
                                         Madison was President and Chief Executive Officer of
                                         Northwestern Bell Telephone Company from April 1985 to
                                         June 1987. Mr. Madison also serves on the board of
                                         directors of Valmont Industries, Inc., Eltrax Systems,
                                         Inc., Minnegasco Division of Arkla, ACI Telecentrics,
                                         Incorporated and Delaware Group of Funds. He also serves
                                         on the Advisory Board of Aon Risk Services.
Joseph D. Mooney.......................  Has been a director of the Company since 1996. Mr. Mooney has been President and CEO of 21northmain.com since
                                         February of 1999. Prior to that he was Chairman and CEO of
                                         Greentree Software, Inc. from August 1996 to February
                                         1999. Prior to that he was the President of Benchmark
                                         Computer Systems, Inc. from January 1973, when he founded
                                         the company, to August 1996. In addition, he was a founder of Benchmark Network Systems, Inc. and served as its
                                         President from 1984 to 1995. He was also President of
                                         Benchmark Nursing Home Systems, Inc., a software company,
                                         from 1973 to 1994. Mr. Mooney also has served as a
                                         director for both Paradata International, Inc. and Cado
                                         Systems, Inc.

                                                PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
                                                          MATERIAL POSITIONS HELD
NAME                                                     DURING THE PAST FIVE YEARS
----                                     ----------------------------------------------------------
Brett A. Shockley......................  Has been the Chief Executive Officer and Chairman of the
                                         Board since 1988 and is a founder of the Company. Mr.
                                         Shockley also served as President from 1988 to September
                                         1994 and since July 1997. Prior to founding the Company in
                                         1988, Mr. Shockley was a marketing and product management
                                         executive at Onan Corporation, a subsidiary of Cummins
                                         Engine Company Inc. From 1982 to 1987, Mr. Shockley was in
                                         marketing and product management at ADC
                                         Telecommunications, Inc., a manufacturer of
                                         telecommunications equipment.
Loren A. Singer, Jr....................  Has been Secretary and a director since 1988 and is a founder of the Company. Mr. Singer also served as a lead
                                         software engineer from 1988 to June 1997. He currently
                                         provides consulting services to the Company. He has been
                                         sole proprietor of Beagle Software since June 1997. Prior
                                         to founding the Company in 1988, Mr. Singer was an
                                         Engineering Development Manager at ADC Telecommunications,
                                         Inc. from 1983 to 1987. Mr. Singer was a design engineer
                                         at Porta Systems, Inc. from 1980 to 1983.
Timothy E. Briggs......................  Mr. Briggs Joined the Company as Vice President of Finance
                                         and Chief Financial Officer in October of 1997. From 1985
                                         to 1997, Mr. Briggs held a variety of positions with Empi,
                                         Inc., most recently as Executive Vice President and Chief
                                         Financial Officer. Prior to joining Empi, he served as
                                         Treasurer of Conwed Corporation.
Stephen H. Bostwick....................  Mr. Bostwick joined the Company as Vice President of Sales and Marketing in December of 1996, and became Vice
                                         President of Sales in June 1998. From 1995 to 1996, Mr.
                                         Bostwick was Vice President of Sales at Answersoft in
                                         Dallas. From 1993 to 1995, he was in various sales
                                         positions for Intervoice Inc., most recently as Vice
                                         President of Direct Sales. Prior to that time he held
                                         various executive sales and marketing positions at other
                                         telecommunication companies, including Vice President of
                                         Sales at Teknekron Infoswitch.
Jonathan M. Silverman..................  Mr. Silverman joined the Company in September of 1992. Mr.
                                         Silverman has held several positions with the Company and
                                         is currently serving as Vice President of Research and
                                         Development. From 1989 to 1992, Mr. Silverman was Director
                                         of Software Development at Racotek, prior to which he was
                                         Section Manager for distributed systems in Honeywell's
                                         Corporate Research Center. Mr. Silverman has published
                                         numerous papers in professional journals and holds patents on software architecture.
Bryan Willborg.........................  Mr. Willborg joined the Company in March 1998. From
                                         February 1997 through February 1999, he was the Vice
                                         President of ReEngineering for Jostens Corporation. Prior
                                         to that, he held the position of Director of Corporate
                                         Quality at Pella Corporation from September 1993 through
                                         February 1997. For twelve years prior to September 1993,
                                         Mr. Willborg held a variety of positions, including
                                         software development manager and site quality manager (for
                                         ISO 9000 certification), at IBM's Rochester, Minnesota
                                         location.

                                                                     SCHEDULE II

                      INFORMATION CONCERNING DIRECTORS AND
                      EXECUTIVE OFFICERS IN THE PURCHASER

     1. Directors and Executive Officers of the Purchaser. The following table sets forth the name and present principal occupation or employment, material occupations, positions, offices or employments for the past five years, of each director and executive officer of the Purchaser. Unless otherwise indicated, each such person is a citizen of the United States and the business address of each such person is c/o Spanlink Acquisition Corp., 7125 Northland Terrace, Minneapolis, MN 55428. None of the directors or executive officers of the Purchaser were a party to any judicial or administrative proceeding within the last five years.

                                                PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
                 NAME                        MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
                 ----                    ----------------------------------------------------------
Brett A. Shockley......................  Chief Executive Officer and Chairman of the Board of
                                         Purchaser. Mr. Shockley also serves as Chief Executive
                                         Officer and Chairman of the Board of the Company. Mr.
                                         Shockley has been the Chief Executive Officer and Chairman of the Board of the Board of the Company since 1988 and is a founder of the Company. Mr. Shockley also served as
                                         President from 1988 to September 1994 and since July 1997.
Loren A. Singer, Jr....................  Director of Purchaser. Mr. Singer has been Secretary and a director of the Company since 1988 and is a founder of the
                                         Company. Mr. Singer also served as a lead software
                                         engineer of the Company from 1988 to June 1997. He
                                         currently provides consulting services to the Company and
                                         is the sole proprietor of Beagle Software since June 1997.
Todd A. Parenteau......................  Director of Purchaser. Mr. Parenteau is a New Technology
                                         Engineer and a founder of the Company. Prior to founding
                                         the Company in 1988, Mr. Parenteau was in various
                                         technical sales positions at ADC Telecommunications, Inc.
                                         from 1983 to 1988.

                                                                         ANNEX A

February 25, 2000

Special Committee of the Board of Directors
Spanlink Communications, Inc.
7125 Northland Terrace
Minneapolis, MN 55428

Members of the Special Committee:

     We understand that Spanlink Communications, Inc. ("Spanlink" or the "Company"), the management group of Spanlink (the "Management Group") and Cisco Systems, Inc. ("Cisco") propose to enter into an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which Spanlink Acquisition Corp. (the "Buyer") will offer to purchase (the "Offer") all of the outstanding common stock of Spanlink held by persons other than the members of the Management Group, representing approximately 49% of the outstanding common stock of Spanlink (the "Non-Affiliated Shareholders") and up to 10% of the shares held by each member of the Management Group for $10.50 cash per share and subsequently merge with and into Spanlink (the "Merger"). Pursuant to the Merger, each issued and outstanding share of Spanlink common stock not acquired in the Offer will be converted into the right to receive an amount of cash equal to $10.50 per share.

     You have requested our opinion as to whether the consideration to be received by the Non-Affiliated Shareholders of Spanlink and the Merger are fair, from a financial point of view, to such shareholders.

     Dougherty & Company LLC ("Dougherty"), as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, initial and secondary underwritings, private placements and valuations for estate, corporate and other purposes.

     In developing our opinion, we have, among other things:

      1. Reviewed Spanlink's unaudited financial statements for the year ended December 31, 1999 and annual reports on Form 10-K for the three years ended December 31, 1998;

      2. Reviewed certain internal financial statements and other financial and operating data concerning Spanlink prepared by the management of Spanlink;

      3. Reviewed financial projections and certain operating data with respect to the future business prospects of Spanlink prepared by the management of the Company;

      4. Discussed the past and current operations and financial condition and the prospects of Spanlink with management of Spanlink;

      5. Reviewed the reported prices and trading activity for Spanlink common stock;

      6. Compared the financial performance of Spanlink and the prices and trading activity of the common stock with that of certain other publicly-traded companies that we deemed relevant;

      7. Reviewed the financial terms, to the extent publicly available, of certain acquisition transactions that we deemed relevant;

      8. On behalf of the Special Committee, participated in certain discussions and negotiations among representatives of the Company and the Management Group;

      9. Reviewed the Merger Agreement as of February 25, 2000; and

     10. Performed such other analysis, inquiries and investigations as we deemed appropriate.

     In our review and analyses, and in arriving at our opinion, we have relied upon without independent verification and assumed the completeness and accuracy of all the factual, historical, financial and other information and data publicly available or furnished to us and oral statements made to us by Spanlink, including statements of the Management Group. Furthermore, we have relied on the assurances of management of the Company that the financial projections provided to us were reasonably prepared on bases reflecting the best currently available estimates and judgements of the senior management of Spanlink. In addition, we have not made nor been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Spanlink. Furthermore, our opinion is based on economic, stock market and other conditions as they exist and can be evaluated as of the date hereof.

     This opinion has been prepared for the use of the Special Committee of the Board of Directors of Spanlink in their evaluation of the Offer and the Merger and does not constitute a recommendation to the Special Committee of the Board of Directors or to any stockholder with respect to whether to tender their stock or vote in favor of the Merger. We hereby consent, however, to the inclusion of this opinion as an exhibit to Spanlink's solicitation/recommendation statement distributed in connection with the Offer and the Merger.

     Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the per share consideration to be received by the Non-Affiliated Shareholders pursuant to the Offer and the Merger are fair, from a financial point of view, to such shareholders.

                                          Very truly yours,

                                          DOUGHERTY & COMPANY LLC

                                                                         ANNEX B

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER dated as of February 25, 2000, by and among Spanlink Acquisition Corp., a Minnesota corporation (the "Purchaser"), Cisco Systems, Inc., a California corporation and a subscriber for capital stock of the Purchaser ("Cisco") and Spanlink Communications, Inc., a Minnesota corporation (the "Company"). Certain capitalized terms used herein are defined or cross-referenced in Section 9.10.

     WHEREAS, the respective Boards of Directors of the Purchaser and the Company have approved the acquisition of the Company by the Purchaser on the terms and subject to the conditions set forth in this Agreement;

     WHEREAS, in furtherance of such acquisition, Cisco has entered into a Stock Purchase Agreement dated the date hereof with the Purchaser (the "Series A Agreement") pursuant to which Cisco has agreed to purchase preferred stock of the Purchaser and thereby finance the acquisition of the Company by Purchaser;

     WHEREAS, the Purchaser proposes to make a tender offer (as it may be amended from time to time as permitted under this Agreement, the "Offer") to purchase all of the shares of Common Stock, no par value, of the Company (the "Shares") at a price per Share of $10.50 net to the seller in cash (such price, as it may hereafter be modified, the "Offer Price");

     WHEREAS, The Board of Directors of the Company (the "Board") and a disinterested Committee of the Board (as contemplated by Sections 302A.673 and 302A.675 of the Minnesota Business Corporation Act (the "MBCA")) (the "Disinterested Committee") have each unanimously approved the Offer and the Merger (as hereinafter defined) and are each unanimously recommending that the Company's shareholders accept the Offer;

     WHEREAS, the Board, the Disinterested Committee and the Board of Directors of Cisco and the Purchaser have approved the merger of the Purchaser with and into the Company, as set forth below (the "Merger"), and have agreed accordingly to effect the Merger upon the terms and subject to the conditions set forth in this Agreement;

     WHEREAS, The Purchaser, Cisco and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the Offer and the Merger.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the Purchaser, Cisco and the Company agree as follows:

                                   ARTICLE I.

                                   THE OFFER

     Section 1.1.  The Offer.

     (a) So long as none of the events set forth in clauses (a) through (e) of Annex I hereto (as hereinafter provided) shall have occurred or exist, the Purchaser shall commence (within the meaning of Rule 14d-2(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) as promptly as practicable after the execution hereof, but in any event not later than March 1, 2000, the Offer for all outstanding Shares at the Offer Price. The initial expiration date for the Offer shall be the thirtieth business day from and after the date the Offer is commenced, including the date of commencement as the first business day in accordance with Rule 14d-2 under the Exchange Act (the "Initial Expiration Date").

     (b) As promptly as practicable, the Purchaser shall file with the Securities and Exchange Commission (the "SEC") the Purchaser's Tender Offer Statement on Schedule TO (such Schedule TO and the documents included therein pursuant to which the Tender Offer Shall be made, together with any supplements or amendments thereto, are referred to collectively herein as the "Offer Documents"), which shall contain (as an exhibit thereto) the Purchaser's Offer to Purchase and related instructions(the "Offer to Purchase") which shall be mailed to the holders of Shares with respect to the Offer. The obligation of the Purchaser to accept for payment or pay for any Shares tendered pursuant to the Offer will be subject only to the satisfaction or waiver (to the extent permitted by this Agreement) of the conditions set forth in Annex I hereto. Without the prior written consent of the Company, the Purchaser shall not decrease the price per Share or change the form of consideration payable in the Offer, decrease the number of Shares sought to be purchased in the Offer, change the conditions set forth in Annex I, waive the Minimum Condition (as defined in Annex I), impose additional conditions to the Offer or amend any other term of the offer in any manner adverse to the holders of Shares. Subject to the terms of the Offer and this Agreement and the satisfaction or waiver (to the extent permitted by this Agreement) of all the conditions of the Offer set forth in Annex I hereto as of any expiration date, the Purchaser will accept for payment and pay for all Shares validly tendered and not withdrawn pursuant to the Offer as soon as practicable after such expiration date of the Offer. Subject to
Section 8.1, if the conditions set forth in Annex I hereto are not satisfied or, to the extent permitted by this Agreement, waived by the Purchaser, as of the Initial Expiration Date (or any subsequently scheduled expiration date), the Purchaser will extend the Offer from time to time for the shortest time periods which it reasonably believes are necessary until the consummation of the Offer. The Purchaser shall use its reasonable best efforts to avoid the occurrence of any event specified in Annex I or to cure any such event that shall have occurred.

     (c) The Purchaser and the Company shall ensure that Offer Documents will comply as to form in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be made therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Cisco or the Purchaser with respect to information supplied by the Company in writing for inclusion in the Offer Documents and no representation is made by Cisco as to the Offer Documents except to the extent statements made therein conform to information supplied by Cisco in writing specifically for inclusion therein. Each of Cisco and the Purchaser, on the one hand, and the Company, on the other hand, agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect and the Purchaser further agrees to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to shareholders of the Company, in each case as and to the extent required by applicable federal securities laws. Each of the Disinterested Committee and Cisco and their respective counsel shall be given the opportunity to the extent practicable to review and comment upon the Offer Documents and all amendments and supplements thereto prior to their filing with the SEC or dissemination to the shareholders of the Company.

     Section 1.2.  Company Actions.

     (a) The Disinterested Committee shall promptly file with the SEC and mail to the holders of Shares a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (together with any amendments or supplements thereto, the "Schedule 14D-9"). The Schedule 14D-9 will set forth, and the Company hereby represents, that the Board and the Disinterested Committee at meetings duly called and held, have (i) determined that the Offer and the Merger are fair to and in the best interests of the Company in accordance with Sections 302A.613 and 302A.673 of the MBCA, and (ii) resolved to recommend acceptance of the Offer and approval and adoption of the Merger and this Agreement by the Company's shareholders (in accordance with the requirements of the Company's articles of incorporation and of applicable law); provided, however, that such recommendation and approval may be withdrawn, modified or amended to the extent that the Board and the Disinterested Committee deem it necessary to do so in the exercise of their fiduciary obligations after being advised with respect thereto by outside counsel.

     (b) Cisco and its counsel and Purchaser and its counsel shall be given the opportunity to the extent practicable to review and comment upon the Schedule 14D-9 and all amendments and supplements thereto prior to their filing with the SEC or dissemination to the shareholders of the Company. Each of the Company, on the one hand, and Cisco and the Purchaser, on the other hand, agree promptly to correct any information provided by either of them for use in the Schedule 14D-9 if and to the extent that it shall have become false or misleading, and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and to be disseminated to the shareholders of the Company, in each case as and to the extent required by applicable federal securities law.

     (c) In connection with the Offer, the Company will furnish the Purchaser and Cisco with such information and assistance as the Purchaser, Cisco or their agents or representatives may reasonably request in connection with communicating the Offer to the record and beneficial holders of the Shares.

                                  ARTICLE II.

                                   THE MERGER

     Section 2.1. The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions hereof, and in accordance with the applicable provisions of this Agreement and the MBCA at the Effective Time (as defined in Section 2.2) the Purchaser shall be merged with and into the Company. Following the Merger, the separate corporate existence of the Purchaser shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation").

     Section 2.2. Effective Time. As soon as practicable after the satisfaction or waiver of the conditions set forth in Section 7.1(a) and (b), but subject to Section 7.1(c), the Company shall execute in the manner required by the MBCA and deliver to the Secretary of State of the State of Minnesota, a duly executed and verified articles of Merger, and the parties shall take such other and further actions as may be required by law to make the Merger effective. The time the Merger becomes effective in accordance with applicable law is referred to as the "Effective Time."

     Section 2.3. Effects of the Merger. The Merger shall have the effects set forth in Section 302A.641 of the MBCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the properties, rights, privileges, powers and franchises of the Company and Purchaser shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Purchaser shall become the debts, liabilities and duties of the Surviving Corporation.

     Section 2.4. Articles of Incorporation and Bylaws of the Surviving Corporation.

     (a) The articles of incorporation of the Purchaser, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation, until thereafter amended in accordance with the provisions thereof and hereof and applicable law.

     (b) Subject to the provisions of Section 6.6 of this Agreement, the bylaws of the Purchaser in effect at the Effective Time shall be the by-laws of the Surviving Corporation, until thereafter amended in accordance with the provisions thereof and hereof and applicable law.

     Section 2.5. Directors. Subject to applicable law, the directors of the Purchaser immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

     Section 2.6. Officers. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

     Section 2.7. Conversion of Shares. The officers of the Company immediately prior to the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, shall take such action on behalf of the Company such that each Share issued and outstanding immediately prior to the Effective Time (other than any Shares held by Cisco, the Purchaser, any wholly-owned subsidiary of Cisco or the Purchaser, or by any wholly-owned subsidiary of the Company, which Shares, by virtue of the Merger and without any action on the part of the holder thereof, shall be canceled and retired and shall cease to exist with no payment being made with respect thereto, and other than Dissenting Shares (as defined in Section 3.1)) shall be converted into the right to receive in cash the Offer Price applicable thereto (the "Merger Price").

     Section 2.8. Conversion of Purchaser Common Stock. At the Effective Time, each share of capital stock of the Purchaser issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one validly issued, fully paid and nonassessable share of capital stock of the Surviving Corporation, with the same designation as to class or series and the same rights and preferences as applied to the capital stock of the Purchaser immediately prior to the Effective Time.

     Section 2.9. Stock Options. The Purchaser and the Company shall take all actions necessary so that, immediately prior to the acceptance for payment and purchase of Shares by the Purchaser pursuant to the

Offer, each outstanding option or warrant to purchase Shares (an "Option") whether or not granted under the Company's 1996 Omnibus Stock Plan (referred to as the "Option Plan") shall be either "converted to cash" or "converted to Surviving Company Options" as described below. For purposes of this section 2.9, "converted to cash" means that such Options shall be cancelled and in consideration of such cancellation, immediately following consummation of the Offer, the Company shall pay to such holders of Options an amount in respect thereof equal to the product of (1) the excess of the Merger Price over the exercise price thereof and (2) the number of Shares subject thereto (such payment to be net of taxes required by law to be withheld with respect thereto); provided that the foregoing shall be subject to the obtaining of any necessary consent of holders of Options, it being agreed that the Company and Purchaser will use their reasonable best efforts to obtain any such consents. For purposes of this Section 2.9, "converted to Surviving Company Options" shall mean that such Options shall be converted as of the Effective Time without any action on the part of the holder thereof into an option to purchase shares of the Surviving Corporation's Common Stock under a stock option plan to be adopted by the Surviving Corporation. The converted Option shall entitle the holder to purchase from Surviving Corporation an equivalent number of shares of Surviving Corporation's Common Stock at an equivalent exercise price, all as determined in accordance with Code Section 424 and the regulations issued thereunder so as to provide to the option holder approximately the same economic benefit they would have had with respect to the Option to purchase Company Stock, or portion thereof, at the Effective Time. At the Effective Time, all Options converted to Surviving Company Options shall become exercisable on the same vesting schedule to which they are currently subject as Options to purchase Company Stock The Company's Options shall be converted as follows:

          (a) Designated Founding Employees. Options held by Designated Founding Employee named on Annex II shall be converted to Surviving Company Options.

          (b) Designated Employees.

             (i) Vested Options. Each Option, or any portion thereof, which is vested and exercisable on the date on which Shares are purchased pursuant to the Offer, and which is held by a Designated Employee named on Annex II, shall be converted to cash.

             (ii) Non-Vested Options. Each Option, or any portion thereof, which is not vested on the date on which Shares are purchased pursuant to the Offer and which is held by a Designated Employee shall be converted to Surviving Company Options.

        (c) Other Employees

             (i) Vested Options. Each Option, or any portion thereof, which is vested and exercisable on the date on which Shares are purchased pursuant to the Offer, and which is held by an employee other than a Designated Founding Employee or a Designated Employee, shall be converted to cash.

             (ii) Non-Vested Options. Each Option, or any portion thereof, which is not vested on the date on which Shares are purchased pursuant to the Offer (a "Non-Vested Option") and which is held by an employee other than a Designated Founding Employee or a Designated Employee, shall be converted to cash to the extent of thirty (30) percent of the number of shares subject to such Non-Vested Option.

             (iii) Non-Vested Options. Each Non-Vested Option held by an employee other than a Designated Founding Employee or a Designated Employee, shall be converted to Surviving Company Options to the extent of seventy (70) percent of the number of shares subject to such Non-Vested Option.

          (d) Non-Employees. Each Option held by a person who is not an employee of the Company shall be converted to cash.

          (e) Recent Grants. All options approved by the Company's Board of Directors after January 1, 2000 shall be converted to Surviving Company Options.

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     The Purchaser agrees that in addition to the Company options which will be converted to Surviving Company options as described above, the Surviving Corporation shall also reserve shares of Surviving Corporation's Common Stock for future exercise of Surviving Corporation options, granted pursuant to an Employee Stock Plan, in an amount equal to fifteen percent (15%) of the shares of Surviving Corporation Common Stock and Preferred Stock outstanding immediately after the Effective Time.

     Section 2.10.  Shareholders' Meeting.

     (a) If required by the Company's articles of incorporation and/or applicable law in order to consummate the Merger, the Company, acting through the Board, shall, in accordance with applicable law;

          (i) duly call, give notice of, convene and hold a special meeting of its shareholders (the "Special Meeting") as soon as practicable following the acceptance for payment of and payment for Shares by the Purchaser pursuant to the Offer for the purpose of considering and taking action upon this Agreement;

          (ii) prepare and file (as soon as practicable, and in any event within 10 business days after the execution hereof) with the SEC a preliminary proxy statement relating to the Merger and this Agreement and use its best efforts (x) to obtain and furnish the information required by the SEC to be included in the Proxy Statement (as hereinafter defined) and, after consultation with Cisco and Purchaser, to respond promptly to any comments made by the SEC with respect to the preliminary proxy statement and cause a definitive proxy statement (the "Proxy Statement") to be mailed to its shareholders and (y) to obtain the necessary approvals of the Merger and this Agreement by its shareholders; and

          (iii) subject to the fiduciary obligations of the Board under applicable law as advised by outside counsel, include in the Proxy Statement the recommendation of the Board that shareholders of the Company vote in favor of the approval of the Merger and the adoption of this Agreement.

     (b) Each of Cisco and the Purchaser agree that it will vote, or cause to be voted, all of the Shares then owned by it, or any of Cisco's subsidiaries in favor of the approval of the Merger and the adoption of this Agreement.

     Section 2.11.  Merger Without Meeting of Shareholders.  Notwithstanding
Section 2.10, in the event that Purchaser shall acquire at least 90% of the outstanding Shares pursuant to the Offer, the parties hereto agree to take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after the acceptance for payment of and payment for Shares by the Purchaser pursuant to the Offer without a meeting of shareholders of the Company, in accordance with Section 302A.621 of the MBCA.

                                  ARTICLE III.

                     DISSENTING SHARES; PAYMENT FOR SHARES

     Section 3.1. Dissenting Shares. Notwithstanding anything in Section 3.2 to the contrary, Shares outstanding immediately prior to the Effective Time and held of record by a holder who shall not have voted in favor of the Merger or consented thereto in writing and who shall have properly exercised and shall not have withdrawn or lost rights to demand payment of the fair value of such Shares in accordance with Sections 302A.471 and 302A.473 of the MBCA ("Dissenting Shares"), shall not be converted into a right to receive the Merger Price specified in Section 3.2, but the holders thereof instead shall be entitled to payment of the fair value of such Shares in accordance with the provisions of
Section 302A.473 of the MBCA (the "Dissenting Price"); provided, however, that
(i) if such holder fails to file a notice of election to dissent in accordance with Section 302A.473 of the MBCA or, after filing such notice of election, subsequently delivers an effective withdrawal of such notice or fails to establish such holder's entitlement to dissenters' rights as provided in Section 302A.473 of the MBCA, if such holder be so required or (ii) if a court shall determine that such holder is not entitled to receive payment for such Shares or such holder shall otherwise lose such holder's dissenters' rights, each Share held of record by such holder or holders shall be treated as if it had been converted as of the Effective Time into a right to receive the Merger Price specified in Section 3.2, without interest thereon. Each holder who becomes entitled, pursuant to the MBCA, to payment of the Dissenting

Price will receive payment thereof in accordance with the MBCA. The Company shall give Cisco and the Purchaser prompt notice of any demands received by the Company for payment of the Dissenting Price, and, prior to the Effective Time, Cisco and the Purchaser shall have the right to direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, except with the prior written consent of Cisco or the Purchaser, make any payment with respect to, or settle or offer to settle, any such demands.

     Section 3.2.  Payment for Shares.

     (a) From and after the Effective Time, a bank or trust company designated by Cisco and the Purchaser and reasonably acceptable to the Company shall act as paying agent (the "Paying Agent") pursuant to an Exchange Agency Agreement in effecting the payment of the Merger Price in respect of certificates (the "Certificates") that, prior to the Effective Time, represented Shares entitled to payment of the Merger Price pursuant to Section 2.7. At the Effective Time, the Purchaser shall deposit, or cause to be deposited, in trust with the Paying Agent the aggregate Merger Price to which holders of Shares shall be entitled at the Effective Time pursuant to Section 2.7.

     (b) Promptly after the Effective Time, the Paying Agent shall mail to each record holder of Certificates that immediately prior to the Effective Time represented Shares (other than Certificates representing Dissenting Shares and Certificates representing Shares held by Cisco or the Purchaser or by any wholly-owned subsidiary of Cisco or the Purchaser) a form of letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Paying Agent and instructions for use in surrendering such Certificates and receiving the aggregate Merger Price in respect thereof. Upon the surrender of each such Certificate, the Paying Agent shall pay the holder of such Certificate the Merger Price multiplied by the number of Shares formerly represented by such Certificate in consideration therefor, and such Certificate shall forthwith be canceled. Until so surrendered, each such Certificate (other than Certificates representing Dissenting Shares and Certificates representing Shares held by Cisco or the Purchaser or by any wholly-owned subsidiary of Cisco or the Purchaser) shall represent solely the right to receive the aggregate Merger Price relating thereto. No interest or dividends shall be paid or accrued on the Merger Price. If the Merger Price (or any portion thereof) is to be delivered to any person other than the person in whose name the Certificate formerly representing Shares surrendered therefor is registered, it shall be a condition to such right to receive such Merger Price, that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person surrendering such Certificates shall pay to the Paying Agent any transfer or other taxes required by reason of the payment of the Merger Price to a person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable.

     (c) Promptly following the date which is 180 days after the Effective Time, the Paying Agent shall deliver to the Surviving Corporation all cash, Certificates and other documents in its possession relating to the transactions described in this Agreement, and the Paying Agent's duties shall terminate. Any shareholders of the Company who have not theretofore complied with this Article 3 shall thereafter look only to the Surviving Corporation for payment of their claims for the consideration set forth in Section 2.7 hereof for each Share such shareholder holds, without any interest thereon.

     (d) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates formerly representing Shares are presented to the Surviving Corporation or the Paying Agent, they shall be surrendered and canceled in return for the payment of the aggregate Merger Price relating thereto, as provided in this Article III, subject to applicable law in the case of Dissenting Shares.

                                  ARTICLE IV.

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     In this Agreement, any reference to a party's "knowledge" means (i) with respect to any natural person, the actual knowledge, after reasonable inquiry, of such person or (ii) with respect to any corporation or other entity, the actual knowledge of such party's officers and directors provided that such persons shall have made reasonable inquiry of those employees of such party whom such officers and directors reasonably believe would have actual knowledge of the matters represented.

     The Company represents and warrants to Cisco and the Purchaser that except as set forth in the SEC Reports (as defined below) filed with the SEC on or prior to the date hereof and except as set forth in the Company Disclosure Statement delivered to Cisco and Purchaser prior to the execution of this Agreement (the "Company Disclosure Statement"):

     Section 4.1. Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota. The Company has no subsidiaries. The Company has the requisite corporate power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted, and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction in which the nature of its business or the properties owned operated or leased by it makes such qualification, licensing or good standing necessary, except where the failure to have such power or authority, or the failure to be so qualified, licensed or in good standing, would not have a Material Adverse Effect on the Company. The term "Material Adverse Effect on the Company", as used in this Agreement, means any material adverse change in or effect on the business, operations or financial condition of the Company taken as a whole except for (i) any change or effect resulting from general economic, financial or market conditions, (ii) any change or effect resulting from conditions or circumstances generally affecting the telecommunications industry, (iii) changes in laws of general applicability or applicable generally to the telecommunications industry.

     Section 4.2. Articles of Incorporation and Bylaws. The Company has heretofore made available to Cisco and the Purchaser a complete and correct copy of the articles of incorporation and the by-laws, each as amended to the date hereof, of the Company.

     Section 4.3. Capitalization. The authorized capital stock of the Company consists of 25,000,000 shares of Common Stock, no par value (the "Common Shares"), and 5,000,000 shares of undesignated preferred stock. As of the close of business on November 5, 1999 there were 5,124,472 Common Shares issued and outstanding and no shares of preferred stock issued and outstanding. The Company has no shares of capital stock reserved for issuance, except that, as of February 21, 2000, there were 1,759,010 Common Shares reserved for issuance upon exercise of Options and the Company estimates that it will be obligated to issue up to 70,000 Common Shares in connection with the Company's Employee Stock Purchase Plan. Since November 5, 1999, the Company has not issued any shares of capital stock except pursuant to the exercise of Options outstanding as of such date. All the outstanding Common Shares are, and all Common Shares which may be issued pursuant to the exercise of outstanding Options will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and nonassessable. There are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) ("Voting Debt") of the Company or any of its subsidiaries issued and outstanding. Except as set forth above or pursuant to the Option Plan and the Company's Employee Stock Purchase Plan, and except for the transactions contemplated by this Agreement, there are no existing options, warrants, calls, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company, obligating the Company to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or securities convertible into or exchangeable for such shares or equity interests or obligations of the Company to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment. Except as contemplated by this Agreement and the Company's obligations under the Option Plan, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any Shares or the capital stock of the Company.

     Section 4.4. Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized and approved by the

Board and the Disinterested Committee and no other corporate proceedings on the part of the Company are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the merger, the approval and adoption of the Merger and this Agreement by holders of the Shares to the extent required by the Company's articles of incorporation and by applicable law). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due and valid authorization, execution and delivery of this Agreement by Cisco and the Purchaser, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity.

     Section 4.5.  No Conflict; Required Filings and Consents.

     (a) None of the execution and delivery of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby or compliance by the Company with any of the provisions hereof will (i) conflict with or violate the articles of incorporation or by-laws of the Company, (ii) conflict with or violate any statute, ordinance, rule, regulation, order, judgment or decree applicable to the Company, or by which the Company or any of its properties or assets may be bound or affected, or (iii) result in a violation or breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in any loss of any material benefit, or the creation of any lien, claim, option, charge, security interest, limitation, encumbrance or restriction of any kind (any of the foregoing being a "Lien") on any of the property or assets of the Company (any of the foregoing referred to in clause (ii) or this clause (iii) being a "Violation") pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or any of its respective properties may be bound or affected, except in the case of the foregoing clauses
(ii) or (iii) for any such violations which would not have a Material Adverse Effect on the Company.

     (b) None of the execution and delivery of this Agreement by the Company, the consummation by the Company of the transactions contemplated hereby or compliance by the Company with any of the provisions hereof will require any consent, waiver, approval, authorization or permit of, or registration or filing with or notification to (any of the foregoing being a "Consent"), any government or regulatory authority, agency, commission, tribunal or body, domestic, foreign or supranational (a "Governmental Entity"), except for (i) compliance with any applicable requirements of the Exchange Act, (ii) the filing of articles of merger pursuant to the MBCA, (iii) applicable state takeover and environmental statutes and (iv) Consents, the failure of which to obtain or make would not have a Material Adverse Effect on the Company or materially adversely affect the ability of the Company to consummate the transactions contemplated hereby.

     Section 4.6.  SEC Reports and Financial Statements.

     (a) The Company has filed with the SEC all forms, reports, schedules, registration statements and definitive proxy statements (the "SEC Reports") required to be filed by the Company with the SEC since December 31, 1998. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the Exchange Act or the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated thereunder applicable, as the case may be, to such SEC Reports, and none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     (b) The consolidated balance sheets as of December 31, 1998 and 1997 and the related consolidated statements of income, shareholders' equity and cash flows for each of the two years in the period ended December 31, 1998 (including the related notes and schedules thereto) of the Company contained in the Company's Form 10-KSB for the year ended December 31, 1998 and the consolidated balance sheet as of September 30, 1999 and the related consolidated statement of income and cash flows for the nine months ended September 30, 1999 (including the related notes and schedules thereto) of the Company contained in the Company's Form 10-QSB for the quarter ended September 30, 1999, represent fairly, in all material respects, the consolidated financial position and the consolidated results of operations and cash flows of the Company and its consolidated subsidiaries as of the dates or for the periods presented therein in conformity with United States generally accepted accounting principles ("GAAP") applied on a consistent basis during the periods involved except as otherwise noted therein, including the related notes.

     Section 4.7. No Undisclosed Liabilities. Except for liabilities and obligations incurred since September 30, 1999 in the ordinary course of business, incurred in connection with this Agreement or identified in Section
4.7 of the Company Disclosure Statement, the Company has no liabilities or obligations of any nature whatsoever (whether absolute, accrued, fixed, contingent, liquidated, unliquidated or otherwise), required by generally accepted accounting principles to be recognized or disclosed on a balance sheet of Company or in the notes thereto, other than those recognized or disclosed in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1998 or Quarterly Report on Form 10-QSB for the quarter ended September 30, 1999 other than those that do not have a Material Adverse Effect on the Company.

     Section 4.8. Material Agreements. Except as set forth in the Company's Form 10-KSB for the year ended December 31, 1998 and except for this Agreement and the Agreements specifically referred to herein, Company is not a party to or bound by any of the following agreements (with the following agreements, and the agreements included as exhibits to the SEC Reports, collectively referred to as the "Material Agreements"):

          (a) any contract or agreement or amendment thereto that would be required to be filed as an exhibit to a registration statement on Form S-1 filed by Company as of the date hereof;

          (b) any confidentiality agreement, non-competition agreement or other contract or agreement that contains covenants limiting Company's freed to compete in any line of business or in any location or with any Person; and

          (c) any loan agreement, indenture, note, bond debenture or any other documents or agreement evidencing a capitalized lease obligation or other Indebtedness (as defined in Article 9.10) to any Person, other than any Indebtedness in a principal amount less than $25,000 individually or $100,000 in the aggregate.

     The Company has delivered to Cisco a correct and complete copy of each Material Agreement and a written summary setting forth the terms and conditions of each oral agreement, of any, referred to in the Company Disclosure Statement. Each such Material Agreement constitutes the legal, valid and binding obligation of the Company, and to the knowledge of the Company, the other party thereto, enforceable against such parties in accordance with the terms thereof (except as enforcement may be limited by general principles of equity whether applied in a court of law or equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally). The Company is not in default under, or with the giving of notice or the lapse of time, or both, would be in default under, any of the material terms or conditions of any Material Agreement. To the knowledge of the Company, there has occurred no default or event which, with the giving of notice or the lapse of time, or both, would constitute a material default by any other party to any Material Agreement, other than those which would not have a Material Adverse Effect on the Company.

     Section 4.9. Information. None of the information supplied by the Company in writing specifically for inclusion or incorporation by reference in (i) the Offer Documents, (ii) the Schedule 14D-9 (iii) the Proxy Statement or (iv) any other document to be filed with the SEC or any other Governmental Entity in connection with the transactions contemplated by this Agreement (the "Other Filings") will, at the respective times filed with the SEC or other Governmental Entity and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement is mailed to shareholders, at the time of the Special Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Proxy Statement will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder, except that no representation is made by the Company with respect to statements made therein based on information supplied by Cisco or the Purchaser in writing specifically for inclusion in the Proxy Statement.

     Section 4.10. Litigation. As of the date hereof, there is no suit, action or proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company that, individually or in the aggregate, would have a Material Adverse Effect on the Company, nor is there any judgment, decree, injunction or order of any Governmental Entity or arbitrator outstanding against the Company that would have, individually or in the aggregate, a Material Adverse Effect on the Company.

     Section 4.11. Compliance with Applicable Laws. The Company is in substantial compliance with all laws, regulations and orders (except with respect to environmental matters) of any Governmental Entity applicable to it, except for such failures so to comply which would not have a Material Adverse Effect on the Company. The business operations of the Company are not being conducted in violation of any law, ordinance or regulation of any Governmental Entity, except for possible violations which, individually or in the aggregate, would not have a Material Adverse Effect on the Company.

     Section 4.12.  Employee Benefit Plans.

     (a) Section 4.12 of the Company Disclosure Statement includes a complete list of all material employee benefit plans and programs providing benefits to any employee or former employee of the Company sponsored or maintained by the Company or to which the Company contributes or is obligated to contribute (collectively, the "Plans"). Without limiting the generality of the foregoing, the term "Plans" includes all employee welfare benefit plans within the meaning of Section 3(l) of the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder ("ERISA") and all employee pension benefit plans within the meaning of Section 3(2) of ERISA.

     (b) With respect to each Plan, the Company has made available to Cisco a true, correct and complete copy of: (i) all plan documents, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any;
(iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any; and (vi) the most recent determination letter from the Internal Revenue Service (the "IRS"), if any.

     (c) The Company has complied, and is in compliance, in all respects with all provisions of ERISA, the Code and all laws and regulations applicable to the Plans, other than any failure to comply which would not have a Material Adverse Effect on the Company. With respect to each Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code ("Qualified Plans"), the IRS has issued a favorable determination letter.

     (d) All contributions required to be made to any Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected in the financial statements of the Company included in the SEC Reports to the extent required under generally accepted accounting principles.

     (e) No Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Internal Revenue Code (the "Code"). There does not now exist, nor, to the knowledge of the Company, do any circumstances exist that could reasonably be expected to result in, any liability under (i) Title IV of ERISA,
(ii) Section 302 of ERISA, (iii) Sections 412 and 4971 of the Code or (iv) the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, other than (x) a liability that arises solely out of, or relates solely to, the Plans, that would be a liability of the Company following the Merger or (y) a liability which would not have a Material Adverse Effect on the Company.

     Section 4.13.  Intellectual Property.

     (a) Section 4.13 of the Company Disclosure Statement contains a correct and complete list of all patents, trademarks, trade names, copyright registrations and applications therefore now or heretofore used or presently proposed to be used in the conduct of the businesses of the Company. Except as set forth in
Section 4.12 of the Company Disclosure Statement, (i) the Company owns or possesses adequate licenses or other valid rights to use (without the making of any payment to others or the obligation to grant rights to others in exchange) all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, copyright registrations, know-how and other proprietary information ("Rights") necessary to the conduct of its business as presently being conducted, except where the failure to have such licenses or rights would not, singly or in the aggregate have a Material Adverse Effect on the Company; (ii) the Company has not licensed any Rights to any third party; (iii) the validity of such items and the title thereto of the Company has not been questioned in any litigation to which the Company is a party, nor, to the Company's knowledge, is any such litigation threatened; (iv) the conduct of the business of the Company as now conducted does not and will not conflict with Rights of others in any way which has or may have a Material Adverse Effect on the Company; and (v) no proceedings are pending against the Company nor, to the Company's knowledge, are any proceedings threatened against the Company alleging any violation of Rights of any third party. The Company does not know of (x) any use that has heretofore been or is now being made of any Rights owned by the Company, except by the Company or by an entity duly licensed by it to use the same under an agreement described in
Section 4.12 or (y) any material infringement of any Right owned by or licensed by or to the Company. All Rights heretofore owned or held by any employee or officer of the Company and used in the business of the Company in any manner have been duly and effectively transferred to the Company. Except as set forth in Section 4.12 of the Company Disclosure Statement, the consummation of the Merger and the transactions contemplated hereby will not alter or impair the rights and interests of the Company in any of the items listed in Section 4.12 of the Company Disclosure Statement, and the Surviving Corporation will have the same rights and interests in such items as the Company will have immediately prior to the Effective Time.

     Section 4.14. Employment Agreements; Labor Relations. Except as disclosed in Section 4.14 of the Company Disclosure Statement, to the Company's knowledge there exist no employment, consulting, severance or indemnification agreements between the Company and any current or former director, officer or employee of the Company pursuant to which the Company has, or may have, obligations as of the date hereof and no such person is entitled to any severance benefits from the Company or any of its subsidiaries.

     Section 4.15. Taxes. Except as set forth in Section 4.15 of the Company Disclosure Statement, the Company has duly filed all U.S. federal tax returns and has duly filed all other tax returns, made all other tax filings required to be filed by it including, but not limited to, all foreign and state tax returns and filings (all such returns being complete and correct in all material respects), has duly paid or made provision for the payment of all taxes (including any interest or penalties) which are due and payable (whether or not shown on any such tax returns) and has paid all payments of estimated tax due and all taxes it is required to withhold and collect, other than those which would not have a Material Adverse Effect on the Company. Except as disclosed in
Section 4.15 of the Company Disclosure Statement, the liability for taxes reflected in the Company's balance sheet at September 30, 1999 is sufficient for the payment of all unpaid taxes (including interest and penalties), whether or not disputed, accrued or applicable for the period then ended and for all years and periods ended prior thereto, other than those which would not have a Material Adverse Effect on the Company. The federal income tax returns of the Company have not been audited by the IRS. The Company has not made any payments, is not obligated to make any payments and is not a party to any agreement that under certain circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code. The Company has not been a United States real property holding corporation, within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Company is not a party to any tax allocation or sharing agreement. The Company is not and has never been (nor does the Company have any liability for unpaid taxes because it once was) a member of an affiliated group.

     Section 4.16. Property and Leases. The Company has good title to all material assets reflected on the financial statements of the Company for the quarter ended September 30, 1999 except for (i) liens for current taxes and assessments not yet past due; (ii) inchoate mechanics' and materialmen's liens for construction in progress; (iii) workmen's, repairmen's, warehousemen's and carriers' liens arising in the ordinary course of business; and (iv) all matters of record, liens and other imperfections of title and encumbrances which matters, liens and imperfections, in the aggregate, would not have a Material Adverse Effect on the Company. The real property, equipment and other tangible property owned, operated, or leased by the Company are in all material respects in good condition and repair (ordinary wear and tear which are not such as to affect the operation of the Company's business excepted ) and are suitable to meet the existing operating requirements of the Company's business.

     Section 4.17. Inventories. The inventories set forth on the Company's balance sheet dated September 30, 1999 (included in the Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1999) are and all inventories held at the Effective Time will be properly valued at, the lower of cost (first-in, first out for inventories) or market in accordance with generally accepted accounting principles consistently applied and, except for obsolete items which have been fully written off or reserved for, consist of items of a quality and quantity currently usable and saleable in the ordinary course of business without markdown or discount. Except as set forth in Section
4.17 of the Company Disclosure Statement, the Company does not hold any materials on consignment and does not have title to any materials in the possession of others.

     Section 4.18. Insurance. The Company has been and is insured by financially sound and reputable insurers unaffiliated with the Company with respect to its property and the conduct of its business in such amounts and against such risks as are reasonably adequate to protect its properties and business, including, without limitation, liability and products liability insurance. Section 4.18 of the Company's Disclosure Statement contains a list of all insurance policies of the Company, together with a brief description of the coverages. The insurance coverage provided by such policies of insurance will be continued through the Effective Time and will not terminate or lapse by reason of the transactions contemplated by this Agreement. The Company has not been denied insurance coverage by any carrier in the last three years.

     Section 4.19. Environmental Matters. Except for the matters described in the reports set forth on Section 4.19 of the Company Disclosure Statement or except as would not reasonably be expected to have a Material Adverse Effect on the Company, (i) to the knowledge of the Company, no real property currently or formerly owned or operated by the Company or any current subsidiary thereof is contaminated with any Hazardous Substances to an extent or in a manner or condition now requiring remediation under any Environmental Law, (ii) no judicial or administrative proceeding is pending or to the knowledge of the Company threatened relating to liability for any off-site disposal or contamination and (iii) the Company has not received in writing any claims or notices alleging liability under any Environmental Law, and the Company has no knowledge of any circumstances that would reasonably be expected to result in such claims. "Environmental Law" means any applicable federal, state or local law, regulation, order, decree or judicial opinion or other agency requirement having the force and effect of law and relating to noise, odor, Hazardous Substances or the protection of the environment. "Hazardous Substance" means any toxic or hazardous substance that is regulated by or under authority of any Environmental Law, including any petroleum products, asbestos or polychlorinated biphenyls.

     Section 4.20. Material Adverse Change. Except as disclosed in the SEC Reports or in Section 4.20 of the Company Disclosure Statement, since September 30, 1999, (i) the business of the Company has been conducted only in the ordinary course consistent with past practices; (ii) there have been no occurrences of the type set forth in Section 6.1; and (ii) there has not been any change in the business, operations or financial condition of the Company that is materially adverse to the Company, except for (x) any change resulting from general economic, financial or market conditions, (y) any change resulting from conditions or circumstances generally affecting the telecommunications industry, (z) changes in laws of general applicability or applicable generally to the telecommunications industry.

     Section 4.21. Certain Approvals. The Board has taken appropriate action such that, assuming the accuracy of Cisco's representation in Section 5.6 of this Agreement, the provisions of Section 302A.673 of the MBCA will not apply to any of the transactions contemplated by this Agreement.

     Section 4.22. Opinion of Financial Advisor. The Disinterested Committee has received the written opinion of Dougherty & Company, LLC ("Dougherty") to the effect that the Offer Price is fair to the holders of the applicable Shares from a financial point of view.

     Section 4.23 Disclosure. To Company's knowledge, as of the date of this Agreement, no representation or warranty by the Company in this Agreement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not false or misleading.

     Section 4.24. Brokers. Except for the engagement of Dougherty by the Disinterested Committee and the engagement of Dain Rauscher Wessels by the Purchaser, none of the Company, or any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement.

                                   ARTICLE V.

                         REPRESENTATIONS AND WARRANTIES
                                OF THE PURCHASER

     The Purchaser represents and warrants to the Company as follows:

     Section 5.1. Organization and Qualification. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota. The Purchaser has the requisite corporate power and authority to own, operate or lease its properties and to carry on its business as it is now being conducted, and is duly qualified or licensed to do business, and is in good standing, in each jurisdiction in which the nature of its business or the properties owned, operated or leased by it makes such qualification, licensing or good standing necessary, except where the failure to have such power or authority, or the failure to be so qualified, licensed or in good standing, would not have a Material Adverse Effect on the Purchaser. The term "Material Adverse Effect on the Purchaser", as used in this Agreement, means any change in or effect on the business, operations or financial condition of the Purchaser or any of its subsidiaries that would be materially adverse to the Purchaser and its subsidiaries taken as a whole.

     Section 5.2. Authority Relative to this Agreement. The Purchaser has all necessary corporate power and authority to execute and deliver this Agreement and the Series A Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Series A Agreement by the Purchaser and the consummation by the Purchaser of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the Board of Directors of the Purchaser and no other corporate proceedings on the part of Cisco or the Purchaser are necessary to authorize or approve this Agreement or the Series A Agreement or to consummate the transactions contemplated hereby and thereby. This Agreement and the Series A Agreement have been duly executed and delivered by each of Cisco and the Purchaser and, assuming the due and valid authorization, execution and delivery of this Agreement by the Company and Cisco, each of this Agreement and the Series A Agreement constitutes a valid and binding obligation of each of Cisco and the Purchaser enforceable against it in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity.

     Section 5.3.  No Conflict; Required Filings and Consents.

     (a) None of the execution and delivery of this Agreement or the Series A Agreement by the Purchaser, the consummation by the Purchaser of the transactions contemplated hereby or thereby or compliance by the Purchaser with any of the provisions hereof or thereof will (i) conflict with or violate the organizational documents of the Purchaser, (ii) conflict with or violate any statute, ordinance, rule, regulation, order, judgment or decree applicable to the Purchaser, or any of their subsidiaries, or by which any of them or any of their respective properties or assets may be bound or affected, or (iii) result in a Violation pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Purchaser, or any of their respective subsidiaries, is a party or by which any of their respective properties or assets may be bound or affected, except in the case of the foregoing clauses (ii) and (iii) for any such Violations which would not have a Material Adverse Effect on the Purchaser or materially adversely affect the ability of the Purchaser to consummate the transactions contemplated hereby and thereby.

     (b) None of the execution and delivery of this Agreement or the Series A Agreement by the Purchaser, the consummation by the Purchaser of the transactions contemplated hereby or thereby or compliance by the Purchaser with any of the provisions hereof or thereof will require any Consent of any Governmental Entity, except for (i) compliance with any applicable requirements of the Exchange Act, (ii) the filing of articles of merger pursuant to the MBCA,
(iii) applicable state takeover and environmental statutes and (iv) Consents the failure of which to obtain or make would not have a Material Adverse Effect on the Purchaser or materially adversely affect the ability of the Purchaser to consummate the transactions contemplated hereby.

     Section 5.4. Information. None of the information supplied or to be supplied by the Purchaser in writing specifically for inclusion in (i) the Offer Documents, (ii) the Schedule 14D-9, (iii) the Proxy Statement or (iv) the Other Filings will, at the respective times filed with the SEC or such other Governmental Entity and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement is mailed to shareholders, at the time of the Special Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

     Section 5.5. Financing. The Purchaser has or at the consummation thereof will have the funds necessary to consummate the Offer and the Merger and the transactions contemplated hereby on a timely basis.

     Section 5.6 Brokers. Except for the engagement of Dain Rauscher Wessels as advisor to the Purchaser, none of Cisco, Purchaser, or any of their respective subsidiaries, officers, directors or employees, has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement for or with respect to which the company is or might be liable.

                                  ARTICLE VI.

                                   COVENANTS

     Section 6.1. Conduct of Business of the Company. Except as contemplated by this Agreement or with the prior written consent of Cisco, during the period from the date of this Agreement to the Effective Time, the Company will conduct its operations only in the ordinary course of business consistent with past practice and will use its reasonable efforts to preserve intact the business organization of the Company, to keep available the services of its present officers and key employees, and to preserve the good will of those having business relationships with it. Without limiting the generality of the foregoing, and except as otherwise contemplated by this Agreement or pursuant to existing agreements or arrangements or as disclosed in the Company Disclosure Statement, the Company will not, prior to the Effective Time, without the prior written consent of Cisco and the Purchaser which shall not be unreasonably withheld or delayed:

          (a) adopt any amendment to its articles of incorporation or by-laws or comparable organizational documents;

          (b) issue, reissue or sell, or authorize the issuance, reissuance or sale of (i) additional shares of capital stock of any class, or securities convertible into capital stock of any class, or any rights, warrants or options to acquire any convertible securities or capital stock, other than the issuance of Common Stock pursuant to the exercise of Options or pursuant to the Company's Employee Stock Purchase Plan.

          (c) declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of its capital stock;

          (d) split, combine, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any shares of its capital stock, or any of its other securities;

          (e) except for (i) increases in salary, wages and benefits of officers or employees of the Company in accordance with past practice, (ii) increases in salary, wages and benefits granted to officers and employees of the Company in conjunction with new hires, promotions or other changes in job status, increase the compensation or fringe benefits payable or to become payable to its directors, officers or key employees, or pay any benefit not required by any existing plan or arrangement (including, without limitation, the granting of stock options, stock appreciation rights, shares of restricted stock or performance units) or grant any severance or termination pay to (except pursuant to existing agreements, plans or policies), or enter into any employment or severance agreement with, any director, officer or other key employee of the Company or establish, adopt, enter into, or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, savings, welfare, deferred compensation, employment termination, severance or other employee benefit plan, agreement, trust, fund, policy or arrangement for the benefit or welfare of any directors, officers or current or former employees (any of the foregoing being an "Employee Benefit Arrangement"), except in each case to the extent required by applicable law or regulation; provided, however, that nothing herein will be deemed to prohibit the payment of benefits as they become payable;

          (f) acquire, sell, lease or dispose of any assets (other than inventory) or securities which are material to the Company, or enter into any commitment to do any of the foregoing or enter into any material commitment or transaction outside the ordinary course of business which are in excess of $50,000;

          (g) (i) incur, assume or prepay any long-term debt or incur or assume any short-term debt, except that the Company may incur, assume or prepay debt in the ordinary course of business consistent with past practice under existing lines of credit, (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except in the ordinary course of business, or (iii) make any loans, advances or capital contributions to, or investments in, any other person except in the ordinary course of business and not in excess of $50,000; or

          (h) agree in writing or otherwise to take any of the foregoing actions.

     Section 6.2. Reasonable Best Efforts. Subject to the terms and conditions herein provided and to applicable legal requirements, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, in the case of the Company, consistent with the fiduciary duties of the Company's Board of Directors, and to assist and cooperate with the other parties hereto in doing, as promptly as practicable, all things necessary, proper or advisable under applicable laws and regulations to ensure that the conditions set forth in Annex I and Article VII are satisfied and to consummate and make effective the transactions contemplated by the Offer and this Agreement.

     In addition, if at any time prior to the Effective Time any event or circumstance relating to either the Company or Cisco or the Purchaser or any of their respective subsidiaries, should be discovered by the Company or Cisco, as the case may be, and which should be set forth in an amendment to the Offer Documents or Schedule 14D-9, the discovering party will promptly inform the other party of such event or circumstance. If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, including the execution of additional instruments, the proper officers and directors of each party to this Agreement shall take all such necessary action.

     Section 6.3.  Consents.

     Each of the parties will use its reasonable best efforts to obtain as promptly as practicable all Consents of any Governmental Entity or any other person required in connection with, and waivers of any Violations that may be caused by, the consummation of the transactions contemplated by the Offer and this Agreement.

     Section 6.4. Public Announcements. Cisco, the Purchaser and the Company, as the case may be, will consult with one another before issuing any press release or otherwise making any public statements with respect to the transactions contemplated by this Agreement, including, without limitation, the Offer and the Merger, and shall not issue any such press release or make any such public statement prior to such consultations, except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange, as determined by Cisco, the Purchaser or the Company, as the case may be.

     Section 6.5.  Indemnification.

     (a) The parties agree that all rights to indemnification or exculpation now existing in favor of the directors, officers, employees and agents of the Company as provided in its articles of incorporation or bylaws or otherwise in effect as of the date hereof with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect. To the maximum extent permitted by the MBCA, such indemnification shall be mandatory rather than permissive and the Surviving Corporation shall advance expenses in connection with such indemnification.

     (b) Cisco shall cause the Surviving Corporation to maintain in effect for not less than six years from the Effective Time the policies of the directors and officers' liability and fiduciary insurance most recently maintained by the Company (provided, that the Surviving Corporation may substitute therefore policies of at least the same coverage containing terms and conditions which are no less advantageous to the beneficiaries thereof so long as such substitution does not result in gaps or lapses in coverage) with respect to matters occurring prior to the Effective Time to the extent available, provided, further, that in no event shall the Surviving Corporation be required to expend more than an amount per year equal to 200% of the current annual premiums paid by the Company (the "Premium Amount") to maintain or procure insurance coverage pursuant hereto and provided, further, that if the Surviving Corporation is unable to obtain the insurance called for by this Section 6.5(b), the Surviving Corporation will obtain as much comparable insurance as is available for the Premium Amount per year.

     (c) The provisions of this Section 6.5 shall survive the Merger, and each Indemnified Party shall, for all purposes, be a third-party beneficiary of the covenants and agreements of the parties under this Section 6.5 and, accordingly, shall be treated as a party to this Agreement for purposes of the rights and remedies relating to enforcement of such covenants and agreements and shall be entitled to enforce any such rights and exercise any such remedies directly.

     Section 6.6.  Access to Information; Employees.

     (a) Between the date hereof and the Effective Time, the Company will give Cisco and Purchaser and their authorized representatives reasonable access to all employees, agents, distributors, offices, stores, warehouses and other facilities and to all books and records, including accountants' working papers, of the Company, will permit Cisco and Purchaser to make such inspections as Cisco and Purchaser may reasonably require and will cause the Company's officers to furnish Cisco and Purchaser with such financial and operating data and other information with respect to the business and properties of the Company as Cisco and Purchaser may from time to time reasonably request.

     (b) Each of Cisco and Purchaser will hold and will cause its consultants and advisors to hold in confidence, unless compelled to disclose by judicial or administrative process or, in the written opinion of its legal counsel, by other requirements of law, all documents and information concerning the Company furnished to Cisco or Purchaser in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (i) previously known by Cisco or Purchaser from sources other than the Company, or its directors, officers, representatives or affiliates, (ii) in the public domain through no fault of Cisco or Purchaser or (iii) later lawfully acquired by Cisco or Purchaser on a non-confidential basis from other sources who are not known by Cisco or Purchaser to be bound by a confidentiality agreement or otherwise prohibited from transmitting the information to Cisco or Purchaser by a contractual, legal or fiduciary obligation) and will not release or disclose such information to any person, except its auditors, attorneys, financial advisors and other consultants and advisors in connection with this Agreement who need to know such information. If the transactions contemplated by this Agreement are not consummated, such confidence shall be maintained and, if requested by or on behalf of the Company, Cisco and Purchaser will, and will use all reasonable efforts to cause their auditors, attorneys, financial advisors and other consultants, agents and representatives to, return to the Company or destroy all copies of written information furnished by the Company to Cisco and Purchaser or their agents, representatives or advisors. It is understood that Cisco and Purchaser shall be deemed to have satisfied their obligation to hold such information confidential if they exercise the same care as they take to preserve confidentiality for their own similar information.

     (c) Cisco agrees that, without the consent of the Company prior to the Effective Time and the Surviving Corporation following the Effective Time, it will not solicit or cause to be solicited for employment any employee of the Company or, following the Effective Time, of the Surviving Corporation or hire any employee of the Surviving Corporation with whom Cisco has contact in the course of its business relationship with the Surviving Corporation. For purposes of this paragraph, solicitation shall not include solicitation of employees (i) who first solicit employment from Cisco, or (ii) who are solicited (A) by advertising in periodicals of general circulation, or (B) by an employee search firm on Cisco's behalf, so long as Cisco did not direct or encourage such firm to solicit such employee or any other employees of the Surviving Corporation.

     Section 6.7.  No Solicitation By Company.

     (a) Except as provided in Section 6.7(b), the Company agrees that, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement pursuant to Section 8.1(f), the Company shall not, and shall use its reasonable best efforts to cause its directors, officer or employees or any representative retained by it (including the Company's financial advisor) not to, directly or indirectly through another Person, (i) solicit, initiate, entertain or encourage (including by way of furnishing non-public information) any inquiries or the making of an Acquisition Proposal (as defined below), or (ii) participate in any discussions or negotiations regarding any Acquisition Proposal; provided, however, that if, at any time after receiving a Superior Proposal, the Disinterested Committee of the Company determines in good faith, after consultation with and receipt of advice from outside counsel, that it is necessary to do so in order to act in a manner consistent with its fiduciary duties to the Company's shareholders under applicable law, the Company may, in response to such Superior Proposal (as defined below) and subject to delivering a Company Notice (as defined in paragraph (c) below) and compliance with the other provisions of paragraph (c) below, following delivery of Company Notice (x) furnish information with respect to the Company to any Person making such Superior Proposal pursuant to a confidentiality agreement entered into between such Person and the Company with terms no less favorable to the Company than those contained in the Confidentiality Agreement and (y) participate in discussions or negotiations regarding such Superior Proposal. For purposes of this Agreement, an "Acquisition Proposal" means any inquiry, proposal or offer from any Person (i) relating to any direct or indirect acquisition or purchase of (A) a business that constitutes 15% or more of the net revenues, net income or the assets of the Company, or (B) 20% or more of any class of equity securities of the Company, (ii) relating to any tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of any class of equity securities of the Company, or (iii) relating to any merger, consolidation, business combination recapitalization, liquidation, dissolution or similar transaction involving the Company, in each case, other than the transactions contemplated by this Agreement. Immediately following the execution and delivery of this Agreement by the parties hereto, the Company will cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted with respect to the foregoing. Promptly following the execution of this Agreement by the parties hereto, the Company will request each Person that has, prior to the date of this Agreement executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal to return or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company.

     (b) Except as expressly permitted by this Section 6.7, the Disinterested Committee of the Company shall not (i) withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Cisco, the approval or recommendation by such Disinterested Committee of the Merger, the Offer or this Agreement, (ii) approve or recommend, or propose publicly to approve or recommend, any Acquisition Proposal, or (iii) cause the Company to enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement (each, a "Company Acquisition Agreement") related to any Acquisition Proposal, other than any such agreement entered into concurrently with a termination pursuant to the next sentence to facilitate such action. Notwithstanding the foregoing, if at any time the Disinterested Committee of the Company determines in good faith, after consultation with and receipt of advice from outside counsel, that it is necessary to do so in order to act in a manner consistent with its fiduciary duties to the Company's shareholders under applicable law, subject to compliance with paragraph (c) below, the Disinterested Committee of the Company may, in response to a Superior Proposal which was not solicited by the Company and which did not otherwise result from a breach of this Section 6.7 (subject to this and the following sentences to this Section 6.7), terminate this Agreement in accordance with
Section 8.1(f) (and concurrently with or after such termination, if it so chooses, cause the Company to enter into any Company Acquisition Agreement with respect to any Superior Proposal) but only at a time that is at least 24 hours after delivery of a Company Notice. For purposes of this Agreement, a "Superior Proposal" means any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities or other property, more than 67% of the combined voting power of the shares of Company Common Stock then outstanding or all or substantially all the assets of the Company which (i) the Disinterested Committee determines in good faith is reasonably likely to be consummated, taking into account the Person making the proposal and all legal, financial and regulatory aspects of the proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, and (ii) the Disinterested Committee determines in good faith (after consultation with and based upon the advice of its outside financial advisors) would, if consummated, provide greater value to Company's shareholders than the transactions contemplated by this Agreement.

     (c) In addition to the obligations of the Company as set forth in paragraphs (a) and (b) of this Section 6.7, the Company shall advise the Cisco orally and in writing of any request for non-public information, any Acquisition Proposal, including all of the material proposed terms of such Acquisition Proposal, the identity of the third party, or any decision by the Company to take any of the actions permitted in clauses (x) or (y) of paragraph (a) above (with any such notice referred to as a "Company Notice"). Any such Company Notice will be delivered promptly after (and in no event later than 24 hours after) receipt of any request for non-public information or of any Acquisition Proposal and prior to the Company taking any of the actions permitted in clauses
(x) or (y) of paragraph (a) above. In addition, in the event the Company intends to enter into a Company Acquisition Agreement relating to a Superior Proposal, the Company will deliver a Company Notice at least 24 hours prior to entering into such Company Acquisition Agreement, which Company Notice will identify the third party and the material proposal terms of such Superior Proposal, the Company will keep Cisco reasonably informed of the status of any such request or Acquisition Proposal and will update the information required to be provided in each Company Notice upon the request of Cisco.

     Section 6.8. Notification of Certain Matters. Cisco, the Purchaser and the Company shall promptly notify each other of (a) the occurrence or non-occurrence of any fact or event which would be reasonably likely (i) to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time or (ii) to cause any material covenant, condition or agreement hereunder not to be complied with or satisfied in all material respects and (b) any failure of the Company or Cisco or Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder in any material respect; provided, however, that no such notification shall affect the representations or warranties of any party or the conditions to the obligations of any party hereunder.

     Section 6.9. State Takeover Laws. The Company shall, upon the request of the Purchaser, take all reasonable steps to assist in any challenge by the Purchaser to the validity or applicability to the transactions contemplated by this Agreement, including the Offer and the Merger, of any state takeover law.

                                  ARTICLE VII.

                    CONDITIONS TO CONSUMMATION OF THE MERGER

     Section 7.1. Conditions. The respective obligations of the Purchaser and the Company to consummate the Merger are subject to the satisfaction, at or before the Effective Time, of each of the following conditions:

          (a) Shareholder Approval. The shareholders of the Company shall have duly approved the transactions contemplated by this Agreement, pursuant to the requirements of the Company's articles of incorporation and applicable law, or the Purchaser shall have acquired sufficient Company shares prior to the Effective Time to effect a merger pursuant to Section 302A.621 of the MBCA.

          (b) Purchase of Securities. The Purchaser shall have accepted for payment and paid for Shares pursuant to the Offer in accordance with the terms hereof; provided, that this condition shall be deemed to have been satisfied with respect to the Purchaser if the Purchaser fails to accept for payment or pay for Shares pursuant to the Offer in violation of the terms of the Offer.

          (c) Injunctions; Illegality. The consummation of the Merger, shall not be restrained, enjoined or prohibited by any order, judgment, decree, injunction or ruling of a court of competent jurisdiction or, any Governmental Entity and there shall not have been any statute, rule or regulation enacted, promulgated or deemed applicable to the merger by any Governmental Entity which prevents the consummation of the Merger.

     Section 7.2. Conditions to the Obligations of the Purchaser to Effect the Merger. The obligations of the Purchaser to effect the Merger are also subject to the satisfaction at or prior to the Effective Time of each of the following conditions, unless any such condition is waived in writing by Cisco and the
Purchaser:

          (a) Representations,Warranties and Covenants: The representations and warranties of the Company contained in this Agreement which are qualified as to materiality shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Effective Time with the same force and effect as though made on and as of the Effective Time, except that any such representations and warranties which are made as of and relate solely to a specified earlier date (other than the date hereof) shall be so true and correct as of such earlier date. The Company shall have performed and complied in all material respects with all covenants, conditions and agreements required to be performed or complied with by the Company hereunder on or prior to the Effective Time.

          (b) No Material Adverse Effect. No Material Adverse Effect on the Company shall have occurred since the expiration date of the Offer; provided, that the obligations of the Purchaser shall not be subject to this condition if Purchaser acquires sufficient Shares in the Offer to effect a Merger pursuant to Section 302A.621 of the MBCA.

          (c) Limit on Dissenting Shareholders. The holders of not more than five (5) percent of the Company's outstanding Shares shall have exercised dissenters' rights under Sections 302A.471 and 302A.473 of the MBCA.

     Section 7.3. Conditions to the Obligations of the Company to Effect the Merger. The obligation of the Company to effect the Merger is also subject, prior to consummation of the Offer (but not subsequent thereto), to the satisfaction at or prior to the Effective Time of the further condition that (i) the representations and warranties of the Purchaser contained in this Agreement which are qualified as to materiality shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Effective Time with the same force and effect as though made on and as of the Effective Time, except that any such representations and warranties which are made as of and relate solely to a specified earlier date (other than the date hereof) shall be so true and correct as of such earlier date, and (ii) Cisco and the Purchaser shall have performed and complied in all material respects with all covenants, conditions and agreements required to be performed or complied with by Cisco and the Purchaser hereunder on or prior to the Effective Time.

                                 ARTICLE VIII.

                         TERMINATION; AMENDMENT; WAIVER

     Section 8.1. Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the shareholders of the Company:

          (a) by the mutual written consent of Cisco, the Purchaser and the Company;

          (b) by the Company if (i) the Purchaser fails to commence the Offer as provided in Section 1.1 hereof, (ii) the Purchaser shall not have accepted for payment and paid for Shares pursuant to the Offer in accordance with the terms thereof on or before June 30, 2000 or (iii) the Purchaser fails to purchase validly tendered Shares in violation of the terms of the Offer or this Agreement;

          (c) by Cisco, the Purchaser or the Company if the Offer is terminated or withdrawn pursuant to its terms without any Shares being purchased thereunder; provided, however, that Cisco and the Purchaser may terminate this Agreement pursuant to this Section 8.1(c) only if Cisco's or the Purchaser's termination or withdrawal of the Offer is not in violation of the terms of this Agreement or the Offer;

          (d) by Cisco, the Purchaser or the Company if any court or other Governmental Entity shall have issued, enacted, entered, promulgated or enforced any order, judgment, decree, injunction, or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, judgment, decree, injunction, ruling or other action shall have become final and nonappealable;

          (e) by the Company if, prior to the purchase of Shares pursuant to the Offer in accordance with the terms of this Agreement, there shall have occurred, on the part of Cisco or Purchaser, a breach of any material representation or warranty, covenant or agreement contained in this Agreement which is not curable or, if curable, is not cured within 30 calendar days after written notice of such breach is given by the Company to the party committing the breach.

          (f) by the Company if, prior to the purchase of Shares pursuant to the Offer, a Third Party shall have made a bona fide offer, constituting a Superior Proposal, that the Disinterested Committee by majority vote determines in its good faith judgment in the exercise of its fiduciary duties, after consulting legal counsel, is more favorable to the Company's shareholders than the Offer and the Merger, provided, that such termination shall not be effective until payment of the fee required by Section 8.3(b) hereof; or

          (g) by Cisco if, prior to the purchase of Shares pursuant to the Offer in accordance with the terms of this Agreement, (i) there shall have occurred, on the part of the Company, a breach of any representation, warranty, covenant or agreement contained in this Agreement which if not cured would have a Material Adverse Effect on the Company and which is not curable or, if curable, is not cured within the later of (x) 30 calendar days after written notice of such breach is given by Cisco to the Company and (y) the satisfaction of all conditions to the offer not related to such breach; or (ii) if the Company shall have entered into a Company Acquisition Agreement with a person other than Cisco, the Purchaser or an Affiliate of either; or

          (h) by Cisco if it shall not have breached any of its obligations hereunder or under the Series A Agreement or Offer and no Shares shall have been purchased pursuant to the Offer on or before May 31, 2000;

     Section 8.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders, other than the provisions of this Section 8.2, Section 8.3, the last two sentences of Section 6.6(b) and Section 6.6(c), which shall survive any such termination. Nothing contained in this Section 8.2 shall relieve any party from liability for any breach of this Agreement or the Confidentiality Agreement.

     Section 8.3.  Fees and Expenses.

     (a) Whether or not the Merger is consummated, all costs and expenses incurred in connection with the Offer, this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

     (b) In the event that Cisco or the Purchaser terminates this Agreement pursuant to Section 8.1(g)(ii) or the Company terminates this Agreement pursuant to Section 8.1(f), the Company shall pay to Cisco the amount of $3,000,000 as reimbursement of Cisco's expenses and as liquidated damages (the "Company Break-up Fee"). Any such payment shall be made within three (3) business days after termination.

     Section 8.4. Amendment. This Agreement may be amended by the Company, Cisco and the Purchaser at any time before or after any approval of this Agreement by the shareholders of the Company but, after any such approval, no amendment shall be made which decreases the Merger Price or which adversely affects the rights of the Company's shareholders hereunder without the approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.

     Section 8.5. Extension; Waiver. At any time prior to the Effective Time, the parties hereto may (i) extend the time for the performance of any of the obligations or other acts of any other party hereto, (ii) waive any inaccuracies in the representations and warranties contained herein by any other party or in any document, certificate or writing delivered pursuant thereto by any other party or (iii) waive compliance with any of the agreements of any other party or with any conditions to its own obligations. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                  ARTICLE IX.

                                 MISCELLANEOUS

     Section 9.1. Non-Survival of Representations and Warranties. The representations and warranties made in this Agreement shall not survive beyond the Effective Time. Notwithstanding the foregoing, the agreements set forth in
Section 2.12, Section 3.2, the last sentence of Section 6.2, Section 6.5 and
Section 6.6(c) shall survive the Effective Time indefinitely (except to the extent a shorter period of time is explicitly specified therein).

     Section 9.2.  Entire Agreement; Assignment.

     (a) This Agreement (including the documents and the instruments referred to herein) and the letter agreement, by and between Purchaser and the Company, dated August 11, 1999 (the "Confidentiality Agreement"), constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

     (b) Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     Section 9.3. Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.

     Section 9.4. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by overnight courier or facsimile to the respective parties as follows:

     If to Cisco:

     Cisco Systems, Inc.
     170 West Tasman Drive
     San Jose, California 95134
     Attention: Larry Carter
     Telecopy No.: (408) 526-4545

     with a copy to:

     Brobeck, Phleger & Harrison LLP
     Two Embarcadero Place
     2200 Geng Road
     Palo Alto, California 94303-0913
     Attention: Curtis L. Mo, Esq.
     Telecopy No.: (650) 496-2736

     If to the Purchaser:

     Spanlink Acquisition Corp.
     7125 Northland Terrace
     Minneapolis, MN 55428
     Attention: Brett Shockley
     Telecopy No.: (612) 971-2314

     with a copy to:

     Fredrikson & Byron, P.A.
     1100 International Centre
     900 Second Avenue South
     Minneapolis, Minnesota 55402
     Attention: Robert K. Ranum
     Telecopy No.: (612) 347-7077

     If to the Company:

     Spanlink Communications, Inc.
     7125 Northland Terrace
     Minneapolis, MN 55428
     Attention: Brett Shockley
     Telecopy No.: (612) 971-2314

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above (provided that notice of any change of address shall be effective only upon receipt thereof).

     Section 9.5.  Governing Law; Jurisdiction.

     (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     (b) In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any federal court located in the State of Minnesota or any Minnesota state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated hereby in any court other than a federal or state court sitting in the state of Minnesota.

     Section 9.6. Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR DISPUTE THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.6.

     Section 9.7. Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

     Section 9.8. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

     Section 9.9. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and, except with respect to Sections 2.12, 2.9 and 6.5, nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     Section 9.10.  Certain Definitions.  As used in this Agreement:

          "Acquisition Proposal" shall have the meaning set forth in Section 6.7(a).

          "Affiliate", as applied to any person, shall mean any other person directly or indirectly controlling, controlled by, or under common control with, that person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling", "controlled by" and "under common control with"), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities, by contract or otherwise;

          "Board" shall have the meaning set forth in the Granting Clauses.

          "Certificates" shall have the meaning set forth in Section 3.2(a).

          "Company" shall have the meaning set forth in the first paragraph of this Agreement.

          "Company Acquisition Agreement" shall have the meaning set forth in
     Section 6.7(b).

          "Company Break-Up Fee" shall have the meaning set forth in Section 8.3(b)

          "Company Disclosure Statement" shall have the meaning set forth in the first paragraph of Article 4.

          "Company Notice" shall have the meaning set forth in Section 6.7(b).

          "Confidentiality Agreement" shall have the meaning set forth in section 9.2(a).

          "Consent" shall have the meaning set forth in Section 4.5(b).

          "Control" shall have the meaning set forth in section 9.10.

          "Designated Employees" shall have the meaning set forth in Section
     2.9.

          "Disinterested Committee" shall have the meaning set forth in the Granting Clauses.

          "Dissenting Shares" shall have the meaning set forth in Section 3.1.

          "Dissenting Price" shall have the meaning set forth in Section 3.1.

          "Dougherty" shall have the meaning set forth in Section 4.21.

          "Effective Time" shall have the meaning set forth in Section 2.2.

          "Employee Benefit Arrangement" shall have the meaning set forth in
     Section 6.1(e).

          "Environmental Law" shall have the meaning set forth in Section 4.18.

          "ERISA" hall have the meaning set forth in Section 4.11(a).

          "Exchange Act" shall have the meaning set forth in Section 1.1(a).

          "GAAP" shall have the meaning set forth in Section 4.6(b).

          "Governmental Entity" shall have the meaning set forth in Section 4.5(b).

          "Hazardous Substance" shall have the meaning set forth in Section
     4.18.

          "IRS" shall have the meaning set forth in Section 4.11(b).

          "Indebtedness" as applied to the Company, means (i) all indebtedness of Company for borrowed money, whether current or funded, or secured or unsecured, (ii) all indebtedness of Company for the deferred purchase price of property or services represented by a note or other security, (iii) all indebtedness of Company created or arising under any conditional sale or other title retention agreement with respect to property acquired by Company (even though the rights and remedies of the Company or lender under such agreement in the event of default are limited to repossession or sale of such property), (iv) all indebtedness of Company secured by a purchase money mortgage or other lien to secure all or part of the purchase price of property subject to such mortgage or lien, (v) all obligations under leases which shall have been or must be, in accordance with generally accepted accounting principles, recorded as capital leases in respect of which Company is liable as lessee, (vi) any liability of Company in respect of banker's acceptances or letters of credit, (vii) all interest, fees and other expenses owed with respect to the indebtedness referred to in clause
     (i), (ii), (iii), (iv), (v) or (vi) above, and (viii) all indebtedness referred to in clause (i), (ii), (iii), (iv), (v), (vi) or (vii) above which is directly or indirectly guaranteed by Company or which Company has agreed (contingently or otherwise) to purchase or otherwise acquire or in respect of which it has otherwise assured a creditor against loss.

          "Initial Expiration Date" shall have the meaning set forth in Section 1.1(a).

          "Lien" shall have the meaning set forth in Section 4.5.

          "Material Agreements" shall have the meaning set forth in Section 4.7.

          "MBCA" shall have the meaning set forth in the Granting Clauses.

          "Material Adverse Effect on the Company" shall have the meaning set forth in Section 4.1.

          "Material Adverse Effect on the Purchaser" shall have the meaning set forth in Section 5.1.

          "Merger" shall have the meaning set forth in the Granting Clauses.

          "Merger Price" shall have the meaning set forth in Section 2.7.

          "Non-Vested Options" shall have the meaning set forth in Section 2.9.

          "Offer" shall have the meaning set forth in the Granting Clauses.

          "Offer Documents" shall have the meaning set forth in Section 1.1(b).

          "Offer Price" shall have the meaning set forth in the Granting
     Clauses.

          "Offer to Purchase" shall have the meaning set forth in Section
     1.1(b).

          "Option" shall have the meaning set forth in Section 2.9.

          "Option Plan" shall have the meaning set forth in Section 2.9.

          "Other Filings" shall have the meaning set forth in Section 4.8.

          "Cisco" shall have the meaning set forth in the Granting Clauses.

          "Paying Agent" shall have the meaning set forth in Section 3.2(a).

          "Person" shall include individuals, corporations, partnerships, trusts, other entities and groups (which term shall include a "group" as such term is defined in Section 13(d)(3) of the Exchange Act).

          "Plans" shall have the meaning set forth in Section 4.11(a).

          "Preferred Stock" shall have the meaning set forth in Section 4.3.

          "Proxy Statement" shall have the meaning set forth in Section 2.10(a).

          "Purchaser" shall have the meaning set forth in the Granting Clauses.

          "Qualified Plans" shall have the meaning set forth in Section 4.11(c).

          "Released Claim" shall have the meaning set forth in Section 2.12(a).

          "Released Party" shall have the meaning set forth in Section 2.12(a).

          "Rights" shall have the meaning set forth in Section 4.12.

          "Schedule 14D-9" shall have the meaning set forth in section 1.2(a).

          "SEC" shall have the meaning set forth in Section 1.1(b).

          "SEC Reports" shall have the meaning set forth in Section 4.6(a).

          "Shares" shall have the meaning set forth in the Granting Clauses.

          "Special Meeting" shall have the meaning set forth in Section 2.10(a).

          "subsidiary" or "subsidiaries" means, with respect to Cisco, the Company or any other person, any corporation, partnership, joint venture or other legal entity of which Cisco, the Company or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, stock or other equity interests the holders of which are generally entitled to more than 50% of the vote for the election of the board of directors or other governing body of such corporation or other legal entity.

          "Series A Agreement" has the meaning set forth in the Granting
     Clauses.

          "Superior Proposal" shall have the meaning set forth in Section
     6.7(b).

          "Surviving Corporation" shall have the meaning set forth in Section
     2.1.

          "Violation" shall have the meaning set forth in Section 4.5(a).

          "Voting Debt" shall have the meaning set forth in Section 4.3.

     Section 9.11. Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. it is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its respective officer thereunto duly authorized, all as of the day and year first above written.

                                          CISCO SYSTEMS, INC

                                          By:       /s/ LARRY CARTER
                                            ------------------------------------
                                            Name: Larry Carter
                                            Title: Chief Financial Officer

                                          SPANLINK ACQUISITION CORP.

                                          By:     /s/ BRETT A. SHOCKLEY
                                            ------------------------------------
                                            Name: Brett A. Shockley
                                            Title: CEO

                                          SPANLINK COMMUNICATIONS, INC.

                                          By:     /s/ TIMOTHY E. BRIGGS
                                            ------------------------------------
                                            Name: Timothy E. Briggs
                                            Title: Vice President and CFO

                                    ANNEX I

     Conditions to the Offer. Notwithstanding any other provisions of the Offer, the Purchaser shall not be required to accept for payment or pay for any tendered Shares, unless there are validly tendered and not withdrawn prior to the expiration date for the Offer (the "Expiration Date") that number of Shares which when combined with the Shares owned by the Purchaser represent at least Sixty Seven (67) percent of the outstanding Shares on the date of purchase (the "Minimum Condition"). Furthermore, notwithstanding any other provisions of the Offer, the Purchaser may, subject to the terms of the Merger Agreement, amend the Offer or postpone the acceptance for payment of or payment for tendered Shares if at any time on or after the date of the Merger Agreement and before the expiration of the Offer, any of the following events (each, an "Event") shall occur:

          (a) any order or preliminary or permanent injunction shall be entered in any action or proceeding before any court of competent jurisdiction or any statute, rule, regulation, legislation, or order shall be enacted, entered, enforced, promulgated, amended or issued by any United States legislative body, court, government or governmental, administrative or regulatory authority or agency which shall remain in effect and which shall have the effect of making illegal or restraining or prohibiting the making of the Offer, the acceptance for payment of, or payment for, the Shares by Cisco or the Purchaser, or the consummation of the Offer or the Merger; or

          (b) the Company shall have entered into a Company Acquisition Agreement with a person other than Cisco, the Purchaser or an affiliate of either; or

          (c) the Company and the Purchaser and Cisco shall have reached an agreement that the Offer or the Merger Agreement be terminated, or the Merger Agreement shall have been terminated in accordance with its terms; or

          (d) (i) the Company shall have breached or failed to perform in any material respect any of its material obligations, covenants or agreements under the Agreement or (ii) there shall have occurred, on the part of the Company, a breach of any representation or warranty contained in the Agreement which, in either case, if not cured would have a Material Adverse Effect on the Company and which is not curable or, if curable, is not cured within the later of (x) 30 calendar days after written notice of such breach is given by Cisco to the Company of such breach and (y) the time of satisfaction of all conditions to the Offer not related to such breach; or

          (e) there shall have occurred, and continued to exist, (i) any general suspension of, or limitation on prices for, trading in securities on the New York Stock Exchange, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) a commencement of a war, armed hostilities or other national or international crisis directly involving the United States (other than an action involving United Nations' personnel or support of United Nations' personnel) or (iv) in the case of any of the foregoing clauses (i) through (iii) existing at the time of the commencement of the Offer, a material acceleration or worsening thereof.

     The foregoing conditions are for the benefit of Cisco and the Purchaser and may be asserted by Cisco or the Purchaser and may be waived by Cisco or the Purchaser in whole or in part at any time and from time to time in their reasonable discretion, in each case, subject to the terms of the Merger Agreement. The failure by Cisco or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

     The capitalized terms used in this Annex I shall have the meanings set forth in the Agreement to which it is annexed, except that the term "Merger Agreement" shall be deemed to refer to the Agreement to which this Annex I is appended.

                                    ANNEX II

DESIGNATED FOUNDING EMPLOYEES

Brett Shockley
Todd Parenteau
Tom Bose
Mark Langanki
Kevin Avery

DESIGNATED EMPLOYEES

Stephen Bostwick
Timothy Briggs
Jonathan Silverman
Bryan Willborg
August Baecker
Denise Cefalu-Lange
Orian Gloer
Kathy Kelso
Dennis Laufenburger
Amy Merrill
Karin Poole

                                                                         ANNEX C

                                                               EXECUTION VERSION

                            STOCK PURCHASE AGREEMENT

                                 BY AND BETWEEN

                              CISCO SYSTEMS, INC.

                                      AND

                           SPANLINK ACQUISITION CORP.

                         DATED AS OF FEBRUARY 25, 2000

                               TABLE OF CONTENTS

                                                                       PAGE
                                                                       ----
ARTICLE I  PURCHASE AND SALE OF THE SECURITIES.......................   C-6
    1.1  Purchase and Sale of the Securities.........................   C-6
    1.2  The Closing.................................................   C-6
    1.3  Deliveries at the Closing...................................   C-6

ARTICLE II...........................................................   C-7

REPRESENTATIONS AND WARRANTIES OF THE COMPANY........................   C-7
    2.1  Organization of the Company.................................   C-7
    2.2  Authorization, Validity and Enforceability..................   C-7
    2.3  No Conflicts................................................   C-8
    2.4  Consents and Approvals......................................   C-8
    2.5  Capitalization..............................................   C-8
    2.6  Title to Securities.........................................   C-9
    2.7  Subsidiaries................................................   C-9
    2.8  Corporate Matters...........................................  C-10
    2.9  Legal Proceedings...........................................  C-10
   2.10  Compliance with Laws........................................  C-10
   2.11  Exemption from Registration.................................  C-10
   2.12  Transaction Document Representations........................  C-11
   2.13  Use of Proceeds.............................................  C-11
   2.14  No Brokers..................................................  C-11
   2.15  Full Disclosure.............................................  C-11

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF THE INVESTOR..........  C-12
    3.1  Organization of the Investor................................  C-12
    3.2  Authorization, Validity and Enforceability..................  C-12
    3.3  No Conflicts................................................  C-12
    3.4  Consents and Approvals......................................  C-12
    3.5  Legal Proceedings...........................................  C-13
    3.6  Investment Intent...........................................  C-13
    3.7  Financing...................................................  C-13
    3.8  No Brokers..................................................  C-13

ARTICLE IV...........................................................  C-13
    4.1  Transaction Documents.......................................  C-13
    4.2  Access to Information; Consultation; Confidentiality........  C-14
    4.3  Cooperation and Reasonable Efforts..........................  C-14
    4.4  Consents and Approvals......................................  C-15
    4.5  Notification of Certain Matters.............................  C-15
    4.6  Public Announcements........................................  C-15

                                                                       PAGE
                                                                       ----
    4.7  No Solicitation.............................................  C-15
    4.8  Interim Financial Statements and Investment Reports.........  C-16
    4.9  Securities Legends..........................................  C-16

ARTICLE V  CONDITIONS TO THE OBLIGATION OF THE INVESTOR TO CLOSE.....  C-17
    5.1  Representations Warranties and Covenants....................  C-17
    5.2  Consents....................................................  C-17
    5.3  No Injunction or Illegality.................................  C-17
    5.4  HSR Act.....................................................  C-17
    5.5  Opinion of Counsel to the Company...........................  C-17
    5.6  Certificates................................................  C-18
    5.7  Restated Certificate........................................  C-18
    5.8  Election of Directors.......................................  C-18
    5.9  Investor Rights Agreement...................................  C-18
   5.10  Offer and Subscription......................................  C-18
   5.11  Transfer Taxes..............................................  C-18

ARTICLE VI...........................................................  C-18

CONDITIONS TO THE OBLIGATION OF THE COMPANY TO CLOSE.................  C-18
    6.1  Representations, Warranties and Covenants...................  C-18
    6.2  Consents....................................................  C-19
    6.3  No Injunction or Illegality.................................  C-19
    6.4  HSR Act.....................................................  C-19
    6.5  Certificates................................................  C-19
    6.6  Restated Certificate........................................  C-19

ARTICLE VII  INDEMNIFICATION.........................................  C-19
    7.1  Survival....................................................  C-19
    7.2  Indemnification.............................................  C-19

ARTICLE VIII  TERMINATION............................................  C-21
    8.1  Termination of Agreement....................................  C-21
    8.2  Effect of Termination.......................................  C-21

ARTICLE IX  MISCELLANEOUS............................................  C-21
    9.1  Notices.....................................................  C-21
    9.2  Fees and Expenses...........................................  C-22
    9.3  Specific Performance........................................  C-22
    9.4  Entire Agreement; Waivers and Amendments....................  C-23
    9.5  Assignment; Binding Effect..................................  C-23
    9.6  Severability................................................  C-23
    9.7  No Third Party Beneficiaries................................  C-23

                                                                       PAGE
                                                                       ----
    9.8  Governing Law...............................................  C-23
    9.9  Interpretation..............................................  C-23
   9.10  Captions....................................................  C-23
   9.11  Counterparts................................................  C-23

ARTICLE X  DEFINITIONS...............................................  C-23
   10.1  Definitions.................................................  C-23

                               EXHIBITS
Exhibit A  Form of Restated Certificate
Exhibit B  Form of Investor's Rights Agreement
Exhibit C  Opinion of Counsel to the Company

                               SCHEDULES
2.4        Consents of the Company and Affiliates
2.5        Capitalization
2.7        Subsidiaries
2.12       Transaction Documents
2.14       Brokers and Finders Fees
3.4        Consents of the Investor
3.5        Legal Proceedings of the Investor

                            STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into as of February 25, 2000, by and among CISCO SYSTEMS, INC., a California corporation (the "Investor") , and SPANLINK ACQUISITION CORP., a Minnesota corporation (the "Company"). Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Merger Agreement referred to below.

                                    RECITALS

     WHEREAS, the Company has entered into (a) an Agreement and Plan of Merger dated as of the date hereof (the "Merger Agreement") with the Investor and Spanlink Communications, Inc., a Minnesota corporation ("Spanlink"), pursuant to which the Company has agreed to make the Offer to purchase the Shares and acquire Spanlink pursuant to the Merger, and (b) a Subscription Agreement dated as of the date hereof (the "Subscription Agreement") with certain shareholders of Spanlink, pursuant to which such shareholders have agreed to purchase common stock of the Company; and

     WHEREAS, the Investor wishes to purchase from the Company, and the Company wishes to issue and sell to the Investor, 450,000 shares (the "Series A Shares") of Series A Convertible Preferred Stock, no par value, of the Company ("Series A Preferred Stock"), having the rights, preferences and terms set forth in the form of Articles of Incorporation, attached as Exhibit A (the "Amended Articles"), all upon the terms and subject to the conditions set forth herein; and

     WHEREAS, the Company will use the net proceeds from its issuance and sale of the Series A shares hereunder, in part, (i) to consummate the Offer and the Merger, and (ii) for general corporate purposes, including increasing staff and training to increase its revenues in the business of systems integration, particularly for customers who use and purchase Cisco equipment; and

     NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                   ARTICLE I

                      PURCHASE AND SALE OF THE SECURITIES

     1.1 Purchase and Sale of the Securities. Upon the terms and subject to the conditions set forth in this Agreement, the Investor agrees to purchase from the Company, and the Company agrees to issue and sell to the Investor, the Series A Shares, free and clear of all Liens or Encumbrances, for an aggregate cash purchase price of $45,000,000 (the "Purchase Price").

     1.2 The Closing. Subject to the satisfaction or waiver of all of the conditions to closing set forth in Articles V and VI, the closing (the "Closing") of the purchase and sale of the Securities hereunder shall take place at the offices of Brobeck, Phleger & Harrison LLP in Palo Alto, California 94303 at 10:00 a.m., Pacific Standard Time, on the date of consummation of the Offer, or at such other time, date or place as may be mutually agreed upon by the parties. The date on which the Closing occurs is referred to herein as the "Closing Date."

     1.3 Deliveries at the Closing. At the Closing, (a) the Company shall issue and deliver to the Investor certificates, in definitive form, representing the Series A Shares registered in the name of the Investor or in the name of a wholly owned Subsidiary of the Investor designated in writing to the Company at least two (2) Business Days prior to the Closing Date, together with all other documents required hereunder to be delivered by the Company to the Investor at the Closing, against (b) the payment by the Investor to the Company of the Purchase Price, by wire transfer of immediately available funds to an account or accounts designated by the Company in a written notice delivered to the Investor not later than two (2) Business Days prior to the Closing Date, and the delivery to the Company of all documents required hereunder to be delivered by the Investor to the Company at the Closing.

                                   ARTICLE II

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     In this Agreement, any reference to any event, change, condition or effect being "Material" with respect to any entity or group of entities means any event, change, condition or effect which (i) is material to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations, or results of operations of such entity and its subsidiaries (including, in the case of the Company, Spanlink and its subsidiaries), taken as a whole or (ii) would prevent or materially alter or delay any of the transactions contemplated by this Agreement, the Merger Agreement or the Subscription Agreement. In this Agreement, any reference to a "Material Adverse Effect" with respect to any entity or group of entities means any event, change or effect that (x) is materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations, or results of operations of such entity and its subsidiaries (including, in the case of the Company, Spanlink and its subsidiaries), taken as a whole or (y) would prevent or materially alter or delay any of the transactions contemplated by this Agreement, the Merger Agreement or the Subscription Agreement.

     In this Agreement, any reference to a party's "Knowledge" means (i) with respect to any natural person, the actual knowledge, after reasonable inquiry, of such person or (ii) with respect to any corporation or other entity, the actual knowledge of such party's officers and directors provided that such persons shall have made reasonable inquiry of those employees of such party whom such officers and directors reasonably believe would have actual knowledge of the matters represented.

     Except as disclosed in that section of the document of even date herewith and delivered by the Company to the Investor prior to the execution and delivery of this Agreement (the "Disclosure Schedule") corresponding to the Section of this Agreement to which any of the following representations or warranties pertain, the Company hereby represents and warrants to the Investor as follows:

     2.1 Organization of the Company. Each of the Company and Spanlink is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has full corporate power and authority to own, lease and operate its assets and Properties and to conduct its business as currently being conducted. Each of the Company and Spanlink is duly qualified and in good standing as a foreign corporation in all jurisdictions in which the nature of its business or the ownership of its Properties makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate together with all other such failures, have a Material Adverse Effect.

     2.2 Authorization, Validity and Enforceability. The execution, delivery and performance by each of the Company and Spanlink of this Agreement and each other Transaction Document to which it is a party and the consummation of the transactions contemplated hereby and thereby by the Investor have been duly and validly authorized by all necessary corporate action on the part of each of the Company and Spanlink and no other corporate proceeding on the part of the Company or Spanlink is necessary to authorize the execution, delivery and performance of this Agreement or any other Transaction Document to which the Company or Spanlink is a party or the consummation of any of the transactions contemplated hereby or thereby, except that approval of Spanlink's shareholders may be required to approve the Merger. This Agreement has been duly executed and delivered by the Company and (assuming the due authorization, execution and delivery thereof by the Investor) constitutes the legal, valid and binding obligation of the Company, and each other Transaction Document to which the Company or Spanlink is a party will, upon due execution and delivery thereof (and assuming the due authorization, execution and delivery thereof by the Company or Spanlink), constitute the legal, valid and binding obligation of the Company or Spanlink, in each case enforceable against the Company or Spanlink, as the case may be, in accordance with its respective terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     2.3 No Conflicts. Assuming all Consents described in Sections 2.4(a) through Section 2.4(c) are obtained, made or given (as the case may be), the execution and delivery by the Company of this Agreement, the Restated Certificate and each other Transaction Document to which the Company or Spanlink is a party, the performance by the Company or Spanlink of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, do not and will not conflict with, result in any breach or violation of, constitute a default under (or an event which with the giving of notice or the lapse of time or both would constitute a default under), give rise to any right of termination or acceleration of any right or obligation of any of the Company, Spanlink or their respective Subsidiaries under, or result in the creation or imposition of any Lien or Encumbrance upon any assets or Properties of the Company or any of its subsidiaries by reason of the terms of, (a) the certificate of incorporation, by-laws or other charter or organization documents of the Company, Spanlink or any of their respective Subsidiaries, (b) any Contract to which the Company, Spanlink or any of their respective Subsidiaries is a party or by or to which any of them or their assets or Properties may be bound or subject, (c) any applicable order, writ, judgment, injunction, award, decree, law, statute, ordinance, rule or regulation or (d) any other Permit of any of them, other than any conflict, breach, violation, default, termination, acceleration or Lien or Encumbrance which (i) in the case of clauses (b), (c) and (d) only, would not, individually or in the aggregate together with all such other conflicts, breaches, violations, defaults, terminations, accelerations, Liens or Encumbrances have a Material Adverse Effect, and (ii) may result from any facts or circumstances relating solely to the Investor.

     2.4 Consents and Approvals. Except (a) as required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR Act"),
(b) as may be required by state and U.S. federal securities laws, (c) for the filing of articles or certificates of merger with the appropriate state agencies, (d) as set forth in Schedule 2.4, and (e) where the failure to obtain, make or give such Consent would not, individually or in the aggregate, have a Material Adverse Effect, no consent, approval, authorization, license or order of, registration or filing with, or notice to, any federal, state, local, foreign or other Governmental Entity or any other Person (collectively, "Consents") is necessary to be obtained, made or given by the Company, Spanlink or any of their respective Subsidiaries in connection with the execution and delivery by the Company of this Agreement, the Restated Certificate or any other Transaction Document to which the Company or Spanlink is a party, the performance by the Company or Spanlink of their respective obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby.

     2.5  Capitalization.

     (a) On the date hereof, the authorized capital stock of the Company consists solely of (i) 20,000,000 shares of Common Stock, no par value, none of which shares are issued and outstanding, and (ii) 5,000,000 undesignated shares. As of the date hereof, the Company's Board of Directors has adopted a resolution designating 450,000 of the Company's undesignated shares as Series A Preferred Stock but has not yet filed the Certificate of Designation relating to the Series A Preferred Stock with the Minnesota Secretary of State. Upon consummation of the Closing, the authorized capital stock of the Company will consist solely of (i) 20,000,000 shares of Common Stock, 2,430,000 of which will be issued and outstanding, and (ii) 450,000 shares of Series A Preferred Stock, all of which will then be issued and outstanding. Upon the conversion of the outstanding shares of Series A Preferred Stock as provided herein, no such shares shall be reissuable, and all such shares shall be cancelled, retired and eliminated from the shares which the Company is authorized to issue. Except as set forth above in this paragraph, no common stock, preferred stock, equity interest or other equity or equity derivative securities of any kind of the Company are (or at the Closing will be) authorized, issued, or outstanding.

     (b) The Company has not issued any securities in violation of any preemptive or similar rights. Except as provided in (i) this Agreement (including the conversion of Series A Preferred Stock as contemplated herein),
(ii) the Restated Certificate and (iii) each other Transaction Document to which the Company or Spanlink is a party, there are no subscriptions, options, warrants, calls, commitments, preemptive rights or other rights of any kind (absolute, contingent or otherwise) to purchase or otherwise receive, nor any securities or instruments of any kind convertible into or exchangeable for, any capital stock (including, without limitation, outstanding, authorized but unissued, unauthorized, treasury or other shares thereof) or other equity interest, equity security or equity derivative security of the Company.

     2.6  Title to Securities.

     (a) The Series A Shares, when issued in accordance with this Agreement, will be duly authorized, validly issued, non-assessable and free and clear of any Liens or Encumbrances (except for (i) the restrictions on transferability expressly set forth in the Restated Certificate, Section 4.8 of this Agreement, and applicable U.S. federal and state securities laws and regulations, and (ii) any Liens or Encumbrances created by any act, omission or agreement of the Investor or any of its Affiliates other than the Company and Spanlink). Assuming the filing of the Restated Certificate, the issuance, sale and delivery of the Series A Shares as contemplated by this Agreement are not subject to any preemptive right or right of first refusal, other than any right of first refusal granted by the Investor to any third party. Upon such issuance, the Investor will acquire good and marketable title to each of the Series A Shares, free and clear of any Lien or Encumbrance, and will be entitled to all the rights and benefits of a holder of such securities, subject to the exceptions set forth in clauses (i) and (ii) above in this paragraph. The Series A Shares, taken together as a whole, will on the Closing Date represent not more than 19.9% of the voting power of all outstanding capital stock or other securities of the Company entitled to vote generally for the election of directors or on any matters on which the holders of Common Stock are entitled to vote, whether under ordinary circumstances, contingently or otherwise (such capital stock or securities of the Company entitled to so vote, as are outstanding from time to time, being referred to herein as "Voting Securities").

     (b) The Company covenants, represents and warrants to the Investor that, at all times from and after the Closing, the Company will have authorized and will reserve and keep available (i) solely for issuance and delivery upon conversion of shares of Series A Preferred Stock (including, without limitation, the Series A Shares) into shares of Common Stock, at least the number of shares of Common Stock issuable upon such conversion of all then outstanding shares of Series A Preferred Stock (the "Conversion Shares"). All of the Conversion Shares, when issued in accordance with the Restated Certificate, will be duly authorized, validly issued, fully paid, non-assessable and free and clear of any Liens or Encumbrances, subject (A) in the case of the Conversion Shares, to the restrictions on transferability expressly set forth in the Restated Certificate and (B) to the restrictions on transferability expressly set forth in applicable Federal and state securities laws and regulations and any Liens or Encumbrances created by any act, omission or agreement of the Investor or any of its Affiliates (other than the Company, Spanlink and their respective Subsidiaries). Assuming the filing of the Restated Certificate and the issuance and delivery of the Conversion Shares, as contemplated by this Agreement, the Conversion Shares are not subject to any preemptive right or right of first refusal (including, without limitation, pursuant to any of the other Transaction Documents to which the Company or Spanlink is a party to), other than any right of first refusal granted by the Investor to any third party.

     2.7  Subsidiaries.

     (a) Except as listed in Schedule 2.7 of the Disclosure Schedule, neither the Company nor Spanlink has any Subsidiaries.

     (b) Each of the Subsidiaries of the Company and Spanlink is duly qualified and in good standing as a foreign corporation in all jurisdictions in which the nature of its business or the ownership of its Properties makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Material Adverse Effect. All such jurisdictions in which any of the Subsidiaries of the Company or Spanlink is qualified as a foreign corporation are listed with respect to each such Subsidiary in Schedule 2.7. Except for the Subsidiaries listed in
Schedule 2.7 of the Disclosure Schedule, neither the Company nor Spanlink, directly or indirectly, owns any interest in any other Person (other than non-controlling equity interests included in the investment portfolios of the Company, Spanlink and their respective Subsidiaries).

     (c) Schedule 2.7 sets forth the designation, par value and the number of authorized, issued and outstanding shares of each class or series of capital stock of each Subsidiary of the Company and Spanlink.

Except as set forth in Schedule 2.7, no common stock, preferred stock, equity interest or other equity or equity derivative securities of any kind, of any Subsidiary of the Company or Spanlink are authorized, issued or outstanding. All of the outstanding capital stock of each Subsidiary of either the Company or Spanlink is duly authorized, validly issued, fully paid and non-assessable.

     (d) No Subsidiary of the Company or Spanlink has issued any securities in violation of any preemptive or similar rights, and there are no subscriptions, options, warrants, calls, commitments, preemptive rights or other rights of any kind (absolute, contingent or otherwise) in favor of any Person other than the Company, Spanlink or any of their respective Subsidiaries to purchase or otherwise receive, nor any securities or instruments of any kind convertible into or exchangeable for, any capital stock (including, without limitation, outstanding, authorized but unissued, unauthorized, treasury or other shares thereof) or other equity interest, equity security or equity derivative security of any Subsidiary of the Company.

     2.8 Corporate Matters. The Company has heretofore delivered to the Investor true and complete copies of the certificate or articles of incorporation, including all amendments thereto, and by-laws, as currently in effect, and all other charter or organization documents, of the Company, Spanlink and each of their Subsidiaries. The Company has heretofore made available to the Investor true and complete copies of the minute books of the Company and (to the extent available) each of its Subsidiaries. The minute books of the Company, Spanlink and their respective Subsidiaries accurately reflect all material corporate actions taken at meetings, or by written consent in lieu of meetings, of the shareholders, boards of directors and (to the extent minutes exist) all committees of such boards of directors of the Company, Spanlink and their respective Subsidiaries, respectively, since January 1, 1997. Since such date, all material corporate actions taken by the Company, Spanlink and their respective Subsidiaries have been duly authorized, and no such corporate actions have been taken in breach or violation of the certificate or articles of incorporation, by-laws or other charter or organization documents of the Company, Spanlink or any such Subsidiary. Since its incorporation, the Company has engaged in no business or activities, and has incurred no liabilities, other than in connection with the transactions contemplated hereby.

     2.9 Legal Proceedings. There is no action, suit, claim, proceeding or investigation pending or, to the Knowledge of the Company, threatened against the Company, Spanlink or any of their respective Subsidiaries, or any of their directors, officers, assets or Properties, by or before any court, other Governmental Entity or arbitrator which, if adversely determined, individually or in the aggregate, would have a Material Adverse Effect. Except as set forth in Schedule 2.9, there is no outstanding order, writ, judgment, injunction, award or decree of any court, other Governmental Entity or arbitrator against the Company, Spanlink, or any of their respective Subsidiaries, or any of their directors, officers, assets or Properties, which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect.

     2.10 Compliance with Laws. Except as set forth on Schedule 2.13, each of the Company, Spanlink and their respective Subsidiaries is in compliance with
(a) the terms of its certificate or articles of incorporation, by-laws or other charter or organization documents, (b) all applicable laws, statutes, ordinances, rules, regulations or other legal requirements, whether federal, state, local or foreign, (c) all applicable orders, writs, judgments, injunctions, awards and decrees of any court, other Governmental Entity or arbitrator of which the Company has Knowledge, and (d) its other Permits, except
(i) in the case of clauses (b), (c) and (d), where the failure to comply would not, individually or in the aggregate, have a Material Adverse Effect. Neither the Company, Spanlink nor any of their respective Subsidiaries has received any written or, to the Knowledge of the Company, oral notice of any violation by the Company, Spanlink or any such Subsidiary of, or default by the Company, Spanlink or any such Subsidiary under, its certificate or articles of incorporation, by-laws or other charter or organization document, any law, statute, ordinance, rule, regulation or other legal requirement, any order, writ, injunction, award or decree of any court, other Governmental Entity or arbitrator, or any of its Permits, except for such violations or defaults which would not, individually or in the aggregate, have a Material Adverse Effect.

     2.11 Exemption from Registration. Assuming the representations and warranties of the Investor set forth in Section 3 are true and correct in all material respects, the offer and sale of the Series A Shares made pursuant to this Agreement will be exempt from the registration requirements of the Securities Act. Assuming the representations and warranties of the Investor set forth in Section 3 are true and correct in all material respects on the date of issuance thereof, any issuance and delivery of the Conversion Shares, to the Investor or a wholly owned Subsidiary of the Investor (or to a transferee who has obtained such securities in compliance with federal and state securities laws) will be exempt from the registration requirements of the Securities Act. Neither the Company nor any Person acting on its behalf has, in connection with the offering of the Series A Preferred Stock or the Conversion Shares, engaged in (a) any form of general solicitation or general advertising (as those terms are used within the meaning of Rule 502(c) under the Securities Act), (b) any action involving a public offering within the meaning of section 4(2) of the Securities Act, (c) any action which would require the registration of the offering and sale of the Series A Preferred Stock (or any issuance or delivery of the Conversion Shares under the Securities Act, except pursuant to the Investor's Rights Agreement (a form of which is attached hereto as Exhibit B), or (d) any action which would violate any applicable state securities or "blue sky" laws. The Company has not made and will not make, directly or indirectly, any offer or sale of capital stock or other equity or debt security if, as a result, the offer and sale of the Series A Preferred Stock contemplated hereby would fail to be entitled to exemption from the registration requirements of the Securities Act. As used herein, the terms "offer" and "sale" have the respective meanings specified in section 2(3) of the Securities Act.

     2.12  Transaction Document Representations.

     (a) Schedule 2.12 contains a true and complete list of all of the Transaction Documents. The Company has heretofore delivered to the Investor true and complete copies of each of the Transaction Documents (including all written notices of the parties pursuant thereto), including the Investor Rights Agreement, the Merger Agreement, and the Subscription Agreement. Each Transaction Document is valid and binding in accordance with its terms, and is in full force and effect. Except as set forth in Schedule 2.12, neither the Company nor Spanlink nor, to the Knowledge of the Company, any other party to any Transaction Document (other than the Investor) is in breach or default in any respect in respect of any Transaction Document. Except as set forth in
Schedule 2.12, none of the Transaction Documents contains any provision providing that any party thereto may terminate or cancel the same by reason of the transactions contemplated by this Agreement or any other Transaction Document, or any other provision which would be altered or otherwise become applicable by reason of such transactions, and no party has given notice of termination or cancellation of any Transaction Document or that it intends to terminate or cancel any Transaction Document.

     (b) All of the representations and warranties of the Company and Spanlink contained in the Transaction Documents were true and correct in all material respects as of the time such representations and warranties were made and are true and correct in all material respects as of the date hereof.

     2.13 Use of Proceeds. From the sale of the Series A Preferred Stock hereunder, approximately [$39,000,000] of the net proceeds to the Company shall be used to consummate the Offer and the Merger, and the remaining net proceeds shall be used by the Company for general working capital purposes, including increasing the number of staff trained to perform systems integration work for customers who are using, purchasing, or deploying Cisco equipment.

     2.14 No Brokers. Other than as disclosed in Schedule 2.14 of the Disclosure Schedule, no broker, finder or investment banker has been retained or engaged on behalf of the Company, Spanlink or any of their respective Subsidiaries or is entitled to any brokerage, finder's or other fee, compensation or commission from any such Person in connection with the transactions contemplated by this Agreement or the Transaction Documents.

     2.15 Full Disclosure. To the Knowledge of the Company, the Company, Spanlink and their respective Subsidiaries have complied in good faith with all requests of the Investor and its representatives for documents, papers and information relating to the Company, Spanlink and their respective Subsidiaries in connection with the transactions contemplated hereby, and have not knowingly withheld any document, paper or other information requested by the Investor or any of its representatives in connection therewith. No representation or warranty made by the Company in this Agreement (including the Disclosure Schedule) or any other Transaction Document or in any certificate delivered to the Investor pursuant to Article V contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact required to
                                      C-11
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be stated therein or necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading. Except for the representations and warranties of the Company and Spanlink contained in this Agreement (including the Schedules hereto) or any other Transaction Document or in any certificate delivered to the Investor pursuant to Article V hereof, neither the Company nor any Subsidiary of the Company makes any representation or warranty to the Investor, express or implied, with respect to the matters contained in this Agreement, in connection with this Agreement or the transactions contemplated hereby.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                                OF THE INVESTOR

     The Investor hereby represents and warrants to the Company as follows:

     3.1 Organization of the Investor. The Investor is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction and has full corporate power and authority to execute and deliver this Agreement and each other Transaction Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

     3.2 Authorization, Validity and Enforceability. The execution, delivery and performance by the Investor of this Agreement and each other Transaction Document to which it is a party and the consummation of the transactions contemplated hereby and thereby by the Investor have been duly and validly authorized by all necessary corporate action on the part of the Investor and no other corporate proceeding on the part of the Investor is necessary to authorize the execution, delivery and performance of this Agreement or any other Transaction Document to which the Investor is a party or the consummation of any of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by the Investor and (assuming the due authorization, execution and delivery thereof by the Company and the other parties thereto other than the Investor) constitutes the legal, valid and binding obligation of the Investor, and each other Transaction Document to which the Investor is a party will, upon due execution and delivery thereof (and assuming the due authorization, execution and delivery thereof by the Company and the other parties thereto other than the Investor), constitute the legal, valid and binding obligation of the Investor, in each case enforceable against the Investor in accordance with its respective terms, subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     3.3  No Conflicts.  Assuming all Consents described in clauses (a) through
(c) of Section 3.4 are obtained, made or given (as the case may be), the execution and delivery by the Investor of this Agreement and each other Transaction Document to which it is a party, the performance by the Investor of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby, do not and will not conflict with, result in any breach or violation of, constitute a default under (or an event which with the giving of notice or the lapse of time or both would constitute a default under), (a) the articles of incorporation, by-laws or other charter or organization documents of the Investor, (b) any Contract to which the Investor is a party or by or to which it or its assets or Properties may be bound or subject, (c) any applicable order, writ, judgment, injunction, award, decree, law, statute, ordinance, rule or regulation or (d) any Permit of the Investor, other than any conflict, breach, violation or default which (i) in the case of clauses (b), (c) and (d) only, would not, individually or in the aggregate together with all such other conflicts, breaches, violations or defaults, have a material adverse effect on, or a material adverse change in, the ability of the Investor to execute and deliver this Agreement or any other Transaction Document to which it is a party, perform its obligations hereunder and thereunder, or consummate the transactions contemplated hereby or thereby and (ii) may result from any facts or circumstances relating solely to the Company.

     3.4 Consents and Approvals. Except (a) as required under the HSR Act, (b) as may be required by state and U.S. federal securities laws, (c) for the filing of articles or certificates of merger with the appropriate state agencies, (d) as set forth in Schedule 2.4, and (e) where the failure to obtain, make or give such Consent would not, individually or in the aggregate, have a material adverse effect on, or a material adverse change in, the ability of the Investor to execute and deliver this Agreement or any other Transaction Document to which it is a party, perform its obligations hereunder and thereunder, or consummate the transactions contemplated hereby or thereby, no Consent of any Governmental Entity or other Person is necessary to be obtained, made or given by the Investor in connection with the execution and delivery by the Investor of this Agreement or any other Transaction Document to which it is a party, the performance by the Investor of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby.

     3.5 Legal Proceedings. Except for proceedings relating to this Agreement and filings under the HSR Act with respect to this Agreement and as set forth in
Schedule 3.5, there is no action, suit, claim, proceeding or investigation pending or, to the Knowledge of the Investor, threatened against the Investor by or before any court, other Governmental Entity or arbitrator which, if adversely determined, individually or in the aggregate, would have a material adverse effect on, or a material adverse change in, the ability of the Investor to execute and deliver this Agreement or any other Transaction Document to which it is a party, perform its obligations hereunder or thereunder, or consummate the transactions contemplated hereby or thereby. Except as set forth in Schedule 3.5, there is no outstanding order, writ, judgment, injunction, award or decree of any court, other Governmental Entity or arbitrator against the Investor which, individually or in the aggregate, is reasonably likely to have a material adverse effect on, or a material adverse change in, the ability of the Investor to execute and deliver this Agreement or any other Transaction Document to which it is a party, perform its obligations hereunder or thereunder, or consummate the transactions contemplated hereby or thereby.

     3.6 Investment Intent. The Investor understands that the Series A shares and the Conversion Shares (collectively, the "Transaction Securities") have not been registered under the Securities Act or the securities laws of any state, and may only be sold or disposed of by the Investor (i) pursuant to an effective registration statement under the Securities Act or an applicable exemption from registration thereunder and (ii) in compliance with any applicable state securities laws. The Investor further understands that the sale or transfer of the Transaction Securities are subject to the other restrictions referred to in the certificate legends applicable thereto provided in Section 4. The Transaction Securities will be acquired by the Investor (or its wholly owned Subsidiary designee) pursuant to this Agreement for its own account without a view to a distribution or resale thereof, it being understood that the Investor or such designee shall have the right to sell or otherwise dispose of any of the Transaction Securities pursuant to an effective registration statement or an exemption therefrom under the Securities Act and in compliance with any applicable state securities laws. The Investor is an "accredited investor" as that term is defined in Rule 501 of Regulation D under the Securities Act, and either alone or with its advisors has such knowledge, skill and experience in business, financial and investment matters that it is capable of evaluating the merits and risks of an investment in the Transaction Securities as provided in this Agreement.

     3.7 Financing. The Investor has available sufficient funds to pay the Purchase Price in full at the Closing.

     3.8 No Brokers. No broker, finder or investment banker has been retained or engaged on behalf of the Investor or is entitled to any brokerage, finder's or other fee, compensation or commission from the Investor in connection with the transactions contemplated by this Agreement.

                                   ARTICLE IV

                                   COVENANTS

     4.1 Transaction Documents. The Company will not, directly or indirectly, engage in any business or activities, or directly or indirectly incur any liabilities or obligations, other than in connection with the transactions contemplated hereby or by the Transaction Documents. The Company will not form any Subsidiaries prior to the consummation of the Merger. The Company will perform all its obligations under the Transaction Documents and shall not amend, modify, terminate or waive any right under any Transaction Document without the prior written consent of the Investor. The Company will not make any filing with the

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SEC or other Governmental Entity relating to the Offer, the Merger, or the transactions contemplated by the Transaction Documents without the prior written consent of the Investor and shall promptly furnish to the Investor copies of all filings and notices to, from or with the SEC or other Governmental Entities in connection with the same. The Company will promptly forward to the Investor and its counsel any notice received by the Company under the Transaction Documents (if not received by the Investor) and shall consult with the Investor prior to exercising any right under the Transaction Documents.

     4.2  Access to Information; Consultation; Confidentiality.

     (a) From the date hereof until the Closing, the Company will and will use its best efforts to cause Spanlink and each of their respective Subsidiaries to,
(i) allow the Investor and its officers, employees, counsel, accountants, consultants and other authorized representatives ("Representatives") to have reasonable access during normal business hours to the books, records, Contracts, facilities, management and personnel of the Company, Spanlink and each of their respective Subsidiaries, (ii) furnish as promptly as practicable to the Investor and its Representatives all information and documents concerning the Company, Spanlink and their respective Subsidiaries that are in the possession of the Company, as the Investor or its Representatives may reasonably request, and
(iii) cause the respective officers, employees and Representatives of the Company, Spanlink and their respective Subsidiaries to reasonably cooperate in good faith with the Investor and its Representatives in connection with all such access. In addition, to the extent that the representatives of the Company or any of its respective Subsidiaries consults with the board of directors or shareholders thereof concerning any Material transaction, arrangement or action, the Company will, and the Company will cause each of its Subsidiaries to use reasonable efforts to consult with the Investor a reasonable period of time prior to entering into such Material transaction or arrangement or taking such Material action, in a manner which will allow the Investor a reasonable opportunity to evaluate and present its views to the Company regarding such Material transaction, arrangement or action.

     (b) All information and documents provided under this Section 4.2 shall be kept confidential by the Investor and its Representatives, unless any such information or documents (i) is or becomes generally available to the public (other than as a result of a disclosure by the Investor or any of its Representatives), (ii) was already known by or available on a non-confidential basis to the Investor or its Representatives prior to being furnished by or on behalf of the Company and its Subsidiaries hereunder, or (iii) is or becomes available to the Investor or its Representatives from a third party not bound by any contractual obligation to the Company and its Subsidiaries to keep such information confidential. In the event of the termination of this Agreement in accordance with the terms hereof, the Investor will, upon the request of the Company, promptly deliver to the Company all written information and documents provided above under this Section, and any copies thereof, in the possession of the Investor or any of its personnel.

     (c) Notwithstanding the foregoing, no investigation or review by the Investor or any of its Representatives shall affect or be deemed to modify any of the representations, warranties, covenants or agreements of the Company under this Agreement or otherwise; it being understood that, notwithstanding any right of the Investor fully to investigate the affairs of the Company, Spanlink and their respective Subsidiaries, and notwithstanding any knowledge of facts determined or determinable by the Investor pursuant to any such investigation or right of investigation, the Investor has the right to rely fully upon the representations, warranties, covenants and agreements of the Company contained in this Agreement.

     4.3 Cooperation and Reasonable Efforts. Subject to the terms and conditions hereof, (a) each of the parties hereto shall reasonably cooperate with the other, and the Company will cause each of its Subsidiaries to reasonably cooperate with the Investor, in connection with consummating the transactions contemplated by this Agreement and the other Transaction Documents, and (b) each of the parties hereto agrees to, and the Company will cause each of its Subsidiaries to, use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement or any other Transaction Document. For purposes of this Section 4.3, the covenant of the parties to use their "reasonable efforts" shall not require any party to (i) incur any unreasonable expenses, (ii) agree to materially limit or adversely affect in any material respect the conduct of its business or (iii) divest itself of any material assets or Properties, in each case except as otherwise contemplated hereunder.

     4.4 Consents and Approvals. As soon as practicable after the execution of this Agreement, subject to the last sentence of Section 4.3, each of the parties hereto shall, and the Company shall cause each of its Subsidiaries to, use all reasonable efforts to obtain any necessary Consents of, and make any filing with or give any notice to, any Governmental Entities and other Persons (including, without limitation, (i) pursuant to the HSR Act as are required to be obtained, made or given by such party to consummate the transactions contemplated by this Agreement and the other Transaction Documents. The parties hereto shall cooperate with one another in exchanging such information and reasonable assistance as may be required by any such Governmental Entity or as any other party may reasonably request in connection with the foregoing.

     4.5 Notification of Certain Matters. Promptly after becoming aware thereof, each of the parties hereto shall give notice to the other of (a) the occurrence or nonoccurrence of any event, the occurrence or nonoccurrence of which would cause, or have a reasonable prospect of causing, any representation or warranty of the Company or the Investor, respectively, contained in this Agreement to be untrue or inaccurate in any material respect (or, in the case of any representation or warranty which is qualified as to materiality, untrue or inaccurate in any respect) at or prior to the Closing and (b) any material failure of the Company or the Investor, respectively, to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 4.5 shall not cure such failure or limit or otherwise affect the remedies available hereunder to the parties receiving such notice. Without limiting the generality of the foregoing, from the date hereof through the Closing Date, each of the parties hereto shall promptly notify the other of any action, suit, claim, litigation, proceeding or investigation of the type required to be described in any Schedule hereto that, to its Knowledge, is commenced or threatened, and of any request for additional information or documentary materials by any Governmental Entity in connection with the transactions contemplated hereby or by the Transaction Documents. The Company shall, as promptly as practicable, furnish to the Investor any and all further filings and submissions made in connection with the Transaction Documents and any and all written notices pursuant to the Transaction Documents.

     4.6 Public Announcements. Each party hereto shall notify the other prior to issuing any press release or making any public statement pertaining to this Agreement or the transactions contemplated hereby, and shall not issue any such press release or make any such public statement without obtaining the reasonable approval of the other parties prior thereto, except that each party will in any event have the right to issue any such release or statement upon advice of its counsel that such issuance is required in order to comply with any applicable law or any listing agreement with, or rules of, a national securities exchange to which such party is a party or subject.

     4.7 No Solicitation. Until the earlier of the consummation of the transactions contemplated hereby or the termination of this Agreement in accordance with the terms hereof, the Company, its officers, employees, Representatives and agents shall immediately cease any existing discussions, communications or negotiations, if any, with any Persons ("Prior Bidders") other than the Investor and its Representatives, conducted heretofore with respect to any direct or indirect acquisition or offering of all or any material portion of the assets or Properties of, or any capital stock (including, without limitation, Common Stock or Preferred Stock) or other equity interest in or voting securities of the Company or any of its Subsidiaries or any business combination with the Company or any of its Subsidiaries (whether by merger, consolidation, or otherwise) or any other transaction inconsistent with consummation of, or similar in whole or in part to, the transactions contemplated herein (any of the foregoing, an "Alternative Transaction"), and will not, directly or indirectly, solicit, encourage, participate in or initiate discussions or negotiations with, or provide any information or documents to, or otherwise cooperate in any way with, any Person (other than the Investor and its Representatives) concerning any Alternative Transaction, provided, however, that those officers of the Company who are also officers of Spanlink may perform their ministerial duties to "furnish information with respect to" Spanlink at the explicit direction of the Disinterested Committee (as such term is defined in the Merger Agreement) as provided in, and consistent with, Section 6.7(a) of the Merger Agreement, so long as such ministerial actions do not constitute a breach of the Merger Agreement. The Company shall notify the

Investor orally and in writing if any proposal relating to an Alternative Transaction (an "Alternative Transaction Proposal") is received by the Company, any of its Subsidiaries or (to the Knowledge of the Company) its Affiliates or Representatives, or if any inquiry is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with, any of the foregoing Persons in connection with an Alternative Transaction or Alternative Transaction Proposal, immediately after receipt of such Alternative Transaction Proposal, inquiry, request or other communication. Such written notification shall include the identity of the Person making such Alternative Transaction Proposal, inquiry, request or other communication and such other information with respect thereto as is reasonably necessary to apprise the Investor of the precise nature of such inquiry, request or other communication, or the material terms of such Alternative Transaction Proposal, and all other material information relating thereto. The Company shall use all reasonable efforts to cause all confidential or proprietary materials relating to the Company, Spanlink and their respective Subsidiaries previously furnished to Prior Bidders or other Persons in connection with an Alternative Transaction to be promptly returned to the Company.

     4.8  Interim Financial Statements and Investment Reports.

     (a) From the date hereof until the Closing Date, as soon as practicable (and in any event within five (5) Business Days) after they become available, the Company shall use its best efforts to deliver to the Investor true and complete copies of (A) the consolidated balance sheets of the Company, Spanlink, and their respective Subsidiaries as at the end of each quarterly or annual period ending after the date hereof, and the related consolidated statements of income, changes in shareholders, equity and cash flows of the Company, Spanlink and their respective Subsidiaries for such interim year-to-date or annual period and the portion of the fiscal year through the end of such interim period, and
(B) to the extent prepared, all monthly financial statements of the Company and/or any of its Subsidiaries (collectively, the "Interim Financial Statements"). In addition, during such period, if and when available, the Company shall deliver to the Investor true and complete copies of any budgets, business plans and financial projections, or modifications thereof, relating to the Company, Spanlink, or any of their respective Subsidiaries.

     (b) The Interim Financial Statements will each be prepared in accordance with GAAP consistently applied throughout the periods involved (and on a basis consistent with the Financial Statements) and in accordance with the books and records of the Company, Spanlink and their respective Subsidiaries, and will present fairly the financial position of the Company, Spanlink and their respective Subsidiaries as at the respective dates thereof and the results of operations of the Company, Spanlink and their respective Subsidiaries for the respective periods then ended, except that quarterly and monthly Interim Financial Statements will not be required to contain full footnote disclosures in accordance with GAAP and may be subject to normal year-end audit adjustments.

     4.9  Securities Legends.

     (a) Each certificate evidencing ownership of shares of Series A Preferred Stock shall be stamped or otherwise have endorsed or imprinted thereon a legend in substantially the following form, so long as applicable:

     "THE SHARES REPRESENTED BY THIS CERTIFICATE AND ANY SHARES OF COMMON STOCK OF THE CORPORATION ISSUABLE UPON CONVERSION HEREOF MAY NOT BE SOLD OR TRANSFERRED EXCEPT IN ACCORDANCE WITH THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF THE CORPORATION DATED FEBRUARY 25, 2000. ANY SHARES OF COMMON STOCK OF THE CORPORATION ISSUABLE UPON CONVERSION HEREOF MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN APPLICABLE EXEMPTION FROM REGISTRATION THEREUNDER AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS. THE SALE OR TRANSFER OF THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION HEREOF IS FURTHER SUBJECT TO RESTRICTIONS CONTAINED IN A STOCK PURCHASE AGREEMENT DATED AS OF FEBRUARY 25, 2000 BY AND BETWEEN THE

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     COMPANY AND CISCO SYSTEMS, INC., A COPY OF WHICH AGREEMENT IS ON FILE AT
     THE OFFICES OF THE COMPANY."

     (b) Each certificate evidencing ownership of shares of Common Stock shall be stamped or otherwise have endorsed or imprinted thereon a legend in substantially the following form, so long as applicable:

     "THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN APPLICABLE EXEMPTION FROM REGISTRATION THEREUNDER AND IN COMPLIANCE WITH APPLICABLE STATE SECURITIES LAWS. THE SALE OR TRANSFER OF THE SHARES REPRESENTED BY THIS CERTIFICATE IS FURTHER SUBJECT TO RESTRICTIONS CONTAINED IN A STOCK PURCHASE AGREEMENT DATED AS OF FEBRUARY 25, 2000 BY AND BETWEEN THE COMPANY AND CISCO SYSTEMS, INC., A COPY OF WHICH AGREEMENT IS ON FILE AT THE OFFICES OF THE COMPANY."

     (c) Notwithstanding the foregoing, upon receipt by the Company of evidence reasonably satisfactory to it of the termination of the requirement that all or any part of any of the foregoing legends be placed upon a certificate and upon the written request of the holders of the securities represented thereby, the Company shall issue certificates for such securities that do not bear such legend.

                                   ARTICLE V

                          CONDITIONS TO THE OBLIGATION
                            OF THE INVESTOR TO CLOSE

     The obligation of the Investor to purchase the Series A Shares at the Closing shall be subject to the satisfaction of the following conditions at or prior to the Closing:

     5.1 Representations Warranties and Covenants. The representations and warranties of the Company contained in this Agreement which are qualified as to materiality shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except that any such representations and warranties which are made as of and relate solely to a specified earlier date (other than the date hereof) shall be so true and correct as of such earlier date. The Company shall have performed and complied in all material respects with all covenants, conditions and agreements required to be performed or complied with by the Company hereunder on or prior to the Closing Date.

     5.2 Consents. All Consents required in connection with the purchase and sale of the Series A Shares and the consummation of the Closing (other than non-material Consents from third parties which are not Governmental Entities) shall have been duly obtained, made or given and shall be in full force and effect, without the imposition upon the Investor, the Company, Spanlink or any of their respective Subsidiaries of any material condition, restriction or required undertaking not expressly set forth in applicable statutes and regulations or any limitation on the ability of the Company to pay dividends on any of the Transaction Securities (other than Common Stock).

     5.3 No Injunction or Illegality. No injunction, order, decree or judgment shall have been issued by any court or other Governmental Entity of competent jurisdiction and be in effect, and no statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity and be in effect, which in each case restrains or prohibits the consummation of the purchase and sale of the securities.

     5.4 HSR Act. The required waiting period applicable to the purchase and sale of the Series A Shares under the HSR Act shall have expired or been earlier terminated.

     5.5 Opinion of Counsel to the Company. The Investor shall have received the opinion of Fredrikson & Byron, P.A., special counsel to the Company, as to the matters set forth in Exhibit C.

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     5.6  Certificates.  Each of the Company, Spanlink and their respective
Subsidiaries shall have delivered to the Investor (a) copies of the resolutions adopted by its respective Board of Directors and shareholders, certified as of the Closing Date by the corporate secretary or assistant secretary of the Company, authorizing and approving this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby (including, without limitation, the issuance and sale of the Series A Shares), and (b) a certificate dated the Closing Date, signed by an executive officer of the Company, certifying as to the fulfillment of the conditions set forth in this Article. In addition, the Company shall have furnished the Investor with such other certificates and closing documents as the Investor may reasonably request.

     5.7 Restated Certificate. The Restated Certificate shall have been filed by the Secretary of the State of Delaware, and shall have become effective.

     5.8 Election of Directors. At least one person designated by the Investor shall have been duly elected or appointed as a member of the Board of Directors of the Company, and at least one such person as selected by the Investor shall have been duly appointed as a member of each committee of such Board, in each case effective at or prior to the Closing.

     5.9 Investor Rights Agreement. The Company and each of its shareholders shall have duly executed and delivered an Investor Rights Agreement, substantially in the form attached as Exhibit B (the "Investor Rights Agreement").

     5.10 Offer and Subscription. All conditions to the Offer shall have been satisfied in full to the satisfaction of the Investor in its sole discretion. All conditions to the Subscription shall have been satisfied in full to the satisfaction of the Investor in its sole discretion. Concurrently with the Closing, the Offer shall have been consummated substantially in accordance with the Merger Agreement and all applicable laws. Concurrently with the Closing, the Subscription shall have been consummated substantially in accordance with the Subscription Agreement and all applicable laws. The representations and warranties of each party to the Transaction Documents shall be true and correct in all material respects as of the Closing Date with the same force and effect as though made on and as of the Closing Date. Each such party shall have delivered to the Investor a certificate dated the Closing Date, signed by an executive officer thereof, certifying as to the fulfillment of the conditions set forth in this Section.

     5.11 Transfer Taxes. The Company shall have caused all appropriate stock transfer Tax stamps to be affixed to the certificate or certificates representing the Series A Shares so sold and delivered.

     5.12 Tender Offer. The Company shall have caused all documents necessary and appropriate to commence the Offer to be prepared and, as necessary, filed with the Securities and Exchange Commission on or before February 29, 2000.

                                   ARTICLE VI

                          CONDITIONS TO THE OBLIGATION
                            OF THE COMPANY TO CLOSE

     The obligation of the Company to issue and sell the Series A Shares at the Closing shall be subject to the satisfaction of the following conditions at or prior to the Closing:

     6.1 Representations, Warranties and Covenants. The representations and warranties of the Investor contained in this Agreement which are qualified as to materiality shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date with the same force and effect as though made on and as of the Closing Date, except that any such representations and warranties which are made as of and relate solely to a specified earlier date (other than the date hereof) shall be so true and correct as of such earlier date. The Investor shall have performed and complied in all material respects with all covenants and agreements required to be performed or complied with by the Investor hereunder on or prior to the Closing Date.

     6.2 Consents. All Consents required in connection with the purchase and sale of the Series A Shares and the consummation of the Closing (other than non-material Consents from third parties which are not Governmental Entities) shall have been duly obtained, made or given and shall be in full force and effect, without the imposition upon the Company or any of their respective Subsidiaries of any material condition, restriction or required undertaking not expressly set forth in applicable statutes and regulations.

     6.3 No Injunction or Illegality. No injunction, order, decree or judgment shall have been issued by any court or other Governmental Entity of competent jurisdiction and be in effect, and no statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity and be in effect, which in each case restrains or prohibits the consummation of the purchase and sale of the Series A Shares.

     6.4 HSR Act. The required waiting period applicable to the purchase and sale of the Securities under the HSR Act shall have expired or been earlier terminated.

     6.5 Certificates. The Investor shall have delivered to the Company (a) a copy of the resolutions adopted by its Board of Directors (and shareholders if required for the consummation of the transactions contemplated by this Agreement), certified as of the Closing Date by the corporate secretary or assistant secretary of the Investor, authorizing and approving this Agreement and the other Transaction Documents to which it is a party and the transactions contemplated hereby and thereby (including, without limitation, the purchase of the Series A Shares), and (b) a certificate dated the Closing Date, signed by an executive officer thereof, certifying as to the fulfillment of the conditions set forth in Section 6.1.

     6.6 Restated Certificate. The Restated Certificate shall have been filed with the Secretary of State of the State of Delaware, and shall have become effective.

                                  ARTICLE VII

                                INDEMNIFICATION

     7.1 Survival. The representations and warranties of the parties contained in this Agreement, any Transaction Document, or in any Schedule hereto or thereto or any certificate delivered pursuant to Section 5.6 or Section 6.5 hereof, shall survive until the later of April 31, 2001 or ninety (90) days after the delivery to the Investor of the audited consolidated financial statements of the Company and its Subsidiaries for the year ending December 31, 2001; provided, however, that (a) the representations and warranties set forth in Section 2.11 (Exemption from Registration) shall expire upon expiration of all applicable statute of limitations periods, (b) the representations and warranties set forth in Section 2.12 (Transaction Document Representations) shall survive so long as, and to the same extent as, the representations, warranties, covenants and agreements referred to therein survive under the Transaction Documents, (c) the representations and warranties set forth in Sections 2.2 (Authorization, Validity and Enforceability) and 2.3 (No Conflicts), insofar as they relate to the Investor Rights Agreement or other Transaction Documents, shall survive for the period in which such agreements are in effect, and (d) the representations and warranties set forth in Sections 2.5 (Capitalization), 2.6 (Title to Securities) and 2.7 (Subsidiaries) shall survive forever.

     7.2  Indemnification.

     (a) The Company hereby agrees to indemnify, defend and hold harmless the Investor (and its directors, officers, Affiliates, successors and assigns) from and against any losses, Liabilities, damages, costs or expenses, including, without limitation, interest, penalties and reasonable fees and expenses of counsel (collectively, "Losses"), or other diminution in the value of the Series A shares, based upon, arising out of or otherwise resulting from (i) any inaccuracy in any representation or breach of any warranty of the Company contained in this Agreement or any other Transaction Document or in any Schedule hereto or thereto or certificate delivered pursuant to Section 5.6 or (ii) the breach or nonfulfillment of any covenant, agreement or other obligation of the Company under this Agreement or any other Transaction Document. In the event that the parties are unable to agree upon the extent, if any, to which any such diminution in value of the Series A Shares is indemnifiable hereunder or the amount of any such diminution in value, the parties hereto shall jointly select and retain a nationally recognized investment banking firm, which shall make such determination or determinations as soon as reasonably practicable; the decision of such investment banking firm shall be final and binding upon the parties hereto, which shall equally share the costs and expenses of such investment banking firm.

     (b) The Investor hereby agrees to indemnify, defend and hold harmless the Company (and its directors, officers, Affiliates, successors and assigns) from and against any Losses based upon, arising out of or otherwise resulting from
(i) subject to Section 4.9 hereof, any inaccuracy in any representation or breach of any warranty of the Investor contained in this Agreement or any Transaction Document or in any Schedule hereto or thereto or certificate delivered pursuant to Section 6.5 hereof or (ii) the breach or nonfulfillment of any covenant, agreement or other obligation of the Investor under this Agreement or any Transaction Document.

     (c) Promptly after the receipt by any party hereto of notice of any third party claim or the commencement of any third party action, suit or proceeding subject to indemnification hereunder (a "Third Party Claim"), such party (the "Indemnified Party") will, if a claim in respect thereto is to be made against any party obligated to provide indemnification hereunder (the "Indemnifying Party"), give such Indemnifying Party written notice of such Third Party Claim; provided, however, that the failure to provide such notice will not relieve the Indemnifying Party of any of its obligations, or impair the right of the Indemnified Party to indemnification, pursuant to this Section 8.2 unless, and only to the extent that, such failure materially prejudices the Indemnifying Party's opportunity to defend or compromise the Third Party Claim or such failure directly increases the amount of indemnification payments hereunder over and above the amount thereof which would otherwise have been payable had such notice been provided as aforesaid. If the Indemnified Party is not a litigant, participant or real party in interest in the Third Party Claim, such Third Party Claim shall be the sole responsibility of the Indemnifying Party which shall defend the same at its own expense and by its own counsel and shall have sole authority to compromise or settle the same. If the Indemnified Party is a litigant, participant or real party in interest in the Third Party Claim (an "Interested Third Party Claim"), the Indemnifying Party shall have the right, at its option, to defend at its own expense and by its own counsel such Interested Third Party Claim, provided that (i) such counsel is reasonably satisfactory to the Indemnified Party, (ii) the Indemnified Party is kept reasonably informed of all developments, and is furnished with copies of all documents and papers, related thereto and is given the right to participate in the defense and investigation thereof as provided below, and (iii) such counsel proceeds with diligence and in good faith with respect thereto. If any Indemnifying Party shall undertake to defend any Interested Third Party Claim, it shall notify the Indemnified Party of its intention to do so promptly (and in any event no later than thirty (30) days) after receipt of notice of the Interested Third Party Claim, and the Indemnified Party agrees to cooperate in good faith with the Indemnifying Party and its counsel in the defense of such Interested Third Party Claim. Notwithstanding the foregoing, the Indemnified Party shall have the right to participate in the defense and investigation of any such Interested Third Party Claim with its own counsel at its own expense, except that the Indemnifying Party shall bear the expense of one such separate counsel if (A) in the written opinion of counsel to the Indemnified Party reasonably acceptable to the Indemnifying Party, use of counsel of the Indemnifying Party's choice would be expected to give rise to a conflict of interest, (B) there are or may be legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party, (C) the Indemnifying Party shall not have employed counsel to represent the Indemnified Party within a reasonable time after notice of such Interested Third Party Claim is given to the Indemnifying Party or notice that the Indemnifying Party intends to assume the defense of the Interested Third Party Claim is given to the Indemnified Party or (D) the Indemnifying Party shall authorize the Indemnified Party in writing to employ separate counsel at the expense of the Indemnifying Party. The Indemnifying Party shall not settle any Interested Third Party Claim without the prior written consent of the Indemnified Party, which shall not be unreasonably withheld (except that no such consent shall be required if such settlement complies with the last sentence of this paragraph); provided, however, that an Indemnified Part y shall not be required to consent to any settlement involving the imposition of equitable remedies with respect to such Indemnified Party or its Affiliates. If, under the foregoing provisions, the Indemnified Party assumes control of the defense of any Interested Third Party Claim, the Indemnified Party shall not settle such Interested Third Party Claim without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld; provided, however, that if an Indemnifying Party fails to consent to any such settlement proposed by such Indemnified Party, and the Indemnifying Party does not assume or reassume the defense of such Interested Third Party Claim and post a letter of credit in the amount of the proposed settlement within ten (10) Business Days or such earlier time that such offer to settle expires, then the Indemnified Party shall be entitled to settle such claim in good faith without the consent of the Indemnifying Party. Any settlement of an Interested Third Party Claim shall include as an unconditional and irrevocable term thereof a complete general release of the Indemnified Party from all liability in respect of such Interested Third Party Claim.

                                  ARTICLE VIII

                                  TERMINATION

     8.1 Termination of Agreement. This Agreement may be terminated prior to the Closing:

          (a) by either party hereto, upon written notice to the other if, without fault of the terminating party, the Closing shall not have occurred on or before May 31, 2000; or

          (b) by either party hereto, upon written notice to the other, if the Merger Agreement or the Subscription Agreement is terminated or any party thereto becomes unable to consummate the Offer, the Merger or the transactions contemplated by the Subscription Agreement in accordance with the terms thereof (in each case without any breach or default by the party so terminating this Agreement); or

          (c) by either party hereto, upon written notice to the other, if there has been a material breach or default of any covenant or agreement hereunder or under any Transaction Document on the part of such other party or, in the case of any Transaction Document, any other party thereto, which breach or default is not curable or, if curable, is not cured within fifteen (15) Business Days after such party becomes aware of the breach or default; or

          (d) at any time by mutual agreement in writing of the parties hereto.

     8.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall thereafter become void and have no effect, and no party hereto shall have any liability or obligation to any other party hereto in respect of this Agreement, except that the provisions of Section 4.2(c) (Confidentiality), Section 4.6 (Public Announcements), Article IX (Miscellaneous), this Section 8.2 and Section 7.2 (Indemnification) shall survive any such termination. Nothing herein shall relieve any party from liability for any breach of any of its representations, warranties, covenants or agreements contained in this Agreement prior to termination of this Agreement.

                                   ARTICLE IX

                                 MISCELLANEOUS

     9.1 Notices. Any notices and other communications required to be given pursuant to this Agreement shall be in writing and shall be effective upon delivery by hand (against written receipt) or upon receipt if sent by certified or registered mail (postage prepaid and return receipt requested) or by a nationally recognized overnight courier service (appropriately marked for overnight delivery) or upon transmission if sent by telex or facsimile (with request for immediate confirmation of receipt in a manner customary for communications of such respective type and with physical delivery of the communication being made by one of the other means specified in this Section 9.1 as promptly as practicable thereafter) Notices are to be addressed as follows:

     (a) If to the Company to:

         Spanlink Acquisition Corp.
         7125 Northland Terrace
         Minneapolis, MN 55428
         Attention: Brett Shockley
         with a copy to:

         Fredrikson & Byron, P.A.
         1100 Internation Centre
         900 Second Avenue South
         Minneapolis, MN 55402
         Attention: Robert K. Ranum
         Telecopy No.: (612) 347-7077

     (b) If to the Investor to:

         Cisco Systems, Inc.
         170 West Tasman Drive
         San Jose, California 95134
         Attention: Larry Carter
         Telecopy No.: (408) 526-4545

         with a copy to:

         Brobeck, Phleger & Harrison LLP
         Two Embarcadero Place
         2200 Geng Road
         Palo Alto, California 94303-0913
         Attention: Curtis L. Mo, Esq.
         Telecopy No.: (650) 424-0160

or to such other respective addresses as any of the parties hereto shall designate to the others by like notice, provided that notice of a change of address shall be effective only upon receipt thereof.

     9.2 Fees and Expenses. Except as provided herein, each of the parties to this Agreement shall pay its own respective fees and expenses (including the fees and disbursements of any attorneys, accountants, investment bankers, consultants, or other Representatives) incurred in connection with this Agreement and the transactions contemplated hereby, whether or not such transactions are consummated. At or prior to the Closing, the Company shall pay the reasonable fees and expenses of Brobeck, Phleger & Harrison LLP, special counsel to the Investor, incurred in connection with the transactions contemplated by the Transaction Documents.

     In the event that this Agreement is terminated pursuant to Section 8.1 or the Closing shall not have occurred (other than due to the breach or default of the Investor of any of its representations, warranties, covenants, or agreements hereunder), the Company shall immediately assign to the Investor all funds or rights to receive funds that the Company may receive relating to the Company Break-up Fee, as such term is defined in the Merger Agreement, or relating to the reimbursement of the Investor for all of the Investor's actual out-of-pocket costs and expenses (including, without limitation, all fees and disbursements of attorneys, accountants, investment bankers, consultants, and other Representatives) incurred in connection with this Agreement and the transactions contemplated hereby, such right to be the sole and exclusive remedy of the Investor with respect thereto, in lieu of whatever other remedies at law or in equity or otherwise the Investor may have.

     9.3 Specific Performance. Each party hereto acknowledges and agrees that in the event of any breach or default by the other party under this Agreement, the other party hereto would be irreparably and immediately harmed and could not be made whole by monetary damages. It is accordingly agreed that in such case
(i) each defaulting party hereto will waive, in any action, suit or proceeding for specific performance or other relief referred to in this paragraph, the defense of adequacy of money damages or a remedy at law, and (ii) subject to
Section 7.2(f), the other non-defaulting party shall be entitled, in addition to any other remedy to which it may be entitled at law or in equity or otherwise, to compel specific performance of this Agreement or to obtain a temporary restraining order, preliminary and permanent injunction or other equitable relief or remedy, in any action, suit or proceeding instituted in any state or federal court.

     9.4 Entire Agreement; Waivers and Amendments. This Agreement (including the Exhibits and Schedules hereto and the documents and instruments referred to herein) contains the entire agreement and understanding of the parties with respect to the subject matter hereof and supersedes all prior written or oral agreements and understandings with respect thereto. This Agreement may only be amended or modified, and the terms hereof may only be waived, by a writing signed by both parties hereto or, in the case of a waiver, by the party entitled to the benefit of the terms being waived.

     9.5 Assignment; Binding Effect. This Agreement may not be assigned or delegated, in whole or in part, by either party hereto without the prior written consent of the other party hereto, except that the Investor shall have the right at any time, without such consent, to assign its right hereunder to purchase any or all of the Series A Shares to any wholly owned Subsidiary of the Investor (in which event, the Investor shall irrevocably and unconditionally guarantee the performance by such Subsidiary of the Investor's obligation hereunder to purchase such Series A Shares, and such Subsidiary shall become a party to the provisions of Article IV of this Agreement and the Investor shall so guarantee the performance by such Subsidiary of its obligations under Article IV). Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

     9.6 Severability. In the event that any provision of this Agreement shall be declared invalid or unenforceable by a court of competent jurisdiction in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent declared invalid or unenforceable without affecting the validity or enforceability of the other provisions of this Agreement, and the remainder of this Agreement shall remain binding on the parties hereto (so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party). Upon such determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

     9.7 No Third Party Beneficiaries. This Agreement is for the benefit of the parties hereto and is not intended to confer upon any other Person any rights or remedies hereunder.

     9.8 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Minnesota, without giving effect to its principles of conflicts of law.

     9.9 Interpretation. This Agreement is the result of arms-length negotiations between the parties hereto and has been prepared jointly by the parties. In applying and interpreting the provisions of this Agreement, there shall be no presumption that the Agreement was prepared by any one party or that the Agreement shall be construed in favor of or against any one party.

     9.10 Captions. The Article and Section Headings in this Agreement are inserted for convenience of reference only and shall not affect the interpretation of this Agreement.

     9.11 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

                                   ARTICLE X

                                  DEFINITIONS

     10.1 Definitions. The following terms when used in this Agreement (including the Schedules and Exhibits) shall have the following respective meanings:

          "Affiliate" of a Person means any other Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with such Person. For purposes of this definition and the definition of "Subsidiary" below, "control" (or "controlled," as the context may require) shall have the meaning set forth in Rule 12b-2 under the Exchange Act.

          "Alternative Transaction" and "Alternative Transaction Proposal, have the respective meanings set forth in Section 4.7.

          "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks in California are required or authorized by law to be closed.

          "Closing" has the meaning set forth in Section 1.2.

          "Closing Date" has the meaning set forth in Section 1.2.

          "Code" means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

          "Common Stock" has the meaning set forth in the recitals of this Agreement.

          "Company" has the meaning set forth in the first paragraph of this Agreement.

          "Company Break-up Fee" has the meaning set forth in Section 9.2 of this Agreement.

          "Consents" has the meaning set forth in Section 2.4.

          "Contracts" means all written or oral contracts, agreements, undertakings, indentures, notes, debentures, bonds, loans, instruments, leases, mortgages, commitments or other binding arrangements.

          "Conversion Shares" has the meaning set forth in Section 2.6.

          "GAAP" means United States generally accepted accounting principles.

          "Governmental Entity" means any federal, state, local or foreign government, political subdivision, legislature, court, agency, department, bureau, commission or other governmental or regulatory authority, body or instrumentality, including any insurance or securities regulatory authority and any industry or other non-governmental self-regulatory organizations.

          "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

          "Indemnified Party" and "Indemnifying Party" have the respective meanings set forth in Section 7.2.

          "Interested Third Party Claim" has the meaning set forth in Section 7.2(c).

          "Interim Financial Statements" has the meaning set forth in Section
     4.8.

          "Investor" has the meaning set forth in the first paragraph of this Agreement.

          "Investor Rights Agreement" has the meaning set forth in Section 5.9.

          "Knowledge" has the meaning set forth in Article II.

          "Lien or Encumbrance" means any lien, pledge, mortgage, security interest, claim, lease, charge, option, right, easement, servitude, transfer limit, restriction, title defect or other encumbrance.

          "Losses" has the meaning set forth in Section 7.2.

          "Material" means material to the business, operations, assets, condition (financial or otherwise), liabilities, results of operations or Permits of the Company, Spanlink and their respective Subsidiaries, either taken individually or in the aggregate.

          "Material Adverse Effect" has the meaning set forth in Article II.

          "Merger Agreement" has the meaning set forth in the recitals of this Agreement.

          "Permits" means all licenses, certificates of authority, permits, orders, consents, approvals, registrations, authorizations, qualifications and filings under any federal, state, local or foreign laws or with any Governmental Entities.

          "Person" means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint stock company, trust, unincorporated organization, Governmental Entity or other entity or organization.

          "Preferred Stock" has the meaning set forth in Section 2.5.

          "Prior Bidders" has the meaning set forth in Section 4.7.

          "Property" means any real, personal or mixed property, whether tangible or intangible.

          "Purchase Price" has the meaning set forth in Section 1.1.

          "Representatives" has the meaning set forth in Section 4.2.

          "Restated Certificate" has the meaning set forth in the recitals of this Agreement.

          "Securities" has the meaning set forth in the recitals of this Agreement.

          "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

          "Series A Preferred Stock" and "Series A Shares" have the respective meanings set forth in the recitals of this Agreement.

          "Subscription" means the share exchange as described in the
     Subscription Agreement dated as of February   , 2000, by and among Spanlink
     Acquisition Corp., a Minnesota Corporation, Brett Schockley, Loren Singer, Jr., and Todd A. Parenteau.

          "Subsidiary" means, with respect to any Person, any entity controlled (as such term is defined in the definition of "Affiliate" above) by such Person and, in the case of Company, Spanlink and its Subsidiaries.

          "Tax" and "Taxes" mean all income, profits, gains, gross receipts, net worth, premium, value added, ad valorem, sales, use, excise, stamp, transfer, franchise, withholding, payroll, employment, occupation, severance, unemployment insurance, social security and property taxes, and all other taxes of any kind whatsoever, together with any interest, penalties and additions thereto imposed by any federal, state, local or foreign government or any agency or political subdivision of any such government, including all amounts imposed as a result of being a member of an affiliated or combined group.

          "Third Party Claim" has the meaning set forth in Section 7.2.

          "Transaction Documents" means, collectively, this Agreement, the Restated Certificate, the Investor Rights Agreement, the Merger Agreement, the Subscription Agreement and each other Contract entered into or delivered pursuant to or in connection with any of the same or the transactions contemplated hereby or thereby.

          "Transaction Securities" has the meaning set forth in Section 3.6.

     IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the date first written above.

                                          CISCO SYSTEMS, INC.

                                          By:       /s/ LARRY CARTER
                                            ------------------------------------
                                          Name: Larry Carter
                                          Title: Chief Financial Officer

                                          SPANLINK ACQUISITION CORP.

                                          By:      /s/ BRETT SHOCKLEY
                                            ------------------------------------
                                          Name: Brett Shockley
                                          Title: Chief Executive Officer

                                                                         ANNEX D

                       MINNESOTA BUSINESS CORPORATION ACT

302A.471. RIGHTS OF DISSENTING SHAREHOLDERS

     SUBDIVISION 1. Actions creating rights. A shareholder of a corporation may dissent from, and obtain payment for the fair value of the shareholder's shares in the event of, any of the following corporate actions:

     (a) An amendment of the articles that materially and adversely affects the rights or preferences of the shares of the dissenting shareholder in that it:

          (1) alters or abolishes a preferential right of the shares;

          (2) creates, alters, or abolishes a right in respect of the redemption of the shares, including a provision respecting a sinking fund for the redemption or repurchase of the shares;

          (3) alters or abolishes a preemptive right of the holder of the shares to acquire shares, securities other than shares, or rights to purchase shares or securities other than shares;

          (4) excludes or limits the right of a shareholder to vote on a matter, or to cumulate votes, except as the right may be excluded or limited through the authorization or issuance of securities of an existing or new class or series with similar or different voting rights; except that an amendment to the articles of an issuing public corporation that provides that section 302A.671 does not apply to a control share acquisition does not give rise to the right to obtain payment under this section;

     (b) A sale, lease, transfer, or other disposition of all or substantially all of the property and assets of the corporation, but not including a transaction permitted without shareholder approval in section 302A.661, subdivision 1, or a disposition in dissolution described in section 302A.725, subdivision 2, or a disposition pursuant to an order of a court, or a disposition for cash on terms requiring that all or substantially all of the net proceeds of disposition be distributed to the shareholders in accordance with their respective interests within one year after the date of disposition;

     (c) A plan of merger, whether under this chapter or under chapter 322B, to which the corporation is a party, except as provided in subdivision 3;

     (d) A plan of exchange, whether under this chapter or under chapter 322B, to which the corporation is a party as the corporation whose shares will be acquired by the acquiring corporation, if the shares of the shareholder are entitled to vote on the plan; or

     (e) Any other corporate action taken pursuant to a shareholder vote with respect to which the articles, the bylaws, or a resolution approved by the board directs that dissenting shareholders may obtain payment for their shares.

     SUBD. 2. Beneficial owners. (a) A shareholder shall not assert dissenters' rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenter shall be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different shareholders.

     (b) The beneficial owner of shares who is not the shareholder may assert dissenters' rights with respect to shares held on behalf of the beneficial owner, and shall be treated as a dissenting shareholder under the terms of this section and section 302A.473, if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the shareholder.

     SUBD. 3. Rights not to apply. (a) Unless the articles, the bylaws, or a resolution approved by the board otherwise provide, the right to obtain payment under this section does not apply to a shareholder of the surviving corporation in a merger, if the shares of the shareholder are not entitled to be voted on the merger.

     (b) If a date is fixed according to section 302A.445, subdivision 1, for the determination of shareholders entitled to receive notice of and to vote on an action described in subdivision 1, only shareholders as of the date fixed, and beneficial owners as of the date fixed who hold through shareholders, as provided in subdivision 2, may exercise dissenters' rights.

     SUBD. 4. Other rights. The shareholders of a corporation who have a right under this section to obtain payment for their shares do not have a right at law or in equity to have a corporate action described in subdivision 1 set aside or rescinded, except when the corporate action is fraudulent with regard to the complaining shareholder or the corporation.

302A.473. PROCEDURES FOR ASSERTING DISSENTERS' RIGHTS

     SUBDIVISION 1. Definitions. (a) For purposes of this section, the terms defined in this subdivision have the meanings given them.

     (b) "Corporation" means the issuer of the shares held by a dissenter before the corporate action referred to in section 302A.471, subdivision 1 or the successor by merger of that issuer.

     (c) "Fair value of the shares" means the value of the shares of a corporation immediately before the effective date of the corporate action referred to in section 302A.471, subdivision 1.

     (d) "Interest" means interest commencing five days after the effective date of the corporate action referred to in section 302A.471, subdivision 1, up to and including the date of payment, calculated at the rate provided in section
549.09 for interest on verdicts and judgments.

     SUBD. 2. Notice of action. If a corporation calls a shareholder meeting at which any action described in section 302A.471, subdivision 1 is to be voted upon, the notice of the meeting shall inform each shareholder of the right to dissent and shall include a copy of section 302A.471 and this section and a brief description of the procedure to be followed under these sections.

     SUBD. 3. Notice of dissent. If the proposed action must be approved by the shareholders, a shareholder who wishes to exercise dissenters' rights must file with the corporation before the vote on the proposed action a written notice of intent to demand the fair value of the shares owned by the shareholder and must not vote the shares in favor of the proposed action.

     SUBD. 4. Notice of procedure; deposit of shares. (a) After the proposed action has been approved by the board and, if necessary, the shareholders, the corporation shall send to all shareholders who have complied with subdivision 3 and to all shareholders entitled to dissent if no shareholder vote was required, a notice that contains:

          (1) The address to which a demand for payment and certificates of certificated shares must be sent in order to obtain payment and the date by which they must be received;

          (2) Any restrictions on transfer of uncertificated shares that will apply after the demand for payment is received;

          (3) A form to be used to certify the date on which the shareholder, or the beneficial owner on whose behalf the shareholder dissents, acquired the shares or an interest in them and to demand payment; and

          (4) A copy of section 302A.471 and this section and a brief description of the procedures to be followed under these sections.

     (b) In order to receive the fair value of the shares, a dissenting shareholder must demand payment and deposit certificated shares or comply with any restrictions on transfer of uncertificated shares within 30 days after the notice required by paragraph (a) was given, but the dissenter retains all other rights of a shareholder until the proposed action takes effect.

     SUBD. 5. Payment; return of shares. (a) After the corporate action takes effect, or after the corporation receives a valid demand for payment, whichever is later, the corporation shall remit to each dissenting shareholder who has complied with subdivisions 3 and 4 the amount the corporation estimates to be the fair value of the shares, plus interest, accompanied by:

          (1) The corporation's closing balance sheet and statement of income for a fiscal year ending not more than 16 months before the effective date of the corporate action, together with the latest available interim financial statements;

          (2) An estimate by the corporation of the fair value of the shares and a brief description of the method used to reach the estimate; and

          (3) A copy of section 302A.471 and this section, and a brief description of the procedure to be followed in demanding supplemental payment.

     (b) The corporation may withhold the remittance described in paragraph (a) from a person who was not a shareholder on the date the action dissented from was first announced to the public or who is dissenting on behalf of a person who was not a beneficial owner on that date. If the dissenter has complied with subdivisions 3 and 4, the corporation shall forward to the dissenter the materials described in paragraph (a), a statement of the reason for withholding the remittance, and an offer to pay to the dissenter the amount listed in the materials if the dissenter agrees to accept that amount in full satisfaction. The dissenter may decline the offer and demand payment under subdivision 6. Failure to do so entitles the dissenter only to the amount offered. If the dissenter makes demand, subdivisions 7 and 8 apply.

     (c) If the corporation fails to remit payment within 60 days of the deposit of certificates or the imposition of transfer restrictions on uncertificated shares, it shall return all deposited certificates and cancel all transfer restrictions. However, the corporation may again give notice under subdivision 4 and require deposit or restrict transfer at a later time.

     SUBD. 6. Supplemental payment; demand. If a dissenter believes that the amount remitted under subdivision 5 is less than the fair value of the shares plus interest, the dissenter may give written notice to the corporation of the dissenter's own estimate of the fair value of the shares, plus interest, within 30 days after the corporation mails the remittance under subdivision 5, and demand payment of the difference. Otherwise, a dissenter is entitled only to the amount remitted by the corporation.

     SUBD. 7. Petition; determination. If the corporation receives a demand under subdivision 6, it shall, within 60 days after receiving the demand, either pay to the dissenter the amount demanded or agreed to by the dissenter after discussion with the corporation or file in court a petition requesting that the court determine the fair value of the shares, plus interest. The petition shall be filed in the county in which the registered office of the corporation is located, except that a surviving foreign corporation that receives a demand relating to the shares of a constituent domestic corporation shall file the petition in the county in this state in which the last registered office of the constituent corporation was located. The petition shall name as parties all dissenters who have demanded payment under subdivision 6 and who have not reached agreement with the corporation. The corporation shall, after filing the petition, serve all parties with a summons and copy of the petition under the rules of civil procedure. Nonresidents of this state may be served by registered or certified mail or by publication as provided by law. Except as otherwise provided, the rules of civil procedure apply to this proceeding. The jurisdiction of the court is plenary and exclusive. The court may appoint appraisers, with powers and authorities the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The court shall determine whether the shareholder or shareholders in question have fully complied with the requirements of this section, and shall determine the fair value of the shares, taking into account any and all factors the court finds relevant, computed by any method or combination of methods that the court, in its discretion, sees fit to use, whether or not used by the corporation or by a dissenter. The fair value of the shares as determined by the court is binding on all shareholders, wherever located. A dissenter is entitled to judgment in cash for the amount by which the fair value of the shares as determined by the court, plus interest, exceeds the amount, if any, remitted under subdivision 5, but shall not be liable to the corporation for the amount, if any, by which the amount, if any, remitted to the dissenter under subdivision 5 exceeds the fair value of the shares as determined by the court, plus interest.

     SUBD. 8. Costs; fees; expenses. (a) The court shall determine the costs and expenses of a proceeding under subdivision 7, including the reasonable expenses and compensation of any appraisers appointed by the court, and shall assess those costs and expenses against the corporation, except that the court may assess part or all of those costs and expenses against a dissenter whose action in demanding payment under subdivision 6 is found to be arbitrary, vexatious, or not in good faith.

     (b) If the court finds that the corporation has failed to comply substantially with this section, the court may assess all fees and expenses of any experts or attorneys as the court deems equitable. These fees and expenses may also be assessed against a person who has acted arbitrarily, vexatiously, or not in good faith in bringing the proceeding, and may be awarded to a party injured by those actions.

     (c) The court may award, in its discretion, fees and expenses to an attorney for the dissenters out of the amount awarded to the dissenters, if any.

                    The Depositary for the Tender Offer is:
                  NORWEST BANK MINNESOTA, NATIONAL ASSOCIATION

                               Telephone Number:
                                 (651) 450-4064
                                 (800) 468-9716

                   By Mail:                            By Hand or Overnight Courier:
                P.O. Box 64854                           161 North Concord Exchange
              St. Paul, MN 55164                          South St. Paul, MN 55075
          Attn: Shareowner Services                      Attn: Shareowner Services

                           -------------------------

                 The Information Agent for the Tender Offer is:
                    CORPORATE INVESTOR COMMUNICATIONS, INC.

     Questions and requests for assistance may be directed to Corporate Investor Communications, Inc. at (877) 977-6194. Corporate Investor Communications, Inc. is acting as the Information Agent for the Offer. Additional copies of this Letter of Transmittal may be obtained from the Company as set forth below, and will be furnished promptly at the Company's expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the tender offer.

                             LETTER OF TRANSMITTAL

                                TO TENDER SHARES
                                       OF
                                  COMMON STOCK
                                       OF

                         SPANLINK COMMUNICATIONS, INC.

                            AT $10.50 NET PER SHARE
           PURSUANT TO THE OFFER TO PURCHASE DATED FEBRUARY 29, 2000

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT MINNESOTA TIME,
                ON MARCH 30, 2000, UNLESS THE OFFER IS EXTENDED.

        TO: NORWEST BANK MINNESOTA, NATIONAL ASSOCIATION, AS DEPOSITARY

                        Telephone Number: (651) 450-4064
                                          (800) 468-9716

                     By Mail:                                  By Hand or Overnight Courier:
                  P.O. Box 64854                                161 North Concord Exchange
                St. Paul, MN 55164                               South St. Paul, MN 55075
             Attn: Shareowner Services                           Attn: Shareowner Services

--------------------------------------------------------------------------------
                         DESCRIPTION OF SHARES TENDERED

-----------------------------------------------------------------------------------------------------------------
                                                                               CERTIFICATE(S) TENDERED
NAME(S) AND ADDRESS(ES) OF REGISTERED HOLDER(S) (PLEASE FILL IN, IF     (ATTACH ADDITIONAL LIST IF NECESSARY)
   BLANK, EXACTLY AS NAME(S) APPEAR(S) ON SHARE CERTIFICATE(S))               (SEE INSTRUCTION 3 AND 4)
-----------------------------------------------------------------------------------------------------------------
                                                                                              NUMBER OF SHARES
                                                                         CERTIFICATE           REPRESENTED BY
                                                                          NUMBER(S)*          CERTIFICATE(S)*
                                                                    ---------------------------------------------

                                                                    ---------------------------------------------

                                                                    ---------------------------------------------

                                                                    ---------------------------------------------
                                                                         Total Shares
-----------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------  ----------------------
                                                                     CERTIFICATE(S) TENDERED
NAME(S) AND ADDRESS(ES) OF REGISTERED HOLDER(S) (PLEASE FILL IN, IF  (ATTACH ADDITIONAL LIST IF NECESSARY)
   BLANK, EXACTLY AS NAME(S) APPEAR(S) ON SHARE CERTIFICATE(S))      (SEE INSTRUCTION 3 AND 4)
-------------------------------------------------------------------  ----------------------

                                                                        NUMBER OF SHARES
                                                                           TENDERED*
                                                                    --------------------------------------------- ------------------
----
                                                                    ---------------------------------------------   ----------------
------
                                                                    ---------------------------------------------   ----------------
------
                                                                    ---------------------------------------------   ----------------
------
-----------------------------------------------------------------------------------------------------------------   ----------------
------

  * Need not be completed by Book-Entry Shareholders

 ** Unless otherwise indicated it is assumed that all Shares described above are being tendered. See Instruction 4.
--------------------------------------------------------------------------------

DELIVERY OF THIS LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY.

THE INSTRUCTIONS ACCOMPANYING THIS LETTER OF TRANSMITTAL SHOULD BE READ CAREFULLY BEFORE THIS LETTER OF TRANSMITTAL IS COMPLETED.

     This Letter of Transmittal is to be completed by holders of Shares (as defined below) of Spanlink Communications, Inc. (the "Shareholders"), if certificates evidencing Shares ("Certificates") are to be forwarded with this Letter of Transmittal or if delivery of Shares is to be made by book-entry transfer to an account maintained by Norwest Bank Minnesota, National Association (the "Depositary") at The Depositary Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Procedures for Tendering Shares of the Offer to Purchase (as defined below).

     Shareholders whose Certificates are not immediately available or who cannot deliver either their Certificates for, or a Book-Entry Confirmation (as defined in "THE OFFER -- Procedures for Tendering Shares") with respect to, their Shares and all other required documents to the Depositary prior to the Expiration Date (as defined in "THE OFFER -- Terms of the Offer" of the Offer to Purchase) must tender their Shares according to the guaranteed delivery procedure set forth in the Procedures for Tendering Shares section of the Offer to Purchase. See Instruction 2 hereof. Delivery of documents to the Book-Entry Transfer Facility does not constitute delivery to the Depositary.

[ ] CHECK HERE IF TENDERED SHARES ARE BEING DELIVERED BY BOOK-ENTRY TRANSFER TO
    AN ACCOUNT MAINTAINED BY THE DEPOSITARY WITH THE BOOK-ENTRY TRANSFER FACILITY, AND COMPLETE THE FOLLOWING (ONLY PARTICIPANTS IN THE BOOK-ENTRY TRANSFER FACILITY MAY DELIVER SHARES BY BOOK-ENTRY TRANSFER).

Name of Tendering Institution:
--------------------------------------------------------------------------------

Account Number:
--------------------------------------------------------------------------------

Transaction Code Number:
--------------------------------------------------------------------------------

[ ] CHECK HERE IF SHARES ARE BEING DELIVERED PURSUANT TO A NOTICE OF GUARANTEED
    DELIVERY PREVIOUSLY SENT TO THE DEPOSITARY AND COMPLETE THE FOLLOWING. PLEASE ENCLOSE A PHOTOCOPY OF SUCH NOTICE OF GUARANTEED DELIVERY.

Name(s) of Registered Holder(s):
--------------------------------------------------------------------------------

Window Ticket Number (if any):
--------------------------------------------------------------------------------

Date of Execution of Notice of Guaranteed Delivery:
--------------------------------------------------------------------

Name of Institution That Guaranteed Delivery:
---------------------------------------------------------------------------

Account Number:
--------------------------------------------------------------------------------

Transaction Code Number:
--------------------------------------------------------------------------------

NOTE: SIGNATURES MUST BE PROVIDED BELOW. PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY.

                    NOTE: SIGNATURES MUST BE PROVIDED BELOW
              PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY

Ladies and Gentlemen:

     In connection with the tender offer by Spanlink Acquisition Corp. (the "Purchaser"), of all of the outstanding shares of common stock ("Common Stock"), no par value per share, of Spanlink Communications, Inc. (the "Company"), the undersigned encloses herewith and hereby surrenders to Norwest Bank Minnesota, National Association, as Depositary (the "Depositary"), certificates (the "Share Certificates") which evidence the above-described shares (the "Shares") of Common Stock of the Company, in exchange for $10.50 per share of Common Stock, net to the seller in cash, without interest thereon (the "Per Share Amount"). The tender offer has been effected pursuant to the Offer to Purchase dated February 29, 2000 (the "Offer to Purchase").

     The undersigned hereby sells, assigns and transfers to, or upon the order of, the Purchaser all right, title and interest in and to all the Shares that are being delivered herewith and irrevocably appoints the Depositary the true and lawful agent and attorney-in-fact of the undersigned to the full extent of the undersigned's rights with respect to such Shares, with full power of substitution (such power of attorney being deemed to be an irrevocable power coupled with an interest), to deliver Share Certificates for such Shares, together with all accompanying evidences of transfer and authenticity, to the Purchaser or its stock transfer agent for cancellation upon receipt by the Depositary, as the undersigned's agent, of the Per Share Amount therefor.

     The undersigned hereby represents and warrants that the undersigned has full power and authority to sell, assign and transfer the Shares surrendered herewith, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claims. The undersigned will, upon request, execute and deliver any additional documents deemed by the Depositary or the Company to be necessary or desirable to complete the sale, assignment and transfer of the Shares surrendered herewith.

     All authority herein conferred or agreed to be conferred shall survive the death or incapacity of the undersigned, and any obligation of the undersigned hereunder shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.

     Unless otherwise indicated under "Special Payment Instructions," please issue the check for the Per Share Amount and return any Share Certificates not surrendered in the name(s) of the registered holder(s) appearing under "Description of Shares." Similarly, unless otherwise indicated under "Special Delivery Instructions," please mail the check for the Per Share Amount and return any Share Certificates not surrendered (and accompanying documents, as appropriate) to the registered holder(s) appearing under "Description of Shares" at the address shown below the undersigned's signature(s). In the event that both "Special Delivery Instructions" and "Special Payment Instructions" are completed, please issue the check for the Per Share Amount and return any Share Certificates not surrendered in the name(s) of, and deliver said check and return any certificates to, the person(s) so indicated.

                          SPECIAL PAYMENT INSTRUCTIONS
                        (SEE INSTRUCTIONS 1, 5, 6 AND 7)

     To be completed ONLY if the check for the Per Share Amount or Share Certificates not surrendered are to be issued in the name of someone other than the undersigned.

Issue  [ ] check
       [ ] certificate(s) to:

Name
-------------------------------------------------
                                    (PLEASE PRINT)

Address
-----------------------------------------------

---------------------------------------------------------
                                                                  (ZIP CODE)

           ---------------------------------------------------------

(TAXPAYER IDENTIFICATION NO. OR SOCIAL SECURITY NO.)
                        (SEE SUBSTITUTE FORM W-9 BELOW)

                         SPECIAL DELIVERY INSTRUCTIONS
                        (SEE INSTRUCTIONS 1, 5, 6 AND 7)

     To be completed ONLY if the check for the Per Share Amount or Share Certificates not surrendered are to be mailed to someone other than the undersigned or to the undersigned at an address other than that shown below the undersigned's signature(s).

Mail  [ ] check
      [ ] certificate(s) to:

Name
-------------------------------------------------
                                    (PLEASE PRINT)

Address
-----------------------------------------------

---------------------------------------------------------
                                                                  (ZIP CODE)

           ---------------------------------------------------------

(TAXPAYER IDENTIFICATION NO. OR SOCIAL SECURITY NO.)
                        (SEE SUBSTITUTE FORM W-9 BELOW)

                                   IMPORTANT
                            SHAREHOLDERS: SIGN HERE
                  (PLEASE COMPLETE SUBSTITUTE FORM W-9 BELOW)

   --------------------------------------------------------------------------
                            SIGNATURE(S) OF OWNER(S)

   --------------------------------------------------------------------------
   Dated:
   --------------------------------------------- , 2000
   Name(s)
   --------------------------------------------------------------------------
                                 (PLEASE PRINT)

   --------------------------------------------------------------------------

   Capacity (full title)
   --------------------------------------------------------------------------

   Address
   --------------------------------------------------------------------------

   --------------------------------------------------------------------------

   --------------------------------------------------------------------------
                               (INCLUDE ZIP CODE)

   Area Code and Telephone No.

--------------------------------------------------------------------------------

   Tax Identification or Social Security No.
   ---------------------------------------------------------------------
                                   (SEE SUBSTITUTE FORM W-9 ON REVERSE SIDE)

   (Must be signed by the registered holder(s) exactly as name(s) appear(s) on Share Certificate(s) or on a security position listing or by person(s) authorized to become registered holder(s) by certificates and documents transmitted herewith. If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity please set forth full title and see Instruction 5.)

                           GUARANTEE OF SIGNATURE(S)
                   (IF REQUIRED -- SEE INSTRUCTIONS 1 AND 5)

   Name of Firm
   --------------------------------------------------------------------------

   Authorized Signature
   --------------------------------------------------------------------------

   Name
   --------------------------------------------------------------------------
                                 (PLEASE PRINT)

   Title
   --------------------------------------------------------------------------

   Address
   --------------------------------------------------------------------------
                               (INCLUDE ZIP CODE)

   Area Code and Telephone Number

   ---------------------------------------------------------------------------

   Dated:
   --------------------------------------------- , 2000

                      TO BE COMPLETED BY ALL SHAREHOLDERS
                              (SEE INSTRUCTION 8)

--------------------------------------------------------------------------------

                                         PAYER'S NAME: SPANLINK ACQUISITION CORP.
---------------------------------------------------------------------------------------------------------------------------
SUBSTITUTE                      PART I -- PLEASE PROVIDE YOUR TIN IN THE BOX AT THE   Social Security Number
 FORM W-9                       RIGHT AND CERTIFY BY SIGNING AND DATING BELOW.        or
 DEPARTMENT OF THE TREASURY                                                           -------------------------------
 INTERNAL REVENUE SERVICE                                                             Employer Identification Number
                               ------------------------------------------------------------------------------------------

PAYER'S REQUEST FOR TAXPAYER   PART II -- CERTIFICATION -- Under penalties of perjury, I certify that:
 IDENTIFICATION NUMBER (TIN)   (1) The number shown on this form is my correct taxpayer identification number (or I am waiting for a number to be issued to me); and
                               (2) I am not subject to backup withholding because (a) I am exempt from backup withholding, or (b) I have not been notified by the Internal Revenue Service ("IRS")
                                   that I am subject to backup withholding as a result of a failure to report all interest or dividends, or (c) the IRS has notified me that I am no longer subject to backup withholding.
                               CERTIFICATION INSTRUCTIONS -- You must cross out item (2) above if you have been notified by the IRS that you are currently subject to backup withholding because of underreporting interest or dividends on your tax return. However, if after being notified by the IRS that you were subject to backup withholding you received another notification from the IRS that you are no longer subject to backup withholding, do not cross out such item (2).
                              ---------------------------------------------------------------------------------------


                                       SIGNATURE _____________________  DATE_______, 2000    PART III -- Awaiting TIN  [ ]

                                       NAME (Please Print)
                                       _______________________________
----------------------------------------------------------------------------------------------------------------------------------

NOTE: FAILURE TO COMPLETE AND RETURN THIS FORM MAY RESULT IN BACKUP WITHHOLDING OF 31% OF ANY PAYMENTS MADE TO YOU PURSUANT TO THE TENDER OFFER.

YOU MUST COMPLETE THE FOLLOWING CERTIFICATE IF YOU CHECKED THE BOX IN PART 3 OF SUBSTITUTE FORM W-9.

             CERTIFICATE OF AWAITING TAXPAYER IDENTIFICATION NUMBER

I certify under penalties of perjury that a taxpayer identification number has not been issued to me, and either (1) I have mailed or delivered an application to receive a taxpayer identification number to the appropriate Internal Revenue Service Center or Social Security Administration Office or (2) I intend to mail or deliver an application in the near future. I understand that if I do not provide a taxpayer identification number by the time of payment, 31% of all reportable payments made to me will be withheld, but that such amounts will be refunded to me if I then provide a Taxpayer Identification Number within sixty
(60) days.

Signature

_______________________
Date

Name (Please Print)

_______________________

                                  INSTRUCTIONS

             FORMING PART OF THE TERMS AND CONDITIONS OF THE OFFER

     1. Guarantee of Signatures. Except as otherwise provided below, all signatures on this Letter of Transmittal must be guaranteed by a firm which is a member of a registered national securities exchange or the National Association of Securities Dealers, Inc., or by a commercial bank, trust company or other entity that has an office or correspondent in the United States and is a member of a recognized Medallion Program approved by the Securities Transfer Association, Inc. (each an "Eligible Institution"). Signatures on this Letter of Transmittal need not be guaranteed (a) if this Letter of Transmittal is signed by the registered holder(s) of the Shares surrendered herewith and such holder(s) have not completed the box entitled "Special Payment Instructions" on this Letter of Transmittal or (b) if such Shares are tendered for the account of an Eligible Institution. See Instruction 5.

     2. Delivery of Letter of Transmittal and Share Certificates or Book Entry Confirmation. This Letter of Transmittal is to be used either if certificates are to be forwarded herewith or, unless an Agent's Message is utilized, if tenders are to be made pursuant to the procedures for tender by book-entry transfer set forth in "THE OFFER -- Procedures for Tendering Shares" of the Offer to Purchase. Certificates for all physically tendered Shares ("Share Certificates"), or confirmation of any book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility of Shares tendered by book-entry transfer ("Book Entry Confirmation"), as well as this Letter of Transmittal properly completed and duly executed with any required signature guarantees, unless an Agent's Message is utilized in the case of a book-entry transfer, and any other documents required by this Letter of Transmittal, must be received by the Depositary at one of its addresses set forth herein on or prior to the Expiration Date (as defined in "THE OFFER -- Terms of the Offer" of the Offer to Purchase).

     Shareholders whose certificates for Shares are not immediately available or who cannot deliver all other required documents to the Depositary on or prior to the Expiration Date or who cannot comply with the procedures for book-entry transfer on a timely basis, may nevertheless tender their Shares by properly completing and duly executing a Notice of Guaranteed Delivery pursuant to the guaranteed delivery procedures set forth in "THE OFFER -- Procedures for Tendering Shares" of the Offer to Purchase. Pursuant to such procedure: (a) such tender must be made by or through an Eligible Institution; (b) a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by Purchaser must be received by the Depositary prior to the Expiration Date; and (c) Share Certificates for all tendered Shares, in proper form for transfer (or a Book Entry Confirmation with respect to such Shares), as well as a Letter of Transmittal (or facsimile thereof), properly completed and duly executed with any required signature guarantees (unless, in the case of a book-entry transfer, an Agent's Message is utilized), and all other documents required by this Letter of Transmittal, must be received by the Depositary within three New York Stock Exchange Inc. trading days after the date of execution of such Notice of Guaranteed Delivery.

     A properly completed and duly executed Letter of Transmittal (or facsimile thereof) must accompany each such delivery of Share Certificates to the Depositary.

     THE METHOD OF DELIVERY OF SHARE CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDER. DELIVERY OF ALL SUCH DOCUMENTS WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT ALL SUCH DOCUMENTS BE SENT BY PROPERLY INSURED REGISTERED MAIL WITH RETURN RECEIPT REQUESTED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     No alternative, conditional or contingent tenders will be accepted and no fractional Shares will be purchased. All tendering Shareholders, by execution of this Letter of Transmittal (or facsimile thereof), waive any right to receive any notice of the acceptance of their Shares for payment.

     3. Inadequate Space. If the space provided herein is inadequate, the certificate numbers, the number of Shares and any other required information should be listed on a separate schedule attached hereto and separately signed on each page thereof in the same manner as this Letter of Transmittal is signed.

     4. Partial Surrenders. A shareholder who wishes to surrender Shares for exchange pursuant to the tender offer must surrender all of the Shares registered in the name of such shareholder unless the beneficial owner of a portion of the

Shares registered in the name of such shareholder will exercise the right to dissent with respect to the tender offer. In such case, the registered shareholder must indicate the name of each beneficial owner on whose behalf such shareholder will dissent and the number of Shares held by each such beneficial owner. If fewer than all the Shares represented by any certificate delivered to the Depositary are to be surrendered, fill in the number of Shares which are to be surrendered in the box entitled "Number of Shares Surrendered." In such case, a new certificate for the remainder of the Shares represented by the old certificate will be sent to the person(s) signing this Letter of Transmittal, unless otherwise provided in the appropriate box on this Letter of Transmittal, as promptly as practicable. All Shares represented by certificates delivered to the Depositary will be deemed to have been surrendered unless otherwise indicated.

     5. Signatures on Letter of Transmittal; Stock Powers and Endorsements. If this Letter of Transmittal is signed by the registered holder(s) of the Shares surrendered herewith, the signature(s) must correspond with the name(s) as written on the face of the certificates without alteration, enlargement or any change whatsoever.

     If any of the Shares surrendered herewith are held of record by two or more persons, all such persons must sign this Letter of Transmittal.

     If any of the Shares surrendered herewith are registered in different names on different certificates, it will be necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations of certificates.

     If this Letter of Transmittal is signed by the registered holder(s) of the Shares surrendered herewith, no endorsements of certificates or separate stock powers are required unless payment of the Per Share Amount is to be made, or Shares not surrendered are to be returned, in the name of any person other than the registered holder(s). Signatures on any such certificates or stock powers must be guaranteed by an Eligible Institution unless the signature is that of an Eligible Institution.

     If this Letter of Transmittal is signed by a person other than the registered holder(s) of the Shares surrendered herewith, certificates must be endorsed or accompanied by appropriate stock powers, in either case, signed exactly as the name(s) of the registered holder(s) appear(s) on the certificates for such Shares. Signature(s) on any such certificates or stock powers must be guaranteed by an Eligible Institution unless the signature is that of an Eligible Institution.

     If this Letter of Transmittal or any certificate or stock power is signed by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or other person acting in a fiduciary or representative capacity, such person should so indicate when signing, and proper evidence satisfactory to Purchaser of the authority of such person so to act must be submitted.

     6. Stock Transfer Taxes. If payment of the Per Share Amount is to be made to, or Shares not surrendered are to be returned in the name of, any person other than the registered holder(s), or if a transfer tax is imposed for any other reason, then the amount of any stock transfer taxes (whether imposed on the registered holder(s), such other person or otherwise) will be deducted from the Per Share Amount unless satisfactory evidence of the payment of such taxes, or exemption therefrom, is submitted herewith.

     Except as provided in this Instruction 6, it will not be necessary for Transfer Tax Stamps to be affixed to the certificates listed in this Letter of Transmittal.

     7. Special Payment and Delivery Instructions. If the check for the Per Share Amount is to be issued, or any Shares not surrendered are to be returned, in the name of a person other than the person(s) signing this Letter of Transmittal or if the check or any certificates for Shares not surrendered are to be mailed to someone other than the person(s) signing this Letter of Transmittal or to the person(s) signing this Letter of Transmittal at an address other than that shown above, the appropriate boxes on this Letter of Transmittal should be completed.

     8. Substitute Form W-9. Under the federal income tax laws, the Depositary may be required to withhold 31% of the amount of any payments made to certain shareholders pursuant to the tender offer. In order to avoid such backup withholding, each shareholder, and, if applicable, each other payee, must provide the Depositary with such shareholder's or payee's correct taxpayer identification number and certify that such shareholder or payee is not subject to such backup withholding by completing the Substitute Form W-9 set forth above or by filing a properly completed Form W-9. In general, if a shareholder or payee is an individual, the taxpayer identification number is the Social Security number of such individual. If the Depositary is not provided with the correct taxpayer identification number, the shareholder or payee may be subject to a penalty imposed by the Internal Revenue Service. Certain shareholders or payees (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. In order to satisfy the Depositary that a foreign individual qualifies as an exempt recipient, such shareholder or payee must submit a statement, signed under penalties of perjury, attesting to that individual's exempt status. Such statements can be obtained from the Depositary.

     Failure to complete the Substitute Form W-9 will not, by itself, cause Shares to be deemed invalidly surrendered, but may require the Depositary to withhold 31% of the amount of any payments made pursuant to the tender offer. Backup withholding is not an additional federal income tax. Rather, the federal income tax liability of a person subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained provided that the required information is furnished to the Internal Revenue Service.

     NOTE: FAILURE TO COMPLETE AND RETURN THE SUBSTITUTE FORM W-9 MAY RESULT IN BACKUP WITHHOLDING OF 31% OF ANY PAYMENTS MADE TO YOU PURSUANT TO THE TENDER OFFER. PLEASE REVIEW THE ENCLOSED GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE FORM W-9 FOR ADDITIONAL DETAILS.

     9. Requests for Assistance or Additional Copies. Requests for assistance or additional copies of this Letter of Transmittal may be obtained from Corporate Investor Communications, Inc. at (877) 977-6194. Corporate Investor Communications, Inc. is acting as the Information Agent for the Offer.

     10. Lost, Destroyed or Stolen Certificates. If any certificate(s) representing Shares has been lost, destroyed or stolen, the shareholder should promptly notify the Depositary. Instructions will then be given as to what steps must be taken to obtain a replacement certificate(s). This Letter of Transmittal and related documents cannot be processed until the procedures for replacing such missing certificate(s) have been followed.

     11. Defective Surrenders. The Company reserves the absolute right to reject any or all surrenders that are defective or irregular and has authorized the Depositary to request from persons making such surrenders such additional documents as the Depositary deems appropriate to correct such defects or irregularities. However, the Company reserves full discretion to waive any defect or irregularity in any surrender as provided for herein and upon such waiver it may treat and receive any such defective or irregular surrender as if no such defect or irregularity had been present. Surrenders will not be deemed to have been made until all defects or irregularities, which have not been waived, have been cured. The Company's interpretation of the terms and conditions of the Agreement and of this Letter of Transmittal (including these instructions) with respect to such defects or irregularities shall be final and binding.

     This Letter of Transmittal, Share Certificates and any other required documents should be sent or delivered by each shareholder of the Company or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

                    The Depositary for the Tender Offer is:
                  NORWEST BANK MINNESOTA, NATIONAL ASSOCIATION

                               Telephone Number:
                                 (651) 450-4064
                                 (800) 468-9716

                     By Mail:                                  By Hand or Overnight Courier:
                  P.O. Box 64854                                161 North Concord Exchange
                St. Paul, MN 55164                               South St. Paul, MN 55075
             Attn: Shareowner Services                           Attn: Shareowner Services

     Questions and requests for assistance may be directed to Corporate Investor Communications, Inc. at (877) 977-6194. Corporate Investor Communications, Inc. is acting as the Information Agent for the Offer. Additional copies of this Letter of Transmittal may be obtained from the Company as set forth below, and will be furnished promptly at the Company's expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the tender offer.

     This Letter of Transmittal, Share Certificates and any other required documents should be sent or delivered by each shareholder of the Company or his or her broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of its addresses set forth below:

                    The Depositary for the Tender Offer is:
                  NORWEST BANK MINNESOTA, NATIONAL ASSOCIATION

                               Telephone Number:
                                 (651) 450-4064
                                 (800) 468-9716

                     By Mail:                                  By Hand or Overnight Courier:
                  P.O. Box 64854                                161 North Concord Exchange
                St. Paul, MN 55164                               South St. Paul, MN 55075
             Attn: Shareowner Services                           Attn: Shareowner Services

                           -------------------------

                 The Information Agent for the Tender Offer is:
                    CORPORATE INVESTOR COMMUNICATIONS, INC.

     Questions and requests for assistance may be directed to Corporate Investor Communications, Inc. at (877) 977-6194. Corporate Investor Communications, Inc. is acting as the Information Agent for the Offer. Additional copies of this Letter of Transmittal may be obtained from the Company as set forth below, and will be furnished promptly at the Company's expense. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning the tender offer.